PURCHASE AND SALE AGREEMENT

by and among

QEP ENERGY COMPANY
as Seller

and

VANTAGE ACQUISITION OPERATING COMPANY, LLC
as Buyer

and

VANTAGE ENERGY ACQUISITION CORP.
as Buyer Parent

dated

November 6, 2018

i

4.22	Foreign Person	20
4.23	Seller Information	20
4.24	SASR Interests	21
4.25	No Distribution	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER		21
5.1	Organization, Existence and Qualification	22
5.2	Authorization, Approval and Enforceability	22
5.3	No Conflicts	22
5.4	Consents	22
5.5	Bankruptcy	23
5.6	Litigation	23
5.7	Financing	23
5.8	Regulatory	25
5.9	Independent Evaluation	25
5.10	Brokers’ Fees	25
5.11	Accredited Investor	25
5.12	Buyer Parent Information	26
5.13	Buyer Parent Trust	26
5.14	Investment Company Act	26
5.15	Taxes	26
5.16	Buyer Parent Capital Structure	27

ARTICLE VI CERTAIN AGREEMENTS		28
6.1	Conduct of Business	28
6.2	Successor Operator	30
6.3	Governmental Bonds and Guarantees	30
6.4	Amendment to Schedules	31
6.5	Records Retention	31
6.6	Regulatory Matters	32
6.7	[Intentionally Deleted.]	33
6.8	Employees	33
6.9	Transition Services Agreement	35
6.10	Hedges	35
6.11	Novation	38
6.12	[Intentionally Deleted.]	38
6.13	Financial Cooperation	38
6.14	Recording Cooperation	42
6.15	Financing	42
6.16	Financial Statements	45
6.17	FCC Filings	45
6.18	Schedule 6.18 Assets	46
6.19	[Intentionally Deleted]	46
6.20	The Proxy Statement	46
6.21	Special Meeting; Recommendation of the Board of Buyer Parent	47

6.22	Business Combination Proposal	48
6.23	Consent Agreement	50
6.24	Credit Agreement Consent	51
6.25	Registration Rights Agreement	51

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		51
7.1	Representations	51
7.2	Performance	52
7.3	No Legal Proceedings; Governmental Prohibitions	52
7.4	Title Defects, Environmental Defects, Etc	52
7.5	Closing Deliverables	52
7.6	HSR Act	52
7.7	Required Buyer Parent Stockholder Approval	52
7.8	Net Tangible Assets	52
7.9	Maximum Redemption	52
7.10	Unscheduled Pre-Closing Litigation	52
7.11	Credit Agreement Consent	53

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING		53
8.1	Representations	53
8.2	Performance	53
8.3	No Legal Proceedings; Governmental Prohibitions	53
8.4	Title Defects, Environmental Defects, Etc	54
8.5	Replacement Bonds	54
8.6	Closing Deliverables	54
8.7	HSR Act	54
8.8	Required Buyer Parent Stockholder Approval	54

ARTICLE IX CLOSING		54
9.1	Date of Closing	54
9.2	Place of Closing	55
9.3	Closing Obligations	55
9.4	Records	57

ARTICLE X ACCESS/DISCLAIMERS		57
10.1	Access	57
10.2	Confidentiality	60
10.3	Disclaimers	60

ARTICLE XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS		63
11.1	Seller’s Title	63
11.2	Notice of Title Defects; Defect Adjustments	64
11.3	Casualty and Condemnation Loss	71
11.4	Preferential Purchase Rights and Consents to Assign	72

ARTICLE XII ENVIRONMENTAL MATTERS		74

12.1	Notice of Environmental Defects	74
12.2	NORM, Asbestos, Wastes and Other Substances	79

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		80
13.1	Assumption by Buyer	80
13.2	Indemnities of Seller	80
13.3	Indemnities of Buyer	81
13.4	Limitation on Liability	81
13.5	Express Negligence	82
13.6	Exclusive Remedy	82
13.7	Indemnification Procedures	83
13.8	Survival	85
13.9	Waiver of Right to Rescission	86
13.10	Limitations on Damages	86
13.11	Non-Compensatory Damages	86
13.12	Disclaimer of Application of Anti-Indemnity Statutes	87

ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES		87
14.1	Right of Termination	87
14.2	Effect of Termination	88
14.3	Return of Documentation and Confidentiality	90

ARTICLE XV MISCELLANEOUS		90
15.1	Appendices, Exhibits and Schedules	90
15.2	Expenses and Taxes	90
15.3	Assignment	93
15.4	Preparation of Agreement	93
15.5	Publicity	93
15.6	Notices	94
15.7	Further Cooperation	95
15.8	Filings, Notices and Certain Governmental Approvals	95
15.9	Entire Agreement; Conflicts	96
15.10	Parties in Interest	96
15.11	Amendment	97
15.12	Waiver; Rights Cumulative	97
15.13	Governing Law; Jurisdiction	97
15.14	Severability	98
15.15	Removal of Name	99
15.16	Counterparts	99
15.17	Like-Kind Exchange	99
15.18	Specific Performance	99
15.19	Post-Closing Financial Cooperation	99
15.20	No Financing Source Liability	102
15.21	No Non-Recourse Persons Liability	102
APPENDIX I DEFINED TERMS		1

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	-	Defined Terms

Exhibit A -Part 1	-	Leases
Exhibit A -Part 2	-	Fee Minerals
Exhibit B-1	-	Wells
Exhibit B-2	-	Well Locations
Exhibit B-3	-	Other Wells
Exhibit C-1	-	Inventory
Exhibit C-2	-	Communication Equipment
Exhibit D-1	-	Surface Fee Interests
Exhibit D-2	-	Easements
Exhibit D-3	-	FCC Licenses
Exhibit D-4	-	Vehicles
Exhibit D-5	-	Surface Leases
Exhibit E	-	Excluded Assets
Exhibit F-1	-	Form of Assignment and Bill of Sale
Exhibit F-2	-	Form of Master Assignment and Bill of Sale
Exhibit F-3	-	Form of Membership Interest Assignment
Exhibit F-4	-	Form of Hydrocarbon Production Assignment
Exhibit G-1	-	Form of Surface Deed
Exhibit G-2	-	Form of Mineral Deed
Exhibit H-1	-	Escrowed Suspense Funds
Exhibit H-2	-	Escrowed Suspense Assignment
Exhibit I	-	Form of Transition Services Agreement
Exhibit J	-	Form of Novation Instruments
Exhibit K	-	Form of PSA Amendment
Exhibit L	-	BMO Leases
Exhibit M	-	Form of Mortgage
Exhibit N	-	Earnout Provisions
Exhibit O	-	Terms of Registration Rights Agreement

v

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Schedule 1.1	-	Permitted Liens
Schedule 3.8A	-	Wells (Allocated Values)
Schedule 3.8B	-	Well Locations (Allocated Values)
Schedule 4.4	-	Consents
Schedule 4.7	-	Litigation
Schedule 4.8(a)	-	Material Contracts
Schedule 4.8(b)	-	Material Contract Matters
Schedule 4.9	-	Violation of Laws
Schedule 4.10	-	Preferential Purchase Rights
Schedule 4.11	-	Burdens
Schedule 4.12	-	Imbalances
Schedule 4.13	-	Current Commitments
Schedule 4.14	-	Asset Taxes
Schedule 4.15	-	Well Payout Balances
Schedule 4.16	-	Leases
Schedule 4.17	-	Employees
Schedule 4.18	-	Environmental
Schedule 4.20	-	Suspended Funds
Schedule 4.21	-	Insurance
Schedule 5.3	-	Consents, Approvals and Authorizations
Schedule 6.1	-	Conduct of Business
Schedule 6.1(f)	-	Interim Capital Operations
Schedule 6.3	-	Bonds
Schedule 6.8	-	Permitted Employees
Schedule 6.10	-	Specified Hedging Agreement
Schedule 6.18	-	Schedule 6.18 Assets
Schedule 6.23	-	Draft Agreement
Schedule 10.1	-	Buyer Insurance
Schedule PE	-	Permitted Encumbrances

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 6th  day of November, 2018 (the “Execution Date”), and is by and among QEP Energy Company, a Delaware corporation (“Seller”), Vantage Acquisition Operating Company, LLC, a Delaware limited liability company (“Buyer”), and Vantage Energy Acquisition Corp., a Delaware corporation (“Buyer Parent”). Seller, Buyer and Buyer Parent may be referred to collectively as the “Parties” or individually as a “Party.”
RECITALS
WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), on the terms and subject to the conditions of this Agreement.
WHEREAS, in connection with the acquisition of the Assets by Buyer, Buyer Parent is required to provide an opportunity for its Public Stockholders (as hereinafter defined) to have their shares of Buyer Parent Class A Common Stock (as defined hereinafter) redeemed on the terms and subject to the conditions and limitations set forth in this Agreement and the applicable Buyer Parent Governing Documents (as defined hereinafter) (the “Offer”).
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.2     References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(t) below (such right, title and interest, less and except the Excluded Assets, collectively, the “Assets”).

(a)All Hydrocarbon leases, fee mineral interests, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, overriding royalties, net profits interests and any other similar interests in minerals and/or Hydrocarbons in each case to the extent located in the Sale Area, including the oil and gas leases, mineral interests and other interests described on Exhibit A-Part 1 and Exhibit A-Part 2 and the fee, mineral and/or leasehold estates created thereby (Seller’s interest in such fee minerals, the “Fee Minerals”, and the Fee Minerals and Seller’s interest in such leases, collectively, the “Leases”), together with any and all other right, title and interest of Seller in and to the lands located in the Sale Area and/or otherwise covered thereby or the lands pooled, unitized, communitized or consolidated therewith (such lands included in the Sale Area and/or covered by the Leases or pooled, unitized, communitized or consolidated therewith being hereinafter referred to as the “Lands”), and all other interests of Seller of any character in the Leases;

(b)all rights and interests in, under or derived from all unitization, communitization and pooling orders, declarations and agreements in effect with respect to any of the Leases or Lands and the units created thereby (the “Units”);

(c)all oil and gas wells located on any of the Leases, Lands or Units, whether producing, non-producing, plugged and abandoned, temporarily abandoned, or otherwise (such interest in such wells, including the wells set forth on Exhibit B-1, the “Wells”); and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory and line fill) as of the Effective Time for which Seller receives a Purchase Price adjustment pursuant to Section 3.3(a)(i));

(d)all disposal, observation and other wells located on, or primarily used in connection with, any of the Leases, Lands or Units (other than Wells), whether plugged and abandoned, temporarily abandoned, or otherwise, including the wells described on Exhibit B-3 (“Other Wells”);

(e)all Applicable Contracts and all rights thereunder, except for any Contracts to the extent transfer is (i) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(f)all facilities, equipment, machinery, fixtures and other personal, movable and mixed property, operational and nonoperational, known or unknown, in each case, that are (i) described on Exhibit C-1 (to the extent described on Exhibit C-1 and not put to use in the ordinary course of business prior to Closing, the “Inventory”), (ii) located on any of the Leases, Wells, Other Wells, Units or other Assets or (iii) charged to Buyer as Operating Expenses hereunder, in each case, including pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, tanks, boilers, compression equipment, flow lines, processing and separation facilities, injection facilities, disposal facilities, pads, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Wells, Other Wells, Units or other Assets (the foregoing, including the Inventory, collectively, the “Personal Property”);

(g)the personal computers, SCADA equipment, telemetry and production monitoring equipment, communication equipment, radio equipment, software licenses (to the extent they may be assigned), servers, network equipment and associated peripherals, telephone equipment, and associated data, in each case, that are (i) described on Exhibit C-2, (ii) located on any of the Leases, Wells, Other Wells, Units or other Assets or (iii) charged to Buyer hereunder as Operating Expenses (the “Communication Equipment”);

(h)the fee simple surface estate in and covering the tract of land described on Exhibit D-1 and all improvements, fixtures, facilities and appurtenances located thereon or relating thereto (including the field office(s) located thereon and described on Exhibit D-1), but subject to the terms, conditions, covenants and obligations described on Exhibit D-1 (the “Surface Fee Interests”);

(i)all Easements to the extent used or held for use in connection with the ownership or operation of any of the Leases, Wells, Other Wells, Units or other Assets, including the Easements described on Exhibit D-2, except to the extent transfer is (i) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(j)to the extent they may be assigned without violating any Hard Consents or any applicable Law, all Permits that are primarily used or held for use in connection with the ownership or operation of the other Assets;

(k)subject to the terms of Section 6.17, those licenses granted by the Federal Communications Commission and described in Exhibit D-3 (the “FCC Licenses”);

(l)the vehicles and rolling stock described on Exhibit D-4 (the “Vehicles”);

(m)the leased real property and leased offices, warehouses, and other personal property, in each case, described in Exhibit D-5 (the “Surface Leases”), except to the extent transfer is (i) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (ii) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(n)to the extent and only to the extent relating to those Assets operated by Seller, (i) the escrow account(s) described on Exhibit H-1 (as so limited, the “Escrowed Suspense Accounts”), and (ii) the Suspense Funds on deposit therein (as so limited, the “Escrowed Suspense Funds”);

(o)all membership interests in Sakakawea Area Spill Response LLC, a Delaware limited liability company (such entity, “SASR” and such membership interests, the “SASR Interests”);

(p)all cores associated with the other Assets;

(q)all Imbalances relating to the Assets;

(r)all of the files, records, information and data, either written or electronically stored, relating to Seller’s ownership and operation of the Assets and in Seller’s or its Affiliates’ possession, including: all title records; title opinions; well logs; well tests; well files; mud logs; directional surveys; core reports; daily drilling records; machinery and equipment maintenance files; production and accounting records in Excel format reflecting current ownership decks, well master files, division of interest files, Working Interest owner name and address files and revenue, royalty payment and joint interest billing account information; and Asset Tax records (collectively, the “Records”);

(s)all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the other Assets as of the Closing Date and (i) relate to the period from and after the Effective Time, (ii) that constitute the accounts receivable for which there is an upward adjustment to the Purchase Price pursuant to Section 3.3(a)(vii), or (iii) relate to both the period prior to the Effective Time and the Assumed Obligations for which Buyer is responsible hereunder, except to the extent transfer is (A) restricted by Hard Consents and the necessary consents to transfer are not obtained pursuant to Section 11.4(b), or (B) subject to payment of a fee or other consideration under any agreement with a Person other than an Affiliate of Seller, and for which no consent to transfer has been received and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(t)all proprietary and, if transferrable without making any additional payments or incurring any liabilities or obligations (or if such payments, liabilities and obligations are assumed by Buyer), non-proprietary geophysical and other seismic and related technical data and information, in each case to the extent relating to the Assets; and

(u)subject to Section 6.10, the Specified Hedging Agreements.

2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3    Revenues and Expenses.

(a)    Subject to the provisions hereof, Seller shall remain entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and operatorship (including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or similar arrangements) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all receivables, production, proceeds of production and other proceeds) and operatorship (subject to the final sentence of this Section 2.3(a), including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or similar arrangements except as otherwise provided in the Transition Services Agreement, but excluding, for the avoidance of doubt, amounts which are reimbursements of costs or expenses borne by Seller as operator on behalf of other joint interest owners for which the Purchase Price was not otherwise adjusted pursuant to Section 3.3(a)(vii)), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall, except as otherwise provided in the Transition Services Agreement, be accounted for in the Final Settlement Statement. Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to retain and keep any overhead amounts paid by Third Parties (including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or similar arrangements) with respect to Seller’s operation of the Assets prior to the Effective Time.

(b)    “Operating Expenses” means all operating expenses (including costs of insurance, extension payments, renewal payments, rentals and other lease maintenance payments, and shut-in payments) and all capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business or in furtherance of the operations described on Schedule 6.1(f), and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Decommissioning Obligations, (iii) title matters, including curing any Title Defects, (iv) environmental matters, including obligations to remediate any contamination of water or the Assets under applicable Environmental Laws, (v) obligations with respect to Imbalances, (vi) obligations to pay Burdens or other interest owners’ (including Working Interest owners) revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense (including the Suspense Funds and the Escrowed Suspense Funds), (vii) Asset Taxes, Income Taxes or Transfer Taxes and (viii) overhead costs, general or administrative expenses or costs, fees or expenses of Seller or any Affiliate of Seller, (ix) any Liabilities and claims that constitute Retained Liabilities or for which Seller has agreed hereunder to indemnify, defend or hold harmless any Buyer Indemnified Party; or (x) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (ix), whether such claims are made pursuant to Contract or otherwise; provided, further, however, that the foregoing Liabilities described in the preceding clauses (i) through (ix) shall, to the extent the same are (A) related to the operations described on Schedule 6.1(f) that are conducted after the Execution Date, (B) not caused by or arising out of the gross negligence or willful misconduct of any Seller Indemnified Party, (C) not Schedule 6.1(f) Insured Liabilities and (D) not arising out of or related to the Consent Agreement, expressly be considered “Operating Expenses” hereunder for purposes of Section 3.3(a)(ii).

(c)    After the Parties’ agreement upon the Final Settlement Statement (or the determination thereof), but subject to Section 3.6(b) and except as otherwise provided in the Transition Services Agreement, if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party. After the Parties’ agreement upon the Final Settlement Statement (or the determination thereof), but subject to Section 3.6(b) and except as otherwise provided in the Transition Services Agreement, (i) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Operating Expenses, (ii) if a Party receives an invoice of an Operating Expense which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iii) if an invoice for Operating Expenses is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such Operating Expenses to the obligee thereof.

(d)    For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Preliminary Settlement Statement or Final Settlement Statement and otherwise under this Agreement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date, regardless of when the applicable invoice was sent. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.3.  For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the production meters, flare meters, fuel use equipment, venting, or delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands.  Liquid Hydrocarbons in storage shall be measured by gauging of tanks at the Effective Time.  Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging data is not available.

(e)    For the avoidance of doubt and subject to Section 13.2, the Parties agree that, other than with respect to the Excluded Receivables, from and after the Cut-Off Date, Buyer shall be responsible for all Operating Expenses and shall be entitled to all proceeds, in each case, related to the Assets, regardless of when such Operating Expenses were incurred or paid or when such proceeds of production were earned or received. Notwithstanding anything in this Section 2.3 to the contrary but subject to Section 13.2, from and after the Cut-Off Date, (i) Seller shall not be responsible for, or otherwise required to pay, any Operating Expenses, regardless when the same were incurred or paid and (ii) Seller shall expressly be entitled to the Excluded Receivables, regardless when the same are received by Buyer, Seller or their respective Affiliates. To the extent any Party or its Affiliates receive any Excluded Receivables or proceeds that the other Party is entitled to hereunder, then such Party (A) if in the form of cash, such Party shall promptly remit such amounts to the other Party, or (B) if in the form of a credit or a recoupment right (including in the form of a recoupable balance), such Party shall promptly pay to the other Party an amount in cash equal to the total dollar value of such non-cash Excluded Receivables or receivable (including the amount of any such recoupable balance).

2.4    Joint Interest and Other Audits. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of Section 2.3. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party or its Affiliates and relating to periods for which the other Party is wholly or partially responsible.

ARTICLE III

CONSIDERATION

3.1    Consideration. The purchase price for the transfer of the Assets and the transactions contemplated hereby shall be $1,650,000,000 (the “Purchase Price”), as adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in immediately available funds to the bank account designated by Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement). In addition, Seller may be entitled to additional consideration for the Assets as set forth on, and subject to the terms and conditions of, Exhibit N attached hereto (the "Earnout Payments").

3.2    [Intentionally Deleted].

3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price.”

(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)an amount equal to the value of all merchantable oil, condensate and other liquid Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (including inventory and line fill) in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or above the relevant outlet flange or (B) upstream of the sales meter, if any, the value of such Hydrocarbons to be based upon the Contract price in effect as of the Effective Time (or the price paid to Seller in connection with the sale of such Hydrocarbons, if there is no Contract price, in effect as of the Effective Time), less Burdens on such production to the extent Seller has paid such Burdens and has not been reimbursed for such payment pursuant to Section 3.3(a)(ii);

(ii)an amount equal to all Operating Expenses (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) incurred by Seller that are attributable to the Assets during the period following the Effective Time and paid by Seller (irrespective of whether paid before or after the Effective Time), including (A) bond and customary and reasonable costs of insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time up to Closing, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii)[Intentionally Deleted];

(iv)the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, any Asset Taxes that were taken into account in determining the

“proceeds actually received” by Seller for purposes of applying Section 3.3(b)(i) with respect to such transaction);

(v)subject to Section 3.9, to the extent that Seller is underproduced as of the Effective Time, as complete and final settlement of all Well Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the underproduced volumes times the applicable Settlement Price;

(vi)subject to Section 3.9, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time, as complete and final settlement of all Pipeline Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the overdelivered volumes times the applicable Settlement Price;

(vii)if Seller or any of its Affiliates is the operator under an operating agreement, unit agreement, pooling order or similar arrangement covering any Asset, the aggregate amount of accounts receivable as of the date Seller delivers the Final Settlement Statement with respect to the total amount of all costs and expenses (including Operating Expenses) paid by Seller or its Affiliate on behalf of other joint interest owners of such Asset that are attributable to the periods from and after the Effective Time, whether paid by Seller before or after the Effective Time;

(viii)an amount equal to the product of (A) eight hundred forty thousand dollars ($840,000.00), multiplied by (B) each calendar month between the period between the Effective Time and the Closing Date, which amount shall be pro-rated for any partial calendar months during such time period;

(ix)an amount equal to the Closing Extension Payment, if applicable; and

(x)an amount equal to all Interim Period Hedge Losses paid by Seller or its Affiliates;

(xi)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)    an amount equal to (x) all proceeds actually received by Seller attributable to the sale of Hydrocarbons (A) produced from or allocable to the Assets during the period following the Effective Time or (i) contained in storage or existing in pipelines, plants and/or tanks (including inventory) as of the Effective Time for which an upward adjustment to the Purchase Price was made pursuant to

Section 3.3(a)(i), in each case, net of Burdens and reasonable expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a), Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds in the ordinary course of business and consistent with past practice and (y) all other proceeds actually received by Seller attributable to the ownership or operatorship of the Assets (including COPAS fees and other overhead amounts received from Third Parties under operating agreements, pooling orders or other similar arrangements attributable to the period between the Effective Time and the Closing, but excluding, for the avoidance of doubt, amounts which are reimbursements of costs or expenses borne by Seller as operator on behalf of other joint interest owners) during the period following the Effective Time;

(ii)    if Seller makes the election under Section 11.2(d)(iii) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii)    if Seller makes the election under Section 12.1(c)(iii) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(d), Section 11.2(d)(v), Section 11.4(a)(i), Section 11.4(b)(i) or Section 12.1(c)(iv);

(v)    [Intentionally Deleted];

(vi)    the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2 but paid or otherwise economically borne by Buyer;

(vii)    subject to Section 3.9, to the extent that Seller is overproduced as of the Effective Time, as complete and final settlement of all Well Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the overproduced volumes times the applicable Settlement Price;

(viii)    subject to Section 3.9, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time, as complete and final settlement of all Pipeline Imbalances (and not any Burdens associated with such Imbalances) attributable to the Assets, an amount equal to the product of the underdelivered volumes times the applicable Settlement Price;

(ix)    an amount equal to the Suspense Funds, other than the Escrowed Suspense Funds;

(x)    an amount equal to all Interim Period Hedge Gains received by Seller or its Affiliates;

(xi)    an amount equal to all pre-payments, cash calls and similar advance payments of costs and expenses received by Seller or its Affiliates on behalf of other joint interest owners of the Assets with respect to (A) operations that have not been conducted by Seller by the Closing Date or (B) which Seller has not incurred and paid such costs and expenses as of the Closing Date; and

(xii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5    Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting Seller’s good faith estimate of each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds. Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5. Final adjustments to the Purchase Price will be made pursuant to Section 3.6.

3.6    Final Settlement Statement.

(a)    On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Seller shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates’ possession available to support the actual revenue, expenses and other items for which adjustments are made. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement

Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 15.2(d), be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall, without limiting Section 15.2(d) or Buyer’s right to indemnity under Section 13.2(d) for Seller Taxes, be final and binding on the Parties, subject to the provisions of Section 2.3(b). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within ten (10) days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)    Subject to matters for which a Party has an indemnity obligation pursuant to Article XIII and subject to Section 2.3(e), there shall be no adjustment for, or obligation to pay, any revenues, proceeds, or Operating Expenses between the Parties following the eighteen (18) month anniversary of the Closing Date (the “Cut-Off Date”).

3.7    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), within fifteen (15) Business Days after Buyer’s delivery of a Dispute Notice, upon the written request of either Buyer or Seller, Buyer and Seller shall engage the Denver office of Deloitte LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”) to resolve any such disputed matters set forth in the Dispute Notice (other than Disputed Title Matters and Disputed Environmental Matters) in accordance with the terms of this Agreement. Each of Buyer and Seller shall within twenty-five (25) Business Days after Buyer’s delivery of such Dispute Notice summarize its position with regard to such dispute in a written document and submit such summaries to the Accounting Arbitrator, together with a copy of the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. The Parties shall cooperate diligently with any reasonable request of the Accounting Arbitrator in an effort to resolve the matters submitted to the Accounting Arbitrator as soon as reasonably possible after the Accounting Arbitrator is engaged. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a written decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall, without limiting Section 15.2(d), be final, conclusive and binding on Seller and Buyer, absent fraud or manifest error, and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne one-half by Buyer and one-half by Seller. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the disputes presented to it, shall be limited to the procedures in this Section 3.7, may not hear or decide any matters except the disputes presented to it and may not award damages, interest, costs, attorneys’ fees, expenses or penalties to either Party. In addition, the Accounting Arbitrator shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Arbitrator in the process of resolving such disputes.

3.8    Allocation of Purchase Price/Allocated Values.

(a)    Buyer and Seller agree that the Purchase Price shall be allocated among the Wells and the Well Locations as set forth in Schedule 3.8A and Schedule 3.8B, as applicable (the “Allocated Values”). Buyer and Seller agree that (i) such allocation is reasonable, (ii) the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein, (iii) the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.8(a), and (iv) subject to Section 3.8(b), they shall not take any position inconsistent therewith, including in notices in connection with Preferential Purchase Rights or in other documents or notices relating to the transactions contemplated by this Agreement.

(b)    Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is determined pursuant to Section 3.6 (the “Allocation”). If Seller and Buyer reach an agreement with respect to the Allocation, (i) Buyer and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following the receipt of any Earnout Payment or any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to concede, negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Allocation. If the Parties are unable to reach agreement within thirty (30) days after the date that the Final Settlement Statement is finally determined, then each Party shall be entitled to adopt its own position regarding the Allocation; provided that such position shall, to the extent allowed under applicable federal income tax Law, be consistent with the Allocated Values.

3.9    Allocation for Imbalances at Closing. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then, as the applicable Party’s sole remedy in respect of such error, the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vii) or Section 3.3(b)(viii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted. If, after Closing, any Imbalances are discovered before the date that the Final Settlement Statement is agreed upon, then the Party discovering such Imbalances shall notify the other Parties and, notwithstanding anything to the contrary herein, as the applicable Party’s sole remedy in respect of such error, the Parties shall settle such Imbalances based on the formula set forth in Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vii) or Section 3.3(b)(viii), as applicable, as part of the process described in Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (subject to Section 6.4), Seller represents and warrants to Buyer and Buyer Parent the following:

4.1    Organization, Existence and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign corporation in the State of North Dakota and all other jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

4.2    Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3    No Conflicts. Assuming the receipt of the Credit Agreement Consent, all the Consents and the waiver of, or compliance with, all Preferential Purchase Rights, and except for compliance with the HSR Act, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Seller or its Affiliates are a party or by which Seller or its Affiliates or the Assets may be bound or (c) violate in any material respect any Law applicable to Seller or any of the Assets.

4.4    Consents. Except (a) as set forth on Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee, (d) for Preferential Purchase Rights and (e) for compliance with the HSR Act, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment or any obligations in any Leases or Applicable Contracts to pay any amounts to any Third Party in connection with assignment of the Assets contemplated hereunder (in each case), that Seller is required to obtain or pay in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates.

4.6    Brokers’ Fees. None of Seller or its Affiliates have incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.7    Litigation. Except as set forth in Schedule 4.7, (a) there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets or, to Seller’s Knowledge, otherwise relating to the Assets, and (b) there is no audit or, to Seller’s Knowledge, investigation by any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets.

4.8    Material Contracts.

(a)    Schedule 4.8(a) sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller or any Affiliate of Seller of more than $250,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller or any Affiliate of Seller of more than $250,000 during the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Applicable Contract that is a Marketing Contract that cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice;

(iv)    any Applicable Contract that is an indenture, credit agreement, mortgage, loan, promissory note, credit or sale-leaseback, guaranty of any obligation, letter of credit or similar financial Contract for debt of borrowed money;

(v)    any Applicable Contract that constitutes a lease under which Seller or any Affiliate of Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller or such Affiliate without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $250,000;

(vi)    any Applicable Contract that is a farmout agreement, participation agreement, partnership agreement, joint venture and/or exploration agreement, development agreement, joint or unit operating agreement or similar Applicable Contract;

(vii)    any Applicable Contract that contains a non-compete provision or area of mutual interest provision, or that purports to restrict, limit or prohibit the locations in which Seller or any Affiliate of Seller conducts business (other than those relating to restrictions under applicable Law);

(viii)    any Applicable Contract that contains calls upon or options to purchase production, or is a dedication of the Assets or Hydrocarbon production therefrom or otherwise requires production from the Assets to be transported, processed or sold in a particular fashion, or requires the payment of deficiency payments if specified production volume levels are not achieved;

(ix)    any Applicable Contract that contains a take or pay payment, advance payment or other similar payment clause (other than Burdens and similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving payment therefor at or after the time of delivery;

(x)    any Applicable Contract that constitutes a Hedge Contract;

(xi)    any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person;

(xii)    any Applicable Contract that would obligate Buyer to drill additional wells after the Closing;

(xiii)any Applicable Contract pursuant to which Seller has posted credit support in favor of any Third Party (other than in respect of any credit facilities of Seller or its Affiliates which will not bind the Assets following Closing);

(xiv)    the SASR Governing Documents; and

(xv)    any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.

(b)    To Seller’s Knowledge, each Applicable Contract listed or required to be listed in Schedule 4.8(a) is in full force and effect as to Seller and each counterparty, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in Schedule 4.8(b), there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Prior to the Execution Date, Seller has made available to Buyer true and complete copies of each Applicable Contract described or required to be listed in Schedule 4.8(a) and all amendments thereto. As of the Execution Date, Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract described or required to be listed in Schedule 4.8(a).

4.9    No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 4.9, Seller is not in material violation of or material non-compliance with any applicable Laws with respect to its ownership and operation of the Assets. For the avoidance of doubt, this Section 4.9 does not include any matters with respect to Environmental Laws or Laws related to Taxes, which shall be exclusively addressed in Section 4.18 and Section 4.14, respectively.

4.10    Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11    Royalties, Expenses, Etc. Except for (a) such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii), (b) as set forth on Schedule 4.11 and (c) the Escrowed Suspense Funds, Seller has properly and timely paid all material Burdens with respect to the Assets due by Seller, or if not paid, is contesting such Burdens in good faith in the normal course of business as set forth on Schedule 4.11. Subject to the foregoing, to Seller’s Knowledge, as of the Execution Date, all material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, Burdens and amounts payable to co-owners of the Assets) required to be paid by Seller with respect to the ownership or operation of the Assets have been paid in the ordinary course of business except for any such expenses that are being disputed in good faith by Seller as set forth on Schedule 4.11.

4.12    Imbalances. Schedule 4.12 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.13    Current Commitments. Schedule 4.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments proposed or received by Seller, individually in excess of $300,000 net to Seller’s applicable interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs were not completed by the Effective Time.

4.14    Asset Taxes. Except as set forth in Schedule 4.14, with respect to material Asset Taxes, (a) all such Taxes that have become due and payable by Seller have been timely paid in full, (b) all Tax Returns with respect to such Taxes required to be filed by Seller have been properly and timely filed (taking into account applicable filing extensions) with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects, (c) there are no liens on any of the Assets attributable to Taxes other than liens for Taxes not yet due, and (d) with respect to all such Taxes, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax, (ii) there are no pending or, to Seller’s Knowledge, threatened audits, examinations or other proceedings against the Assets or Seller by any Governmental Authority, and (iii) Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of such Taxes and, to Seller’s Knowledge, no such claim has been threatened. None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. SASR is, and, to Seller’s Knowledge, has been since its formation, treated as a partnership for U.S. federal income tax purposes. Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 4.14 are the only representations and warranties in this Agreement with respect to Tax matters.

4.15    Wells.

(a)    There is no well operated by Seller or its Affiliates on the Assets, (i) with respect to which there is an order from a Governmental Authority requiring that such well be plugged and abandoned or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned in accordance with applicable Law.

(b)    To Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, Contracts and pooling or Unit agreements and no such Well is subject to material penalties on allowables after the Effective Time because of any overproduction prior to the Effective Time.

(c)    With respect to those Wells that are subject to payout, Schedule 4.15 sets forth, as of the date set forth in such Schedule, any material payout balances maintained by Seller for such of those Wells that are operated by Seller or its Affiliates.

4.16    Leases. Except as specified in Schedule 4.16, to Seller’s Knowledge: (a) all bonuses and rentals and other material payments or obligations due to the lessors under the BMO Leases have been properly and timely paid (except for the Burdens and other expenses addressed in Section 4.11), (b) as of the Execution Date, Seller has not received written notice from a lessor of any requirements or demands to drill additional wells on any of the BMO Leases, which requirements or demands have not been resolved, and (c) as of the Execution Date, Seller has not received any unresolved written notice that any party to any BMO Lease or any successor to the interest of such party has filed or threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any BMO Lease.

4.17    Employees.

(a)    Except as set forth on Schedule 4.17, Seller has no material Liabilities with respect to non-compliance with employment Laws with respect to any employee of Seller or any of its Affiliates that has performed work at or in connection with the Assets. None of Seller or any of its Affiliates has made any commitments or representations to any of its employees regarding (i) potential employment by Buyer or any Affiliate of Buyer, or (ii) any terms and conditions of such potential employment by Buyer or any Affiliate thereof. No union or similar organization represents any Permitted Employee, and, to Seller’s Knowledge, no union or other organization is attempting to organize such Permitted Employees. There is no Liability with respect to any Employee Benefit Plan sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates, or with respect to which Seller or any of its ERISA Affiliates could have any Liability, in either case, that could become a Liability of Buyer or any of its Affiliates on or after the Closing.

(b)    There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any material Liability of Seller under or with respect to (i) Title IV of ERISA, (ii) Sections 302 and 502 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) any Employee Benefit Plan, or (v) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), in each case, that would reasonably be expected to be a Liability of Buyer following the Closing Date. There does not now exist, nor do any circumstances exist that could be expected to result in, any Liability for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code that would reasonably be expected to be a Liability of Buyer following the Closing Date.

(c)    The consummation of the transactions contemplated by this Agreement or any Transaction Document will not, either alone or in combination with any other event, result in Buyer or any of its ERISA Affiliates incurring any Liability with respect to any Employee Benefit Plan sponsored, maintained, or contributed to by Seller or any of its ERISA Affiliates.

4.18    Environmental. Except as set forth in Schedule 4.18, as of the Execution Date: (a) to Seller’s Knowledge, the Assets operated by Seller and the operation thereof are in compliance with applicable Environmental Laws in all material respects; (a) Seller has not received any written notice from any Person asserting that any of the Assets is in violation of Environmental Laws or is subject to material environmental Liabilities, which in either case remains pending or unresolved; (b) Seller has provided Buyer with copies of all material reports addressing an Environmental Condition with respect to the Assets that are in Seller’s possession or control and relate to the five (5)-year period prior to the Effective Time; and (c) with respect to the Assets, Seller has not entered into, and to Seller’s Knowledge is not subject to, any written agreements, consents, orders, decrees, judgments, or other directives of any Governmental Authority (other than Permits) that are in existence as of the Execution Date and unique to Seller, that are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets.

4.19    Permits. To Seller’s Knowledge, (a) Seller possesses all Permits required to be obtained by Seller from any Governmental Authority for conducting its business with respect to the Assets, (b) each of such Permits is in full force and effect in all material respects, (c) there exists no material default under any such Permit by Seller or by any other Person, and (d) no event has occurred that upon receipt of notice or lapse of time or both would constitute any material default under any such Permit by Seller or any other Person.

4.20    Suspended Funds. Schedule 4.20 lists (a) all Suspense Funds (including the Escrowed Suspense Funds) of Seller as of October 1, 2018 that are attributable to the Assets, (b) a description of the source of such funds and the reason they are being held in suspense, and (c) if known, the name(s) of the Person(s) claiming such Suspense Funds or to whom such Suspense Funds are owed.

4.21    Insurance. Schedule 4.21 set forth a list of the material insurance policies held by Seller with respect to the Assets. Such policies are in full force and effect, and, as of the Execution Date, Seller has not (a) received written notice of any pending or threatened termination of such policies or (b) received any notice from the insurer under any such insurance policy related to the Assets disclaiming coverage in any material amount, reserving rights with respect to a material claim or such policy in general, or canceling or materially amending any such policy.

4.22    Foreign Person. Seller (or if Seller is a “disregarded entity” for U.S. federal income tax purposes, Seller’s regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code.

4.23    Seller Information. None of the information supplied or to be supplied by or on behalf of Seller or any of its Affiliates relating to Seller, the Assets and/or Seller’s Affiliates, stockholders, members, control Persons and representatives expressly for inclusion or incorporation by reference in the Offer Documents and/or in any other document filed by Buyer Parent with the SEC will, at the date of filing, mailing and the time of the Special Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Seller or that are included in such filings). The Offer Documents, insofar as they relate to information supplied by or on behalf of Seller or any of its Affiliates related to Seller, the Assets and/or Seller’s Affiliates, stockholders, members, control Persons and representatives for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to information supplied by or on behalf of Buyer or Buyer Parent or their respective Affiliates or Representatives for inclusion or incorporation by reference in the Offer Documents.

4.24    SASR Interests. Seller is the sole legal and beneficial owner of the SASR Interests, free and clear of any Encumbrances other than as may be imposed by applicable Law or by the terms of the applicable organizational and governing documents of SASR. There are no outstanding redemption rights, repurchase rights, commitments or other rights or Contracts of any kind, in each case, relating to or entitling any Person to purchase, subscribe for or otherwise acquire, the SASR Interests, other than this Agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the SASR Interests. As of the Execution Date, true and correct copies of the organizational documents of SASR have been made available to Buyer.

4.25    No Distribution. Seller is an experienced and knowledgeable investor, is able to bear the economic risks of its acquisition and ownership of the Buyer Parent Common Stock which may be issued to it pursuant to this Agreement, and is capable of evaluating (and has evaluated) the merits and risks of investing in the Buyer Parent Common Stock and Seller’s acquisition and ownership thereof. Seller is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”), and is acquiring the Buyer Parent Common Stock for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Seller acknowledges and understands that (a) the Buyer Parent Common Stock which may be issued as an Earnout Payment pursuant to this Agreement has not been registered under the Securities Act in reliance on an exemption therefrom and (b) that the Buyer Parent Common Stock to be issued to it pursuant to this Agreement will, upon its acquisition by Seller, be characterized as “restricted securities” under state and federal securities Laws. Seller agrees that the Buyer Parent Common Stock to be issued to it pursuant to this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

Except as disclosed in the SEC forms, reports, schedules and statements filed or furnished under the 1933 Act or the Exchange Act by Buyer Parent with the SEC prior to the Execution Date (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosure therein to the extent they are related to forward-looking statements) (the "Buyer Parent

SEC Reports") Buyer and Buyer Parent jointly and severally represent and warrant to Seller the following:

5.1    Organization, Existence and Qualification. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware, and Buyer Parent is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of Buyer and Buyer Parent has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is, or will be at Closing, duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2    Authorization, Approval and Enforceability. Each of Buyer and Buyer Parent has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. Subject to the requisite approval of the Stockholder Proposals as to Buyer Parent, the execution, delivery and performance by Buyer and Buyer Parent of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary corporate or limited liability company action, as applicable, on the part of Buyer and Buyer Parent. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer and Buyer Parent are a party, when executed and delivered by Buyer and Buyer Parent, will be, the valid and binding obligations of Buyer and Buyer Parent and enforceable against Buyer and Buyer Parent in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3    No Conflicts. Subject to obtaining all consents, approvals, authorizations and other actions described in Schedule 5.3, the execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Transaction Documents to which each of them is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or Buyer Parent, as applicable, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent or any of their respective property may be bound or (c) assuming compliance with the HSR Act, violate any Law applicable to Buyer, Buyer Parent or any of their property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer and Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or adversely affect the value of any Buyer Parent Common Stock.

5.4    Consents. Subject to obtaining all consents, approvals, authorizations and other actions described in Schedule 5.3, and except for compliance with the HSR Act (if applicable), there are no requirements to obtain consent from Third Parties that either Buyer or Buyer Parent is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer and Buyer Parent.

5.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer Parent’s Knowledge, threatened in writing against Buyer or Buyer Parent. Neither Buyer nor Buyer Parent are insolvent.

5.6    Litigation. As of the Execution Date, there is no lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer Parent’s Knowledge, threatened in writing (a) against Buyer, Buyer Parent or any of their respective Affiliates that has or would have a material adverse effect upon the ability of Buyer or Buyer Parent to consummate the transactions contemplated by this Agreement or perform its obligations hereunder, or (b) with respect to the Buyer Parent Trust.

5.7    Financing.

(a)    Buyer has received and accepted an executed commitment letter dated as of the date hereof (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing to Buyer in the amounts set forth therein (the “Debt Financing”) for the purposes of funding a portion of the Purchase Price, Buyer’s other obligations hereunder and related fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement, including in connection with the Debt Financing, on the Closing Date. Sponsor has received and accepted from the Equity Investor the executed equity commitment letters described on Schedule 5.7(a) (the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Sponsor the amounts set forth therein (the “Equity Financing”). The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letter are collectively referred to in this Agreement as the “Financing.” Buyer has delivered to Seller true, complete and correct copies of the executed Debt Commitment Letter, the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a manner acceptable to the Lenders) and the Equity Commitment Letters.

(b)    Except as expressly set forth in the Commitment Letters and the Fee Letter, there are no conditions precedent to the obligations of the Lenders or the Equity Investor to provide the Financing or any contractual contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing. Assuming the accuracy of the representations and warranties set forth in Article IV and the satisfaction of the conditions precedent set forth in Article VII, as of the date hereof, Buyer does not have any reason to believe that they will be unable to satisfy all terms and conditions to be satisfied by them respectively in any Commitment Letter on or prior to the Closing Date nor does Buyer have knowledge that any of the Lenders nor does Buyer Parent have knowledge that the Equity Investor will not perform their respective obligations thereunder (subject to the terms and conditions thereof).

(c)    Except as expressly set forth in the Forward Purchase Agreement, there are no conditions precedent to the obligations of the Sponsor to perform its obligations under the Forward Purchase Agreement or any contractual contingencies that would permit the Sponsor to reduce the total amount of Forward Purchase Units (as defined in the Forward Purchase Agreement) the Sponsor is required to purchase thereunder. Assuming the accuracy of the representations and warranties set forth in Article IV and the satisfaction of the conditions precedent set forth in Article VII, as of the date hereof, Buyer Parent does not have any reason to believe that it will be unable to satisfy all terms and conditions to be satisfied by it in the Forward Purchase Agreement on or prior to the Closing Date nor does Buyer Parent have knowledge that the Sponsor will not perform its obligations thereunder (subject to the terms and conditions thereof).

(d)    Assuming the accuracy of the representations and warranties in Article IV and the satisfaction of the conditions precedent set forth in Article VII, the Financing, when funded in accordance with the Commitment Letters, shall provide Buyer, taken together with other cash on hand and the proceeds of equity contributed by Buyer Parent (including any proceeds received by Buyer Parent from the Sponsor pursuant to the Forward Purchase Agreement), with cash proceeds on the Closing Date sufficient for the satisfaction of all of Buyer’s obligations to pay (i) the Adjusted Purchase Price and (ii) any fees and expenses of or payable by Buyer under this Agreement and under the Debt Commitment Letter and Fee Letter and due on the Closing Date.

(e)    As of the date hereof, the Debt Commitment Letter is a valid and binding obligation of Buyer and the Equity Commitment Letters are the valid and binding obligations of Equity Investor and Sponsor, and, to the knowledge of Buyer, of each of the other parties thereto, except to the extent limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Buyer under the terms and conditions of the Debt Commitment Letter or of Sponsor or Equity Investor under the terms and conditions of the Equity Commitment Letters. Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter and Fee Letter on or before the date of this Agreement. None of the Commitment Letters or the Fee Letter has been modified or amended, as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter) and, as of the date hereof, none of the commitments under the Commitment Letters have been withdrawn or rescinded in any respect.

(f)    As of the date hereof, the Forward Purchase Agreement is a valid and binding obligation of Buyer Parent and, to the knowledge of Buyer Parent, of each of the other parties thereto, except to the extent limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Buyer Parent under the terms and conditions of the Forward Purchase Agreement. The Forward Purchase Agreement has not been modified or amended, as of the date hereof and, as of the date hereof, none of the commitments under the Forward Purchase Agreement have been withdrawn or rescinded in any respect.

5.8    Regulatory. Buyer is or will be at Closing qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, as of Closing, Buyer shall maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and as of Closing shall file any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.9    Independent Evaluation. Each of Buyer and Buyer Parent (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (ii) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

5.10    Brokers’ Fees. None of Buyer, Buyer Parent or their respective Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

5.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Assets for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12    Buyer Parent Information. None of the information supplied or to be supplied by Buyer, Buyer Parent or any of their Affiliates relating to Buyer, Buyer Parent and/or their stockholders, members, control Persons and representatives expressly for inclusion in the Offer Documents and/or in any other document filed by Buyer Parent with the SEC will, at the date of filing, mailing and the time of the Special Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Buyer or Buyer Parent or that are included in such filings). The Offer Documents, insofar as they relate to information supplied by or on behalf of Buyer or Buyer Parent related to Buyer, Buyer Parent and/or their stockholders, members, control Persons and representatives for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, neither Buyer nor Buyer Parent makes any representation or warranty with respect to information supplied by or on behalf of Seller or its Affiliates or Representatives for inclusion or incorporation by reference in the Offer Documents.

5.13    Buyer Parent Trust. As of the Execution Date, Buyer Parent has (and, assuming no Public Stockholders exercise their right to redeem their shares of Buyer Parent Class A Common Stock, will have immediately prior to the Closing) at least $552 million in the Buyer Parent Trust, with such funds invested in cash, United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Buyer Parent Trust Agreement. The Buyer Parent Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer Parent and, to the Knowledge of Buyer Parent, the Trustee, enforceable in accordance with its terms. As of the Execution Date, the Buyer Parent Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Execution Date, there are no side letters and (except for the Buyer Parent Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, between Buyer Parent, on the one hand, and the Trustee or any other Person, on the other hand, that would (a) cause the description of the Buyer Parent Trust Agreement in Buyer Parent’s filings with the SEC to be inaccurate in any material respect or (b) entitle any Person (other than holders of Buyer Parent Class A Common Stock who shall have exercised their redemption rights) to any portion of the proceeds in the Buyer Parent Trust. Prior to the Closing, none of the funds held in the Buyer Parent Trust may be released except as set forth in the Buyer Parent Trust Agreement.

5.14    Investment Company Act. Buyer Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or subject to any provision of that act.

5.15    Taxes. Each of Buyer Parent and its subsidiaries has filed all material Tax Returns, and such Tax Returns are true, accurate and complete in all material respects. All material Taxes owed by Buyer Parent and its subsidiaries which are or have become due have been timely paid in full, except for those which are being contested in good faith and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP. There is no material deficiency proposed or assessed with respect to any Taxes or Tax Returns of Buyer Parent or its subsidiaries. Neither Buyer Parent nor any of its subsidiaries have executed any waiver of any statute of limitations on the assessment or collection of any material Tax that remains outstanding. There is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of Buyer Parent, threatened or proposed with respect to any material Taxes of Buyer Parent and its subsidiaries. Neither Buyer Parent nor any of its subsidiaries has received written notice from a taxing authority in a jurisdiction where it does not file a Tax Return claiming that it is subject to material Tax in that jurisdiction. There are no liens for material Taxes against the property of the Buyer Parent or its subsidiaries except for liens for Taxes not yet due or delinquent. All material Tax withholding and deposit requirements imposed on the Buyer Parent or its subsidiaries have been satisfied in full. Neither Buyer Parent nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither Buyer Parent nor any of its subsidiaries has made an election Section 965(h) of the Code.

5.16    Buyer Parent Capital Structure.

(a)As of the Execution Date, the authorized capital stock of Buyer Parent consists of (i) 200,000,000 shares of Buyer Parent Class A Common Stock, (ii) 20,000,000 shares of Buyer Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Buyer Parent Preferred Stock”). At the close of business on November 5, 2018: (A) 55,200,000 shares of Buyer Parent Class A Common Stock were issued and outstanding, (B) 13,800,000 shares of Buyer Parent Class B Common Stock were issued and outstanding, (C) no shares of Buyer Preferred Stock were issued and outstanding, and (D) 27,093,333 warrants, each whole warrant entitling the holder thereof to purchase one share of Buyer Parent Class A Common Stock at an exercise price of $11.50 per share of Buyer Parent Class A Common Stock (the “Buyer Parent Existing Warrants”) were issued and outstanding. All outstanding shares of Buyer Parent Class A Common Stock and Buyer Parent Class B Common Stock are validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Buyer Parent Governing Documents, commitments or agreements to which Buyer Parent is a party or by which it is bound. As of the Execution Date, except (1) as disclosed in the Buyer Parent SEC reports, (2) for the Buyer Parent Class B Common Stock and the Buyer Parent Existing Warrants and (3) in connection with this Agreement, there are no outstanding (w) Interests of Buyer Parent convertible into or exchangeable for other Interests of Buyer Parent, (x) options, warrants, or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in Buyer Parent, (y) obligations of Buyer Parent to issue any Interests in it or (z) obligations of Buyer Parent to repurchase, redeem or otherwise acquire any Interests. Buyer Parent has no direct or indirect Interests, participation or voting right or other investment (whether debt, equity, or otherwise) in any

Person (including any contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(b)The shares of Buyer Parent Class A Common Stock issuable as part of the Earnout Payments have been duly authorized and reserved for issuance and, when issued and delivered pursuant to the terms of Exhibit N attached hereto, will be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Buyer Parent Governing Documents, commitments, or agreements to which Buyer Parent is a party or by which it is bound.

ARTICLE VI

CERTAIN AGREEMENTS

6.1    Conduct of Business. Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date and until Closing:

(a)    subject to (i) Seller’s right to comply with the terms of the Leases, any Contracts applicable to Seller or its Affiliates and the Assets, applicable Laws and requirements of Governmental Authorities and (ii) interruptions resulting from force majeure, mechanical breakdown and planned maintenance, maintain, and if Seller is the operator thereof, operate, the Assets (A) in the usual, regular and ordinary manner consistent with its past practice as would a reasonable and prudent owner/operator, and (B) in accordance in all material respects with all applicable Laws;

(b)    maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(c)    subject to Section 6.1(b), (i) pay all Operating Expenses incurred with respect to the Assets in the ordinary course of business and (ii) except for the Leases set forth in Schedule 6.1, cause to be timely paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain Seller’s rights in and to the Leases in full force and effect until Closing;

(d)    give prompt notice to Buyer of any written notice (i) received or given by Seller with respect to (A) any alleged material breach by Seller or other Person of any of the Leases, Permits and Applicable Contracts or (B) any amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract, (ii) received by Seller from a lessor with respect to any requirements or demands to drill additional wells on any of the Leases or (iii) received by Seller from any party to any Lease or any successor to the interest of such party of the filing or threatened filing of any action to terminate, cancel, rescind or procure judicial reformation of any Lease;

(e)     give prompt notice to Buyer of (i) any material Casualty Losses and (ii) any emergency with respect to the Assets necessitating emergency operations;

(f)    conduct the operations set forth on Schedule 6.1(f);

(g)    not propose any operation with respect to the Assets reasonably expected to cost Seller in excess of $300,000;

(h)    not consent to any operation with respect to the Assets proposed by a Third Party that is reasonably expected to cost Seller in excess of $300,000;

(i)    not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8(a), or terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend or change the terms of any Material Contract;

(j)    not encumber, transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (i) the transfer, sale and/or disposition of Hydrocarbons in the ordinary course of business, and (ii) sales of equipment that is no longer necessary or desirable in the operation of the Assets or for which replacement equipment has been, or will be on or prior to Closing, obtained;

(k)    use its commercially reasonable efforts to maintain the existing insurance set forth on Schedule 4.21;

(l)    not voluntarily relinquish its position as operator with respect to any Asset;

(m)    not voluntarily settle or release any claim in excess of $300,000 with respect to the Assets to the extent relating (i) to the post-Effective Time period or (ii) to both the pre-Effective Time period and the Assumed Obligations for which Buyer is responsible hereunder;

(n)    not vote its membership interest in SASR to make, change or revoke any Tax election with respect to SASR; and

(o)    not commit to do any of the foregoing.

Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets of which neither Seller nor its Affiliates is the operator, and Buyer agrees that the acts or omissions of any other Working Interest owner or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

With respect to any AFE or similar request received by Seller that is estimated to cost in excess of $300,000, Seller shall forward such AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Buyer agrees that it will timely respond to any written request for consent pursuant to this Section 6.1. In the event the Parties are unable to agree within five (5) days (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Buyer’s decision shall control and Seller shall vote its Working Interest or other voting interests consistent with such decision.

From and after the Closing Date, Buyer agrees that, notwithstanding anything in this Agreement to the contrary (A) Seller shall have the right to control and make adjustments with respect to Burdens paid by Seller to Governmental Authorities, to the extent the same relate to pre-Effective Time periods, in order to comply with applicable Laws and the terms of the Leases and any relevant Contracts and Seller has agreed in writing after Closing or in this Agreement that Seller is obligated hereunder to indemnify the Buyer Indemnified Parties therefor, and (B) Buyer shall use its commercially reasonable efforts to cooperate with Seller’s efforts and actions in connection therewith.

6.2    Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliate) as operator of those Assets or portions thereof that Seller (or its Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that, as to the Assets it (or its Affiliate) operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement, Unit agreement, pooling order, or other applicable agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under, and subject to any Third Party’s right to resume operatorship under, any applicable joint operating agreement, Unit agreement, pooling order, or other applicable agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3    Governmental Bonds and Guarantees.

(a)    Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, set forth on Schedule 6.3, posted by Seller or its Affiliates with any Governmental Authority or any non-governmental Third Party and relating to the Assets (the “Bonds”) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Bonds to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of such Bonds posted by Seller and/or any of its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities and all applicable Third Parties meeting the requirements of such Governmental Authorities and such Third Parties to own and, if applicable, operate the Assets.

(b)    In the event that any Governmental Authority or any Third Party does not permit the cancellation of any Bond posted by Seller and/or any Affiliate thereof with respect to the Assets, then, from and after Closing, without limiting Buyer’s right to indemnification pursuant to Section 13.2, Buyer shall indemnify Seller or such Affiliate, as applicable, against all amounts incurred by Seller or such Affiliate, as applicable, under such Bond (and all costs incurred in connection with such Bond) to the extent applicable to the Assets. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate thereof in connection with the Bonds must be returned to Seller, and shall be deemed an Excluded Asset for all purposes hereunder.

6.4    Amendment to Schedules. Each of Buyer and Buyer Parent agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any act, omission or occurrence, to the extent occurring after (and not before) the Execution Date, which, if existing on the Execution Date, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived solely as to Section 13.2(a) but shall not be waived for purposes of Section 13.2(b) through (d) and Buyer shall be entitled to make a claim pursuant to Section 13.2(b) through (d) with respect thereto; provided, further, however, that if the conditions to Closing of Buyer set forth in Article VII are not fulfilled, and nonetheless Buyer elects to proceed with Closing, and the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing pursuant to Section 13.2 shall be waived for all purposes and Buyer shall not be entitled to make a claim with respect thereto pursuant to Section 13.2. Notwithstanding anything in this Agreement to the contrary, should Seller add to, supplement or amend the matters disclosed on Schedule 4.7 as of the Execution Date, such addition, supplement or amendment shall, if the matters disclosed by such addition, supplement or amendment (i) constitute Part 1 Litigation, be made to Part 1 of Schedule 4.7, or (ii) do not constitute Part 1 Litigation, be made to a new Part 3 of Schedule 4.7.

6.5    Records Retention. Buyer shall and shall cause its successors and assigns to, for a period of five (5) years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records, (b) provide Seller and its officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller and its officers, employees and representatives with reasonable access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Article XIII for review and copying at Seller’s expense.

6.6    Regulatory Matters.

(a)    Seller and Buyer shall (x) make or cause to be made appropriate filings of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than ten (10) Business Days, after the Execution Date, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings and compliance with this Section 6.6; provided that Buyer and Seller shall each pay fifty percent (50%) of any filing fees in connection therewith, and (y) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date but in no event later than the Outside Date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance herewith, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) absent an objection from a Governmental Authority, provide advance notice and allow the other Party to participate in every communication with a Governmental Authority; provided that this clause shall not apply to a communication initiated by the Governmental Authority without advance notice to a Party, in which case the next clause shall apply, (iii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iv) have the right to review in advance, and to the extent practicable, each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. Each Party shall provide the other with information that is reasonably requested and that is reasonably necessary to obtain the expiration of the waiting period under the HSR Act; provided, however, that neither Party would be required to share information that (A) is subject to the attorney-client or work product privilege, absent entry of a mutually acceptable joint defense agreement or (B) reflects the value of the transaction.

(b)    Buyer and Seller shall, and shall cause their respective Affiliates to, take reasonable best efforts to cause the expiration or early termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as is practicable but in no event later than the Outside Date. Buyer and Seller shall jointly determine all strategy with regard to any provision of the foregoing; provided that nothing in this Agreement obligates Buyer or any of its Affiliates or Seller or any of its Affiliates to agree to divest, hold separate or otherwise take any action that limits the ability of Buyer or its Affiliates or Seller or any of its Affiliates to operate or retain its own assets or businesses, or the Assets. Neither Buyer nor Seller shall take any action that will delay obtaining the expiration of the HSR Act waiting period and neither shall withdraw or refile any filing under the HSR Act without the approval of the other Party.

6.7    [Intentionally Deleted.]

6.8    Employees.

(a)    Notwithstanding anything to the contrary contained in the Confidentiality Agreement, Buyer and its Affiliates may, on or after the Execution Date and at reasonable times approved by Seller, interview any employee of Seller or its Affiliates set forth on Schedule 6.8 (each, a “Permitted Employee”) and conduct those lawful, standard employee screening and eligibility procedures with regard to the potential employment of any Permitted Employee as Buyer or any such Affiliate conducts with respect to candidates for employment in its ordinary course of business, provided, however, that Buyer shall not require any Permitted Employee to submit an application as a predicate for being considered for an employment offer (though any employment offer may be conditioned upon Buyer’s standard pre-employment screenings, including background checks and submission of a resume). Promptly following (i) Buyer or its Affiliates making an offer of employment to any Permitted Employee, and (ii) any such Permitted Employee accepting his or her offer of employment from Buyer or its Affiliates, in each case, Buyer shall notify Seller in writing of the same in order that Seller can appropriately comply with its obligations in this Section 6.8. Seller may not supplement or amend Schedule 6.8 for a period of thirty (30) days following the Execution Date without the prior written consent of Buyer. Thereafter, Seller may supplement or amend Schedule 6.8 at any time prior to the Closing in order to add or delete certain individuals to or from Schedule 6.8; provided, however, that no individual to whom Buyer and its Affiliates have made an offer of employment may be removed from such Schedule. Buyer and its Affiliates may conduct interviews and screening of the Permitted Employees from the Execution Date until thirty (30) days before the Closing Date; provided that such interviewing and screening shall not unreasonably interfere with the business of Seller or its Affiliates. Seller shall exercise commercially reasonable efforts to cooperate with Buyer and its Affiliates to facilitate the completion of the interview and screening procedures hereunder.

(b)    After the Execution Date, and as set forth in Section 6.8(a) above, Buyer and its Affiliates shall be authorized to communicate with any Permitted Employee regarding such Permitted Employee’s potential employment with Buyer or its Affiliate and Buyer and its Affiliates shall be authorized to communicate any offer of employment to any Permitted Employees, with such employment offers to be conditioned upon the Closing and effective as of the Closing Date or, in the case of a Permitted Employee who will be performing services under the Transition Services Agreement (a “TSA Employee”), as of the date of the expiration or early termination under the Transition Services Agreement of the group(s) of services such Permitted Employee will perform (his or her applicable “TSA Service Termination Date”). Any such offers of employment must, unless otherwise agreed by Seller, not result in a reduction in the Permitted Employee’s base salary or base wages as compared to the base salary or base wages in effect immediately prior to the Closing. Buyer shall, not later than twenty (20) days before the Scheduled Closing Date, deliver to Seller a final written list containing the name of each Permitted Employee to whom Buyer or any of its Affiliates has made an employment offer. Buyer shall also provide to Seller, not later than twenty (20) days prior to the Scheduled Closing Date, the names of each Permitted Employee who has then accepted an employment offer from Buyer or any of its Affiliates (each Permitted Employee who accepts such an offer and assumes employment with Buyer or its Affiliate on or following the Closing being a “Continuing Employee”) and the names of the Permitted Employees who have then declined an employment offer from Buyer or its Affiliate. Each Continuing Employee shall, as of the Closing Date or, in the case of a TSA Employee, as of their applicable TSA Services Termination Date (if he or she is still employed by Seller or its Affiliate), be terminated by Seller or its Affiliate and become an employee of Buyer or its Affiliate. Between the Execution Date and twenty (20) days prior to the Closing Date, Seller shall not (and shall cause its Affiliates to not) terminate any Permitted Employee who has received an employment offer from Buyer or any of its Affiliates (other than for cause or with Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed). Seller shall not induce or otherwise attempt to influence any such Permitted Employee to resign or to not accept his or her offer of employment from Buyer or any of its Affiliates.

(c)    Seller shall be responsible for all compensation and benefits owing to Continuing Employees arising on or prior to the Closing Date or, in the case of a TSA Employee, as of their applicable TSA Services Termination Date (or, if earlier, the date a Continuing Employee ceases employment with Seller or its Affiliate) and for all compensation and benefits owing to Permitted Employees not hired by Buyer or its Affiliates. Buyer or its Affiliate, as applicable, shall be responsible for all compensation and benefits owing to Continuing Employees arising on or after their hiring by Buyer or such Affiliate (including after the Closing Date or, in the case of a TSA Employee, after their applicable TSA Services Termination Date) and resulting from such Continuing Employees’ employment with Buyer or its Affiliate. Seller shall be responsible and pay for any obligation arising out of the WARN Act with respect to any employee of Seller or any of its Affiliates (including any Permitted Employees laid off on or prior to the Closing Date); provided that Buyer or its Affiliate, as applicable, shall be responsible and pay for any obligation arising out of the WARN Act and owed to any Continuing Employees laid off by Buyer or its Affiliate after the Closing Date or, in the case of a TSA Employee, after their applicable TSA Services Termination Date. Buyer shall not take any act (or omit to take any act) on or after the Closing Date that creates any Liability for Seller or any of its Affiliates under the WARN Act.

(d)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall create any obligation on the part of Buyer or its Affiliates to (i) offer employment to, or hire, any Permitted Employee, (ii) except as expressly provided herein, offer or provide specified levels of compensation or benefits to Permitted Employees or (iii) continue the employment of any employee for any definite period following the Closing Date or, in the case of a TSA Employee, after their applicable TSA Services Termination Date.

(e)    Without limiting the generality of Section 15.10, no provision in this Agreement shall create any Third-Party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason in respect of continued employment or new employment with Seller or its Affiliates or Buyer or its Affiliates or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller or Buyer or its Affiliates. Nothing in this Section 6.8, express or implied, shall be deemed an amendment of any Employee Benefit Plan providing benefits to any Permitted Employee or any other employee of Seller or its Affiliates. Each Party hereby agrees not to, and, with respect to Seller, to cause its Affiliates or anyone acting on Seller’s or any of its Affiliates’ behalf not to, and, with respect to Buyer, to cause each member of the Buyer Group or anyone acting on Buyer’s or any member of the Buyer Group’s behalf not to, for two (2) years after the Execution Date, directly or indirectly (other than as permitted by Sections 6.8(a) and 6.8(b) hereof): solicit or contact with a view to the engagement or employment of, any employee of the other Party or its Affiliates; provided, however, that it shall not be a violation of this Section 6.8(e) to engage in solicitations incidental to general advertising or other general solicitation in the ordinary course not specifically targeted at such Persons or to employ any Person not solicited in violation hereof. In addition, except pursuant to an offer of employment extended to a Permitted Employee prior to the Closing in accordance with Section 6.8(a) and Section 6.8(b), for a period of six (6) months following the Closing Date, without Seller’s consent, Buyer shall not, and shall cause its Affiliates not to, hire or otherwise employ any Permitted Employee to which Buyer did not make an offer of employment.

6.9    Transition Services Agreement. The Parties shall enter into at Closing the Transition Services Agreement substantially in the form set forth on Exhibit J (the “Transition Services Agreement”); provided that, with respect to the items on the Schedules thereto which the Parties fail to agree to as of the Execution Date, Seller and Buyer shall, acting in good faith, use their commercially reasonable efforts to agree to such items prior to the Closing and such Schedules shall be modified accordingly.

6.10    Hedges.

(a)    After the execution of this Agreement and prior to Closing, upon receipt of written instructions from Buyer, Seller or its Affiliate shall, as soon as is reasonably practicable, authorize the initiation of such hedging transactions in connection with the Assets as Buyer may request in writing in accordance with the terms and conditions, and with any counterparty that has an ISDA Master Agreement in effect or executes an ISDA Master Agreement with Seller or its Affiliate, set forth in such written instructions (any such transaction initiated in accordance with this Section 6.10(a), each a “Specified Hedging Agreement”); provided that (i) the notional monthly quantities associated with all such Specified Hedging Agreements are, in the aggregate, no greater than those listed on Schedule 6.10 and on market terms, (ii) the Specified Hedging Agreements are executed solely with counterparties listed on Schedule 6.10 as a transaction under such counterparties’ existing ISDA Master Agreement with Seller or its Affiliate, (iii) neither Seller nor any of its Affiliates shall be required to pay to any counterparty any fee to authorize the initiation of any Specified Hedging Agreement (unless Buyer agrees to reimburse Seller or its applicable Affiliate for such fee), (iv) the Specified Hedging Agreement provides (A) for the novation of the obligations thereunder to the Buyer, (B) a right of Seller or its applicable Affiliate, in its sole discretion, to terminate the transactions thereunder if Closing does not occur or (C) a requirement to terminate the transactions thereunder if Closing occurs and a Novation Failure Unwinding Scenario occurs with respect thereto, and (v) Buyer has delivered such instructions at least five (5) Business Days prior to the Closing. Neither Seller nor its Affiliates shall authorize the initiation of any Specified Hedging Agreement except as expressly provided in this Section 6.10.

(b)    If Seller or its applicable Affiliate has authorized the initiation of any Specified Hedging Agreement in accordance with this Section 6.10 and the proposed counterparty thereto fails to authorize the initiation of such Specified Hedging Agreement, Seller shall not be in breach of this Section 6.10 for such counterparty’s failure to authorize the initiation of such Specified Hedging Agreement.

(c)    Prior to the earlier of the (x) novation of a Specified Hedging Agreement to Buyer at Closing or (y) if applicable, the unwinding of such Specified Hedging Agreement after the occurrence of a Novation Failure Unwinding Scenario, Seller or its applicable Affiliate shall (i) comply with such Specified Hedging Agreement and (ii) not execute or deliver any amendment for, or waiver of any right under, such Specified Hedging Agreement, transfer any right or obligation under such Specified Hedging Agreement or terminate such Specified Hedging Agreement other than amendments necessary in order to give effect to this Section 6.10; provided, however, that Seller or its applicable Affiliate shall execute and deliver any such amendment or waiver or effect any such transfer or termination in accordance with any written request delivered by Buyer to Seller and consistent with Schedule 6.10.

(d)    In the event that (i) the Seller Termination Unwinding Scenario occurs and any Elected Unwind Hedge is actually unwound or terminated by Seller or its applicable Affiliate pursuant to Section 6.10(f), or (ii) Closing occurs (whether or not a Novation Failure Unwinding Scenario occurs), in each case, Buyer and Buyer Parent shall (without duplication of any Purchase Price adjustments pursuant to Section 3.3(a)(x) or Section 3.3(b)(x), as applicable), on a joint and several basis, pay, be responsible for, defend, indemnify, hold harmless and forever release Seller and its Affiliates from and against any and all Liabilities of, or payable by, Seller or its Affiliates (i) to any counterparty listed on Schedule 6.10 related to entering into the Specified Hedging Agreements or any amendments, waivers, transfers or terminations of Specified Hedging Agreements pursuant to Section 6.10(c), Section 6.10(e), or Section 6.10(f), (ii) if Closing occurs, related to transferring or novating the Specified Hedging Agreements to Buyer, (iii) related to any monthly settlement of a Specified Hedging Agreement, and (iv) under any Specified Hedging Agreement pursuant to a Novation Failure Unwinding Scenario or any Elected Unwind Hedge pursuant to the Seller Termination Unwinding Scenario (collectively, the “Hedging Indemnities”).

(e)    In the event Closing occurs and any Specified Hedging Agreement is not novated to Buyer or its Affiliates for any reason whatsoever other than as a result of any breach of this Agreement by Seller or its Affiliates (a “Novation Failure Unwinding Scenario”), then Seller or its applicable Affiliate shall, at the sole cost and expense of Buyer, unwind and liquidate such Specified Hedging Agreement and the transactions contemplated thereby within five (5) Business Days following the Closing in accordance with the terms of the confirmations contained in each of such Specified Hedging Agreement and Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, and all Liabilities related to such terminated, unwound and/or liquidated Specified Hedging Agreements and the transactions contemplated thereby, it being understood that such Liabilities shall be limited to the applicable Hedging Indemnities.

(f)    In the event that this Agreement is terminated by Seller pursuant to Section 14.1(a) and Seller is entitled to the remedies set forth in Section 14.2(b) (the “Seller Termination Unwinding Scenario”), then Seller or its applicable Affiliate may (but shall not be required to), at the sole cost and expense of Buyer, unwind and liquidate all or any portion of the Specified Hedging Agreements and the transactions contemplated thereby in accordance with the terms of the applicable Specified Hedging Agreements. In the event the Seller Termination Unwinding Scenario occurs, Seller shall deliver written notice to Buyer of its (or its applicable Affiliate’s) election whether or not to unwind and liquidate all or any portion of the Specified Hedging Agreements and the transactions contemplated thereby within thirty (30) days following termination of this Agreement, and only those Specified Hedging Agreements that Seller (or its applicable Affiliate) elects to unwind and liquidate in such notice (the “Elected Unwind Hedges”) shall be subject to the provisions of Section 6.10(h)(ii)(A), and all other Specified Hedging Agreements (“Elected Retained Hedges”) shall instead be subject to Section 6.10(g) and Section 6.10(h)(ii)(B) and Section 6.10(h)(iii).

(g)    If this Agreement is terminated prior to Closing (other than in the event of the Seller Termination Unwinding Scenario with respect to the Elected Unwind Hedges), then Seller shall retain, pay, be responsible for, defend, indemnify, hold harmless and forever release Buyer and its Affiliates from and against any and all Hedging Indemnities.

(h)    For the avoidance of doubt (i) in the event Closing occurs, Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, and Liabilities related to the Specified Hedging Agreements and the transactions contemplated thereby, it being understood that all such revenues, gains and proceeds shall be the property of Buyer and that all such Liabilities shall be limited to the Hedging Indemnities, (ii) in the event the Seller Termination Unwinding Scenario occurs, (A) Buyer shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds, and all Liabilities related to any Elected Unwind Hedges and the transactions contemplated thereby, it being understood that such Liabilities shall be limited to the applicable Hedging Indemnities and (B) Seller shall promptly, within thirty (30) days following termination of this Agreement pay to Buyer the aggregate Net Mark-To-Market Values of the Elected Retained Hedges (reduced by any amounts netted from the amounts owed by Seller under Section 6.10(h)(ii)(A)); provided, however, any payments required of Buyer under Section 6.10(h)(ii)(A) shall be made net of any amounts owed by Seller under Section 6.10(h)(ii)(B), and (iii) in the event Section 6.10(g) applies, subject to Section 6.10(h)(ii), Seller shall be entitled to and responsible for, as applicable, all revenues, gains, proceeds and Liabilities related to the applicable Specified Hedging Agreements (including, if applicable, any Elected Retained Hedges) and the transactions contemplated thereby, it being understood that all such revenues, gains and proceeds shall be the property of Seller or its applicable Affiliate and that all such Liabilities shall be limited to the Hedging Indemnities.

(i)    Notwithstanding anything to the contrary in this Agreement, the Specified Hedging Agreements and the transactions contemplated thereby and the actions to be taken by the Parties in accordance with this Section 6.10 and Section 6.11 are an exception to, and will under no circumstance constitute a breach of, any of (i) the representations and warranties made by either Party in this Agreement or in any certificate to be delivered at Closing and (ii) the covenants contained in Section 6.1.

6.11    Novation. Seller or its applicable Affiliate shall execute and deliver to the Specified Hedging Agreement counterparties the novation instruments substantially in the forms attached to this Agreement as Exhibit J at the Closing (the “Novation Instruments”). Buyer shall execute an ISDA agreement with each applicable counterparty of the Specified Hedging Agreements prior to such novation and pay to Seller any fees paid by Seller or its applicable Affiliate to a trade counterparty that was necessary to effect any novation contemplated by this Section 6.11. Seller shall consult with Buyer regarding any such fee prior to agreeing to pay such fee. If Seller or its applicable Affiliate has executed and delivered any Novation Instrument in accordance with this Section 6.11 and the proposed counterparty thereto or Buyer fails to execute and deliver such Novation Instrument, Seller and its Affiliates shall not be in breach of this Section 6.11 for such counterparty’s or Buyer’s failure to execute and deliver such Novation Instrument.

6.12    [Intentionally Deleted.].

6.13    Financial Cooperation. For the period beginning on the Execution Date and ending on the Closing Date, Seller shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, provide such commercially reasonable cooperation as may be requested by Buyer and Buyer Parent to the extent necessary in connection with the arrangement of, and the satisfaction of those conditions precedent which implicate Seller and its Affiliates to, the Debt Financing. Such cooperation shall include the following:

(a)    furnishing to Buyer, Buyer Parent and their Financing Sources (i) the Required Information (as soon as reasonably practicable after the date hereof), in each case that is Compliant, and (ii) reasonably requested recording information, party names, legal descriptions, and petroleum engineering information relating to the Assets (with respect to this subpart (ii), in the form that such information and records currently exist);

(b)    participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Seller, on the one hand, and the Financing Sources, in each case, upon reasonable prior notice and at reasonable locations and times and subject to customary confidentiality arrangements;

(c)    providing information reasonably requested by each of Buyer and Buyer Parent for its preparation of materials for bank information memoranda, marketing materials (including road show presentations), rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and identifying any information contained therein that would constitute material, non-public information with respect to Seller, its Affiliates or its or their securities or the Assets for purposes of United States federal or state securities Laws if Seller were a public reporting company;

(d)    providing reasonable access to Buyer, Buyer Parent and their respective Representatives to all properties of proved oil and gas reserves included in the Assets and other real property included in the Assets, in all respects pursuant to, and in accordance with, the terms and conditions set forth in Section 10.1;

(e)    [Reserved.]

(f)    providing reasonable assistance to the Buyer and Buyer Parent in connection with the preparation of pro forma financial information reasonably necessary to be included in any marketing materials to be used in Buyer’s Debt Financing;

(g)    providing reasonable assistance to the Buyer and Buyer Parent in preparing (i) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (ii) the pro forma financial information and (iii) any other relevant section of any offering documents, in each case to the extent necessary or customary in connection with any offering documents in respect of the Debt Financing;

(h)    providing lease operating statements in respect of the Assets prior to the Closing Date to the extent normally prepared by Seller promptly after they are prepared;

(i)    providing reasonable assistance in the review of disclosure schedules related to the Assets for the Debt Financing for completeness and accuracy;

(j)    obtaining and providing customary (i) reserve engineers’ “comfort letters” and consents and (ii) accountants’ comfort letters (including customary “negative assurance” statements) and consents from the auditor(s) of the audited financial statements provided as part of the Required Information, including issuing any customary representation letters in connection therewith to such auditor, in connection with any reserve report or financial statements, respectively, included in any offering documents in respect of the Debt Financing and as reasonably requested by Buyer or Buyer Parent;

(k)    providing such information as is necessary for Buyer’s Financing Sources to run customary lien searches as to any potential Encumbrances on the Assets (it being understood that such lien searches may be run against the Seller or any of its applicable Affiliates as the current owner of the Assets), including without limitation, state and federal tax liens, UCC financing statements, judgment liens, mortgages, deeds of trust and other county-level recordings;

(l)    facilitating Buyer and Buyer Parent’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing, including the delivery of lien releases, terminations and/or assignments and other payoff documentation relating to any Encumbrance (other than Permitted Encumbrances) on the Assets, in each case, to the extent otherwise required to be delivered under this Agreement or otherwise reasonably requested by Buyer or Buyer Parent (it being understood that Seller shall only be required to use commercially reasonable efforts with respect to such other requests); provided that, (i) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (ii) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (iii) no liability shall be imposed on the Seller or any Affiliate thereof or any of their respective officers or employees involved;

(m)    furnishing prior to the Closing Date, to the extent requested in writing by the Buyer at least seven (7) Business Days prior to the Closing Date and to the extent required by the Financing Sources in connection with the Debt Financing, all documentation and other information required by Governmental Authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and

(n)    cooperating with the Buyer, Buyer Parent and their respective efforts to obtain corporate, bond and facilities ratings to the extent reasonably requested by Buyer or Buyer Parent and necessary in connection with the Debt Financing.

Notwithstanding anything to the contrary set forth herein, it is understood and agreed by the Parties that the cooperation by Seller, its Affiliates and their respective Representatives described in this Section 6.13 shall not obligate Seller, its Affiliates or their respective Representatives to (i) take any actions that materially interfere with the ongoing business or of the Seller, any Affiliate thereof or any of their respective Representatives, (ii) waive or amend any terms of this Agreement, (iii) provide any information that is not, in good faith, reasonably available to Seller, such Affiliate or such Representative, or (iv) take any action that will conflict with or violate Seller’s, any such Affiliates, any such Representative’s organizational documents or any Laws or result in a violation or breach of, or default under, any Contract which Seller, any such Affiliate or any of their respective Representatives, as applicable, is a party, or result in any officer, director or other Representative of Seller, any such Affiliate or any of their respective Representatives incurring any personal liability with respect to any matters relating to the Debt Financing. Notwithstanding the foregoing, (A) none of Seller, Seller’s Affiliates or their respective Representatives shall be required to (1) pay any commitment or other similar fee or incur or become subject to any other Liability or obligation in connection with the Debt Financing that is not subject to the reimbursement and indemnification provisions hereof or (2) authorize, execute or enter into, or perform any agreement with respect to the Debt Financing that is effective prior to the Closing Date, (B) all of the information provided by Seller, its Affiliates and their respective Representatives pursuant to this Section 6.13 is given without any representation or warranty, express or implied; provided that this clause (B) shall not limit any representation or warranty otherwise expressly made by Seller or its Affiliates in this Agreement, and (C) in no event will Seller, any Affiliate thereof or any of their respective Representatives have any liability of any kind or nature to Buyer, its Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.13 or any use of any information provided by Seller, any Affiliate thereof or any of their respective Representatives pursuant to this Section 6.13 except to the extent resulting the gross negligence or willful misconduct of Seller, such Affiliate or such Representative; provided that this clause (C) shall not (i) exculpate any breach of this Section 6.13 by Seller or (ii) limit any other obligation of Seller, such Affiliate or such Representative expressly set forth in any other section of this Agreement (including obligations relating to the representation made in Section 4.23). BUYER AND BUYER PARENT, ON A JOINT AND SEVERAL BASIS, SHALL DEFEND, INDEMNIFY, HOLD HARMLESS AND FOREVER RELEASE THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, CLAIMS, COSTS, EXPENSES, INTEREST, AWARDS, JUDGMENTS AND PENALTIES SUFFERED OR INCURRED BY THEM IN CONNECTION WITH THE DEBT FINANCING AND THE PERFORMANCE OF THEIR RESPECTIVE OBLIGATIONS UNDER THIS SECTION 6.13 AND ANY INFORMATION UTILIZED IN CONNECTION THEREWITH EXCEPT TO THE EXTENT SUFFERED OR INCURRED AS A RESULT OF ANY SUCH SELLER INDEMNIFIED PARTY’S, OR SUCH SELLER INDEMNIFIED PARTY’S RESPECTIVE REPRESENTATIVE’S, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Whether or not Closing occurs, Buyer shall, promptly upon written request by Seller, reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates (including those of its accountants, consultants, legal counsel, agents, contract labor and other Representatives) in connection with the cooperation described by this Section 6.13. All financial information, accounting records, recording information, party names, legal descriptions, petroleum engineering information and other confidential information relating to the Assets made available to Buyer pursuant to this Section 6.13 shall be subject to Section 10.2; provided that Buyer and the Financing Sources may disclose confidential information regarding Seller or its Affiliates obtained by Buyer, Buyer Parent or their respective Representatives pursuant to this Section 6.13 to (x) potential lenders and investors in connection with the marketing and syndication of the Debt Financing and (y) rating agencies in connection with confirming or obtaining ratings for the Buyer, Buyer Parent or the Debt Financing; provided that each of the foregoing are informed by Buyer or Buyer Parent, as applicable, that such information is being disclosed on a confidential basis. Seller hereby consents to the use of its logos, names and marks in connection with the Debt Financing; provided that such names, marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or its Affiliates.

6.14    Recording Cooperation. From the Execution Date until Closing, at Buyer’s request, Seller shall cooperate with and assist Buyer in recording the federal Leases in the applicable county records and will take such actions as may be reasonably required with respect thereto, with all of Seller’s out of pocket costs being borne by Buyer.

6.15    Financing.

(a)    Buyer shall use its commercially reasonable efforts to obtain the proceeds of the Debt Financing on terms and conditions no less favorable to Buyer than the terms and conditions described in the Debt Commitment Letter and, in the case of Buyer, the Fee Letter (including any “market flex” provisions in the Fee Letter), including commercially reasonable efforts to, as applicable, (i) maintain in effect the Debt Commitment Letter (subject to Buyer’s right to amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter in accordance herewith), (ii) negotiate definitive agreements with respect to the Debt Financing having terms and conditions no less favorable to Buyer than the terms and conditions contained in the Debt Commitment Letter and Fee Letter (including any “market flex” provisions contained in the Fee Letter) and (iii) taking into account the expected timing of the Marketing Period, satisfy (or obtain a waiver of) on a timely basis all conditions in the Debt Commitment Letter that are within Buyer’s control. Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Debt Commitment Letter if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the funding of the Debt Financing or make the satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (2) reduces the amount of the Debt Financing if Buyer does not otherwise have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Buyer to enforce their respective rights against any of the other parties to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced, relative to the ability of Buyer to enforce their respective rights against any of such other parties to the Debt Commitment Letter as in effect on the date hereof or (4) adds new (or modifies any existing) conditions to the consummation of all or any portion of the Debt Financing in a manner that would reasonably be expected to prevent, impede or materially delay the Closing; provided that Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement without any consent of the Seller or (B) terminate the Debt Commitment Letter (unless the Debt Commitment Letter has been replaced by a new commitment letter (or similar agreement) in accordance with this Section 6.15). Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 6.15(a), the terms “Debt Commitment Letter”, “Debt Financing,” “Commitment Letters,” and “Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.

(b)    In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter and Fee Letter (including any “market flex” provisions contained in the Fee Letter) for any reason (other than due to the failure of a condition to the consummation of the Debt Financing resulting from a breach of any representation, warranty, covenant or agreement of the Seller set forth in this Agreement), Buyer will use its commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the last day of the Marketing Period), alternative financing (as applicable, in an amount sufficient to permit Buyer to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at the Closing) from the same or other sources and on terms and conditions not less favorable to Buyer than the terms and conditions set forth in the Debt Commitment Letter and Fee Letter (including any “market flex” provisions contained in the Fee Letter). For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question) and the term “Debt Financing” shall be deemed to include any alternative financing arranged in compliance herewith. Buyer shall keep Seller reasonably informed on a current basis of the status of their efforts to consummate the Debt Financing.

(c)    Buyer Parent shall use its commercially reasonable efforts to obtain the proceeds called for from the Sponsor under the Forward Purchase Agreement on terms and conditions no less favorable to Buyer Parent than the terms and conditions described in the Forward Purchase Agreement, including commercially reasonable efforts to, as applicable, (i) maintain in effect the Forward Purchase Agreement and (ii) satisfy (or obtain a waiver of) on a timely basis all conditions in the Forward Purchase Agreement that are within Buyer

Parent’s control. Buyer Parent shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Forward Purchase Agreement if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Sponsor under the Forward Purchase Agreement or make the satisfaction of the conditions to Sponsor’s purchase obligations under the Forward Purchase Agreement materially less likely to occur, (2) reduces the amount of Forward Purchase Units the Sponsor is required to purchase under the Forward Purchase Agreement if Buyer and Buyer Parent do not otherwise have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Buyer Parent to enforce its rights against any of the other parties to the Forward Purchase Agreement, relative to the ability of Buyer Parent to enforce its respective rights against any of such other parties to the Forward Purchase Agreement as in effect on the date hereof or (4) adds new (or modifies any existing) conditions to the Sponsor’s purchase obligations under the Forward Purchase Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate Forward Purchase Price (as defined in the Forward Purchase Agreement) from the Sponsor under the Forward Purchase Agreement, or (B) terminate the Forward Purchase Agreement.

(d)    Buyer and Buyer Parent shall use their commercially reasonable efforts to cause Sponsor to obtain the proceeds called for from the Equity Investor under the Forward Purchase Agreement on terms and conditions no less favorable to Sponsor than the terms and conditions described in the Equity Commitment Letters, including commercially reasonable efforts to, as applicable, (i) maintain in effect the Equity Commitment Letters and (ii) satisfy (or obtain a waiver of) on a timely basis all conditions in the Equity Commitment Letters that are within Sponsor’s control. Buyer, Buyer Parent and Sponsor shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Equity Commitment Letters if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Equity Investor under the Equity Commitment Letters or make the satisfaction of the conditions to Equity Investor’s purchase obligations under the Equity Commitment Letters materially less likely to occur, (2) reduces the amount of equity commitment of the Equity Investor under the Equity Commitment Letters if Buyer and Buyer Parent do not otherwise have sufficient cash proceeds to consummate the transactions contemplated by this Agreement and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Sponsor to enforce its rights against the Equity Investor under the Equity Commitment Letters, relative to the ability of Sponsor to enforce its respective rights against Equity Investor under the Equity Commitment Letters as in effect on the date hereof or (4) adds new (or modifies any existing) conditions to the Equity Investor’s purchase obligations under the Equity Commitment Letters in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate Forward Purchase Price (as defined in the Forward Purchase Agreement) from the Sponsor under the Forward Purchase Agreement, or (B) terminate the Equity Commitment Letters. Upon any such amendment, supplement, modification, waiver or replacement of any Equity Commitment Letter in accordance with this Section 6.15(d), the terms “Equity Commitment Letters,” “Equity Financing,” “Commitment Letters,” and “Financing” shall refer to the Equity Commitment Letter, as applicable, as so amended, supplemented, modified, waived or replaced and the equity financing, as applicable, contemplated thereby.

6.16    Financial Statements.

(a)    Seller shall use its commercially reasonable efforts to make available to Buyer (i) on or before December 15, 2018 or such later date as agreed to by the Parties: the (x) audited balance sheet of the Assets as of December 31, 2017, December 31, 2016 and December 31, 2015 and the audited statements of operations, changes in members’ equity and cash flows for each of the twelve months ended December 31, 2017, December 31, 2016 and December 31, 2015 (the “Year End Financial Statements”); and (y) unaudited balance sheet of the Assets as of September 30, 2018 and the unaudited statements of operations, changes in members’ equity and cash flows for each of the nine months ended September 30, 2017 and September 30, 2018 (the “Interim Financial Statements” and, together with the Year End Financial Statements, the “Financial Statements”); and (ii) promptly upon the determination by Seller to update any items listed in the foregoing clause (i), any such update thereto.

(b)    The date on which such Financial Statements are made available shall be referred to herein as the “FS Delivery Date”. The Financial Statements shall (i) be prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (ii) fairly present, in all material respects, the consolidated financial position of the Assets as of the dates thereof and consolidated results of operations with respect to the Assets for the periods then ended (except, in the case of the Interim Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)). Prior to the FS Delivery Date, the Interim Financial Statements shall be reviewed by an independent accountant under Statement on Auditing Standards No. 100.

(c)    Whether or not Closing occurs, Buyer shall, promptly upon written request by Seller, reimburse Seller and its Affiliates for fifty percent (50%) of all reasonable and documented out-of-pocket costs and expenses incurred by Seller or its Affiliates (including those of its accountants, consultants, legal counsel, agents, contract labor and other Representatives) in connection with the preparation of the Financial Statements required by this Section 6.16.

6.17    FCC Filings. Each Party shall prepare, as soon as is practical following the Execution Date, any necessary filings in connection with the transactions contemplated by this Agreement that may be reasonably required by any Governmental Authority under applicable Laws or a Party hereunder to be filed by such Party with the Federal Communications Commission with respect to transfer of the FCC Licenses. Any fees associated with the transfer of the FCC Licenses or payable to the Federal Communications Commission with respect to the transactions contemplated under this Agreement or the Transaction Documents shall be borne by Buyer and Buyer shall reimburse Seller for any such fees incurred by Seller. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the Federal Communications Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the FCC Licenses and its designation of an applicable contact person with respect to the FCC Licenses. At or promptly following Closing, as applicable, Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the FCC Licenses to Buyer.

6.18    Schedule 6.18 Assets. If Seller fails to obtain the applicable Consents described on Schedule 6.18 prior to the Closing, then the provisions of Schedule 6.18 shall apply with respect thereto.

6.19    [Intentionally Deleted].

6.20    The Proxy Statement.

(a)    As promptly as practicable after the FS Delivery Date, Buyer Parent shall prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act relating to the Offer and the Transactions (as amended or supplemented from time to time, the “Proxy Statement,” together with any supplements, amendments and/or annexes thereto, the “Offer Documents”) in preliminary form.

(b)    Buyer Parent shall provide copies of the proposed forms of the Offer Documents to Seller such that Seller and its representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and Buyer Parent shall reasonably consider in good faith any comments of such Persons and shall make Buyer Parent’s representatives available to discuss such comments with such Persons. Buyer Parent shall provide Seller and its representatives with copies of any written comments and inform them of the material terms of any oral comments that Buyer Parent or any of its representatives receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give Seller a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments and Buyer Parent shall reasonably consider in good faith any such comments. Buyer Parent shall use commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit Seller and its representatives to participate with Buyer

Parent or its representatives in any discussions or meetings with the SEC and its staff. Seller shall make its directors, officers and employees, upon reasonable advance notice, available to Buyer Parent and its representatives in connection with the drafting of the public filings with respect to the Transactions (including the Offer Documents) and responding in a timely manner to comments from the SEC. Buyer Parent and Seller shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(c)    Buyer Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article XIV. Buyer Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 6.20(c) shall (i) impose any obligation on Buyer Parent to extend the Offer beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Buyer to terminate this Agreement in accordance with Article XIV.

(d)    Buyer Parent shall cause the Offer Documents to be disseminated to holders of Buyer Parent Common Stock, as of the record date established by Buyer Parent’s Board of Directors within five (5) Business Days following (i) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of completion of such review by the SEC.

(e)    Seller shall promptly provide to Buyer Parent such information concerning Seller and the Assets as is required for inclusion in the Offer Documents or reasonably requested by Buyer Parent for inclusion in the Offer Documents. If at any time prior to the Closing, any information relating to Seller, the Assets, or any of Seller’s subsidiaries, Affiliates, officers or directors should be discovered by Buyer Parent or Seller, as applicable, that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party hereto and an appropriate amendment or supplement describing such information shall be promptly filed by Buyer Parent with the SEC and, to the extent required by law, disseminated by Buyer Parent to the stockholders of Buyer Parent.

(f)    Subject to the second sentence of this Section 6.20(f), but notwithstanding anything else to the contrary in this Agreement or any Offer Document, Buyer Parent shall not make any public filing with respect to the Transactions (including, without limitation, the Offer Documents) without the prior written consent of Seller. Buyer Parent may make any public filing with respect to the Transactions to the extent required by applicable Law; provided that Seller shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by Seller and Buyer Parent to be not so required, such filing shall not be made; and provided further, that with respect to all filings made with respect to the Transactions,

Buyer Parent shall give Seller a reasonable opportunity to review and comment on any proposed filing and Buyer Parent shall reasonably consider in good faith any such comments.

6.21    Special Meeting; Recommendation of the Board of Buyer Parent.

(a)    Buyer Parent will take, in accordance with applicable Law, NASDAQ rules and the Buyer Parent Governing Documents, all action necessary to call, hold and convene a special meeting of holders of Buyer Parent Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon (i) the adoption and approval of this Agreement and the Transactions by the holders of Buyer Parent Common Stock, (ii) the adoption and approval of the Second Amended and Restated Certificate of Incorporation and (iii) any and all other approvals that Buyer Parent, subject to the approval of Seller (such approval not to be unreasonably withheld or delayed), deems necessary or advisable to effect the consummation of the Transactions, including any amendment to the Buyer Parent Governing Documents to extend the prescribed time period in which Buyer Parent is required to consummate a Business Combination (collectively, the “Stockholder Proposals”), as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by Seller, from and after the date of this Agreement, Buyer Parent shall not directly or indirectly submit any other transaction or matter to any vote, consent or approval of the holders of Buyer Parent Common Stock.

(b)    The Board of Directors of Buyer Parent shall recommend that holders of Buyer Parent Common Stock approve the Stockholder Proposals, and Buyer Parent shall include such recommendation in the Proxy Statement; provided, however, that notwithstanding anything to the contrary herein, prior to obtaining the required stockholder approval at the Special Meeting, there shall be no limit or restriction on Buyer Parent’s Board of Director’s right to withdraw, amend, qualify or modify its recommendation based on such Board of Director’s good faith determination, after consultation with its outside legal advisors and financial advisors, that the failure to do so would constitute a breach of their fiduciary duties under applicable Law (any such withdrawal, amendment, qualification or modification, a “Change in Recommendation”). Buyer Parent shall promptly notify Seller in writing of any determination to make a Change in Recommendation. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (i) change the approval of this Agreement or any other approval of the Board of Directors of Buyer Parent or (ii) relieve Buyer or Buyer Parent of any of their obligations under this Agreement, including Buyer Parent’s obligation to hold the Special Meeting.

6.22    Business Combination Proposal. Promptly following the Execution Date, Buyer and Buyer Parent shall, and shall cause their Affiliates and shall use commercially reasonable efforts to cause their respective Representatives to, cease any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date.

(a)    From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with Article XIV, Buyer and Buyer Parent shall not, shall cause their Affiliates not to, and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any Business Combination Proposal, (ii) furnish to any Person any non-public information with respect to, or commence, continue or renew any due diligence investigation regarding, any Business Combination Proposal, or (iii) enter into any agreement regarding, or approve or recommend any agreement with respect to, any Business Combination Proposal.

(b)    No Claim Against Buyer Parent Trust. Seller acknowledges that, as described in the Prospectus, Buyer Parent has established the Buyer Parent Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Buyer Parent’s public stockholders (“Public Stockholders”) and certain Persons (including the underwriters of the IPO) and that it has been advised by Buyer Parent that, except for a portion of the interest earned on the amounts held in the Buyer Parent Trust, Buyer Parent may disburse monies from the Buyer Parent Trust only: (i) to the Public Stockholders in the event they elect to redeem the Buyer Parent Class A Common Stock in connection with the consummation of Buyer Parent’s initial business combination (as such term is used in the Prospectus) (“Business Combination”); (ii) to the Public Stockholders if Buyer Parent fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO; (iii) to pay any Taxes; or (iv) to, or on behalf of, Buyer Parent after or concurrently with the consummation of a Business Combination. Seller hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing, including those that may be applicable pursuant to Section 14.2(b)(B)) any right, title, interest or claim of any kind in or to any monies in the Buyer Parent Trust or distributions therefrom, or make any claim prior to Closing against the Buyer Parent Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Seller hereby irrevocably waives any Claims it may have against the Buyer Parent Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer Parent and will not, prior to the Closing, seek recourse against the Buyer Parent Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement), other than in connection with enforcing its rights pursuant to Section 14.2(b)(B). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.23 will continue to apply at and after the Closing to distributions made to redeeming Public Stockholders and for transaction expenses paid (including deferred expenses payable to Buyer Parent’s underwriters in connection with the IPO). Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer Parent to induce it to enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, (A) nothing herein shall serve to limit or prohibit Seller’s right to pursue a claim against Buyer Parent for legal relief against monies or other assets held outside the Buyer Parent Trust and (B) nothing herein shall serve to limit or prohibit any claims that Seller may have in the future against Buyer Parent’s assets or funds that are not held in the Buyer Parent Trust and any assets that have been purchased or acquired with any such funds.

(c)    Buyer Parent Trust. Upon satisfaction or waiver of the conditions set forth in Article VII and Article VIII and provision of notice thereof by Buyer Parent to the Trustee in accordance with the terms of the Buyer Parent Trust Agreement, (i) in accordance with and pursuant to the Buyer Parent Trust Agreement, at the Closing, Buyer Parent shall cause the documents and notices required to be delivered to the Trustee pursuant to the Buyer Parent Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to holders of Buyer Parent Class A Common Stock, and (B) immediately thereafter, pay all remaining amounts then available in the Buyer Parent Trust in accordance with this Agreement and the Buyer Parent Trust Agreement, and (ii) thereafter, the Buyer Parent Trust shall terminate, except as otherwise provided in the Buyer Parent Trust Agreement.

6.23    Consent Agreement.

(a)    Notwithstanding anything in this Agreement to the contrary, including in Section 6.1, (i) Seller may proceed to finalize and negotiate the terms of the Draft Agreement with the U.S. Environmental Protection Agency (the “EPA”) prior to Closing to come to a final, executable form of the Draft Agreement (such final form, the “Consent Agreement”), and (ii) to the extent that the terms of the Consent Agreement are not more restrictive or punitive on Seller (or Seller’s successors and assigns) than the terms of the Draft Agreement (any such more restrictive or punitive term, an “Adverse Deviation”), Seller shall not be required to receive the prior consent of Buyer or Buyer Parent to finalize and execute the Consent Agreement with the EPA. However, if the terms of the Consent Agreement do contain an Adverse Deviation, then Buyer’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) will be required for Seller to finalize and enter into the Consent Agreement with the EPA.

(b)    From and after the date hereof until the execution of the Consent Agreement, Seller agrees to (i) provide Buyer and Buyer Parent with any revisions to the Draft Agreement that may be transmitted by Seller to the EPA or from the EPA to Seller, in each case, promptly following Seller’s receipt or delivery of the same, (ii) keep Buyer and Buyer Parent aware of any material developments in the negotiation and finalization of the Consent Agreement, in each case, that would be reasonably likely, in Seller’s good faith opinion, to result in an Adverse Deviation, and (iii) prior to executing the same, provide Buyer and Buyer Parent with the proposed Consent Agreement, which delivery shall be accompanied by either (A) a consent request to Buyer with respect to the execution of such Consent Agreement, if and to the extent the same includes an Adverse Deviation, or (B) a statement that such Consent Agreement does not contain an Adverse Deviation and that Seller intends to proceed with the execution of the Consent Agreement in such form.

(c)    Upon the finalization and execution of the Consent Agreement by Seller and the EPA, the Parties shall enter into an amendment of this Agreement in the form attached hereto as Exhibit K.

6.24    Credit Agreement Consent. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the consent, waiver and amendment of the Seller Parent Credit Agreement by the requisite Lenders (as defined in the Seller Parent Credit Agreement) in order to permit thereunder the consummation of the transactions contemplated hereunder and the performance of Seller’s obligations and conveants to be performed at Closing, including, in the event Seller fails to obtain any of the applicable Subject Consents with respect to any of the Schedule 6.18 Assets prior to the Closing, Seller’s execution and delivery of the Mortgage at Closing and Seller’s performance of the covenants and obligations of the Seller under Section 6.18, Schedule 6.18 and the Mortgage (such consent, waiver and amendment, the “Credit Agreement Consent”). Prior to the execution of the Credit Agreement Consent, Seller shall provide Purchaser draft copies of the Credit Agreement Consent and the opportunity to provide comments to the same, which comments shall be considered in good faith by Seller and its Affilaites; provided, however, in no event shall Seller be obligated to accept any such comments. Seller shall provide to Purchaser a fully executed copy of the Credit Agreement Consent promptly after the execution and delivery thereof by the applicable parties thereto.

6.25    Registration Rights Agreement. Promptly following the Execution Date and through the earliest to occur of (a) the Closing Date, (b) the Termination Date and (c) the date on which the Parties agree that the form of the Registration Rights Agreement is finalized, Buyer Parent and Seller shall negotiate in good faith the form of the Registration Rights Agreement (the “Registration Rights Agreement”), which Registration Rights Agreement will be on terms as are consistent with and do not deviate from those set forth on Exhibit O attached hereto and on such other reasonable and customary terms as are mutually agreed to by Buyer Parent and Seller; provided that such other reasonable and customary terms are not inconsistent with and do not deviate with those set forth on Exhibit O attached hereto.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:
7.1    Representations. (a) The representations and warranties of Seller set forth in Article IV (other than the Specified Representations) shall be true and correct on and as of the Closing Date (without regard to any materiality or Material Adverse Effect qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect, and (b) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (without regard to any materiality or Material Adverse Effect qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

7.2    Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3    No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

7.4    Title Defects, Environmental Defects, Etc.. The sum of (a) all Title Defect Amounts determined under Section 11.2(g), less the sum of all Title Benefit Amounts determined under Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined under Article XII, plus (c) the Allocated Value of all Assets withheld from Closing on account of Preferential Purchase Rights and Hard Consents pursuant to Section 11.4, shall be less than twenty percent (20%) of the Purchase Price.

7.5    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

7.6    HSR Act. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby (if any) shall have expired or been terminated.

7.7    Required Buyer Parent Stockholder Approval. The proposal set forth in clause (i) of the definition of “Stockholder Proposals” and all other approvals that Buyer Parent has reasonably determined necessary with the approval of Seller (pursuant to Section 6.21(a)) to effect the consummation of the Transactions shall have been approved by the requisite vote(s) of the stockholders of Buyer Parent at the Special Meeting.

7.8    Net Tangible Assets. Buyer Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

7.9    Maximum Redemption. No more than 16,560,000 shares of Buyer Parent Class A Common Stock shall have been redeemed by the Public Stockholders in connection with the Offer.

7.10    Unscheduled Pre-Closing Litigation. The aggregate Determined Value associated with all Unscheduled Pre-Closing Litigation for which the individual Determined Value as to any such Unscheduled Pre-Closing Litigation is equal to or exceeds the Individual Indemnity Threshold (or, to the extent the Determined Value associated with any such Unscheduled Pre-Closing Litigation is not determined as of the Outside Date, the Liabilities individually or in the aggregate resulting from or arising out of, or which would be reasonably likely to result from or arise out of, such Unscheduled Pre-Closing Litigation) does not equal or exceed the Non-MAE Litigation Termination Threshold; provided, however, that this condition shall deemed to be satisfied in the event that Seller elects (by delivering to Buyer prior to Closing a written notice of such election) the Unscheduled Pre-Closing Litigation Indemnity Option as to all Unscheduled Pre-Closing Litigation.

7.11    Credit Agreement Consent. The Credit Agreement Consent shall have been obtained.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:
8.1    Representations. (a) The representations and warranties of Buyer and Buyer Parent set forth in Article V (other than the Specified Representations) shall be true and correct in all material respects on and as of the Closing Date (without regard to any materiality qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (b) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date (without regard to any materiality qualifiers contained therein), as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2    Performance. Buyer and Buyer Parent shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer or Buyer Parent, as applicable, is required prior to or at the Closing Date.

8.3    No Legal Proceedings; Governmental Prohibitions. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

8.4    Title Defects, Environmental Defects, Etc. The sum of (a) all Title Defect Amounts determined under Section 11.2(g), less the sum of all Title Benefit Amounts determined under Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined under Article XII, plus (c) the Allocated Value of all Assets withheld from Closing on account of Preferential Purchase Rights and Hard Consents pursuant to Section 11.4, shall be less than twenty percent (20%) of the Purchase Price.

8.5    Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ Bonds to the extent required by Section 6.3.

8.6    Closing Deliverables. Buyer and Buyer Parent shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer and Buyer Parent under Section 9.3.

8.7    HSR Act. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby (if any) shall have expired or been terminated.

8.8    Required Buyer Parent Stockholder Approval. The proposal set forth in clause (i) of the definition of “Stockholder Proposals” and all other approvals that Buyer Parent has reasonably determined necessary with the approval of Seller (pursuant to Section 6.21(a)) to effect the consummation of the Transactions shall have been approved by the requisite vote(s) of the stockholders of Buyer Parent at the Special Meeting.

ARTICLE IX

CLOSING

9.1    Date of Closing.

(a)    Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 7:00 a.m. (Mountain Time) on March 20, 2019 (the “Scheduled Closing Date”), or on such date as it may be extended pursuant to this Agreement (the “Extended Closing Date”); provided that if the conditions to Closing in Article VII and Article VIII have not yet been satisfied or waived by the Scheduled Closing Date (other than those conditions that by their nature cannot be satisfied until Closing), then subject to the Parties’ rights under Article XIV, Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing but that remain capable of satisfaction), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII and Article VIII at such time, the Closing shall occur instead on five (5) Business Days following the final day of the Marketing Period (provided that Buyer may elect to terminate the Marketing Period early on no less than two Business Days’ notice to the Seller). The date on which the Closing actually occurs shall be the “Closing Date”.

(b)    Notwithstanding the foregoing, after delivery of the Required Information, Buyer in its sole discretion shall have the continuing right until the Scheduled Closing Date or the earlier termination of this Agreement, by providing notice to Seller, to extend the Closing Date to a date on or before April 15, 2019. If (i) all conditions to Closing of Buyer set forth in Article VII are satisfied (other than those conditions (A) set forth in Section 7.7, Section 7.8 and Section 7.9 or (B) that by their nature cannot be satisfied until Closing) or (ii) the Marketing Period has not ended as of the Scheduled Closing Date other than due to any of the reasons set forth in subparts (a), (b) or (d) of the definition thereof, and nonetheless, in either case, Buyer elects to extend the Closing Date as provided in the preceding sentence then, if the Closing occurs after the Scheduled Closing Date, at the Closing the Purchase Price shall be increased pursuant to Section 3.3(a)(ix) by an amount equal to the product of (x) $279,000.00, multiplied by (y) the number of days from and after the Scheduled Closing Date to the Closing Date (the “Closing Extension Payment”).

9.2    Place of Closing. Closing shall be held at 10:00 prevailing central time in the offices of Latham & Watkins LLP at 811 Main Street, Suite 3700, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Seller and Buyer shall (i) execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets, and (ii) execute and deliver the Master Assignment and Bill of Sale in substantially the form attached hereto as Exhibit F-2.

(b)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of Federal, state and other Leases of Governmental Authorities included in the Assets (including BIA Leases), in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c)    Seller and Buyer shall execute, acknowledge and deliver the (i) Mineral Deed in sufficient counterparts to facilitate recording in the applicable counties covering the Fee Minerals and (ii) Surface Deed in sufficient counterparts to facilitate recording in the applicable counties covering Surface Fee Interests.

(d)    Seller and Buyer shall execute, acknowledge and deliver such instruments as may be required to transfer the Vehicles to Buyer.

(e)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(f)    Seller and Buyer shall execute and deliver the Escrowed Suspense Assignment.

(g)    Seller and Buyer shall execute and deliver the Membership Interest Assignment.

(h)    Seller and Buyer shall execute and deliver the Transition Services Agreement.

(i)    Buyer shall deliver to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price.

(j)    Except to the extent otherwise covered by the Transition Services Agreement, Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(k)    Seller shall deliver an executed statement that meets the requirements set forth in Treasury Regulation §1.1445-2(b)(2) and Code Section 1446(f).

(l)    To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Seller and Buyer shall deliver federal and state change of operator forms designating Buyer as the operator of the Wells and the Leases currently operated by Seller or any of its Affiliates.

(m)    An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(n)    An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(o)    Buyer shall deliver any instruments and documents required by Section 6.3.

(p)    Seller and Buyer shall execute and deliver forms prescribed by the applicable Governmental Authorities for Buyer to assume Liability for any Burdens payable by Seller or its Affiliates to any Governmental Authority with respect to the ownership or operation of the Assets.

(q)    Seller shall deliver or cause to be delivered to Buyer recordable releases of all mortgage liens, security interests, deeds of trust, fixture filings, security agreements and financing statements, in each case, securing indebtedness for borrowed money by Seller or its Affiliates that are burdening the Assets.

(r)    Seller shall execute and deliver to the Specified Hedging Agreement counterparties for counter signature the Novation Instruments substantially in the forms attached to this Agreement as Exhibit J as may be required to novate each Specified Hedging Agreement to Buyer.

(s)    To the extent required pursuant ot the terms of Section 6.18, (i) Seller shall execute and deliver the Mortgages, in sufficient counterparts to facilitate filing with the applicable Governmental Authority, and (ii) Seller and Buyer shall execute and deliver the Hydrocarbon Production Assignment, in sufficient counterparts to to facilitate recording in the applicable counties covering the Assets subject thereto.

(t)    Buyer Parent and Seller shall execute and deliver the Registration Rights Agreement.

(u)    Seller, Buyer and Buyer Parent shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4    Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, Seller shall make available to Buyer the Records consistent with each Record’s current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller shall retain copies of the Records, it being understood that Buyer shall be entitled to all original copies of the Records in Seller’s possession; provided further that Seller shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of copies of the Records pursuant to this Section 9.4.

ARTICLE X

ACCESS/DISCLAIMERS
10.1    Access.

(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1, Seller shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets operated by Seller or any of its Affiliates and all Records in Seller’s or any of its Affiliates’ possession at such time, to the extent necessary to conduct the title or environmental review described in this Agreement. Seller shall use commercially reasonable efforts to also make available to Buyer and the Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)    From the Execution Date to the Defect Claim Date, Buyer shall be entitled to undertake a Phase I Environmental Site Assessment of the Assets, conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld or delayed). In conducting such inspection, Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM). Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyer shall give Seller reasonable prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I Environmental Site Assessment) of, any property adjacent to the Assets.

(c)    Subject to Seller’s consent as described below, Buyer shall be entitled to conduct sampling, boring, drilling and other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets to the extent Buyer’s Phase I Environmental Site Assessment reasonably indicates that Invasive Activities are required in order to determine the scope of an existing Environmental Defect identified in such Phase I Environmental Site Assessment; provided that before Buyer conducts any Invasive Activities, Buyer shall (i) furnish Seller with such Phase I Environmental Site Assessment and a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller to undertake such Invasive Activities (such consent to be in Seller’s sole discretion). If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance in writing by Seller (such approval not to be unreasonably withheld or delayed). Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved Invasive Activities.

(d)    If Seller denies any Invasive Activities reasonably requested by Buyer in accordance with Section 10.1(c), then Buyer may at its option, require Seller to retain the affected Assets by delivering written notice thereof at least two (2) Business Days prior to the Closing, whereupon the Assets shall be considered Excluded Assets for all purposes hereunder and the Purchase Price shall be reduced by the Allocated Value of the Assets so excluded.

(e)    Buyer shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer and Buyer’s Representatives shall abide by Seller’s written safety rules, regulations and operating policies that are provided to Buyer in advance while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer and Buyer Parent, on a joint and several basis, hereby defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Liabilities to the extent arising out of or resulting from any field visit, environmental property assessment or other due diligence activity conducted by Buyer, Buyer Parent or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY INDEMNIFIED PERSON, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING (i) FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY OR (ii) FROM MATTERS DISCOVERED OR UNCOVERED BY BUYER AND BUYER’S REPRESENTATIVES IN THE COURSE OF SUCH DUE DILIGENCE INVESTIGATION TO THE EXTENT SUCH DISCOVERIES ARE OF PRE-EXISTING CONDITIONS (INCLUDING ANY ENVIRONMENTAL DEFECTS) NOT CAUSED OR EXACERBATED (WHICH TERM SHALL SPECIFICALLY EXCLUDED THE DISCOVERY OF SUCH CONDITIONS) BY BUYER OR BUYER’S REPRESENTATIVES.

(f)    Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY INDEMNIFIED PERSON, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

(g)    Buyer agrees to provide to Seller promptly, but in no event less than five (5) Business Days after receipt, copies of all final reports and test results prepared by Buyer’s environmental consulting or engineering firm which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(h)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(i)    During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts set forth on Schedule 10.1. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives (including Buyer’s environmental consulting or engineering firm) may become privy to confidential and other information of Seller or its Affiliates, and Buyer shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (b) shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. Buyer agrees to inform Buyer’s Representatives of the confidential nature of such confidential information and to be responsible for any breach of this Section 10.2 by any of Buyer’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to Seller’s or its Affiliates’ assets other than the Assets).

10.3    Disclaimers.

(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR

COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY SELLER INDEMNIFIED PARTY).

(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE ASSETS (INCLUDING WELL LOCATIONS), (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS (INCLUDING WELL LOCATIONS), (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS (INCLUDING WELL LOCATIONS), (iv) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES TO BE GENERATED BY, THE ASSETS (INCLUDING WELL LOCATIONS), (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS (INCLUDING WELL LOCATIONS), (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS (INCLUDING WELL LOCATIONS), (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING WELL LOCATIONS), (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD

AND AGREED BY THE PARTIES THAT, EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN Article IV, SECTION 11.1(b) OR IN THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR POSITIONS TAKEN ON A TAX RETURN WITH RESPECT TO ASSET TAXES FOR A STRADDLE PERIOD WHERE SUCH POSITION IS BASED ON COMMENTS RECEIVED FROM SELLER AND IMPLEMENTED BY BUYER PURSUANT TO SECTION 15.2(e) (IN WHICH CASE BUYER CAN RELY ON SUCH POSITION SOLELY FOR SUCH STRADDLE PERIOD) BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.18, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.18 AND SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS

SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1    Seller’s Title.

(a)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title as set forth in the Assignment, Seller’s representations contained in Sections 4.3, 4.4, 4.7, 4.9, 4.11, 4.15 and 4.16 and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in the Assignment.

(b)    Special Warranty of Title. The Assignment delivered at Closing will contain a special warranty of title whereby Seller warrants and agrees to defend Defensible Title effective as of Closing and until the end of the Survival Period, without duplication, to (i) each Well set forth on Exhibit B-1 (limited to any currently producing formations), and (ii) each Well Location set forth on Exhibit B-2 (limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances; provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 11.1(c) on or before the expiration of the Survival Period for breach of such special warranty, such special warranty shall cease and terminate at the end of such Survival Period.

(c)    Recovery on Special Warranty.

(i)    Buyer’s Assertion of Title Warranty Breaches. Prior to the expiration of the period of time commencing as of the Closing Date and ending at 5 p.m. Mountain Time on the three (3) year anniversary thereof (the “Survival Period”), Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) (other than the requirement to deliver by the Defect Claim Date) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty in the Assignment. For all purposes of this Agreement, except with respect to Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Sections 4.3, 4.4, 4.7, 4.9, 4.11, 4.15 and 4.16, and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period. Seller shall have a reasonable opportunity, but not the obligation, to cure any special warranty breach asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such special warranty breach.

(ii)    Limitations on Special Warranty. For purposes of Seller’s special warranty of title contained in the Assignment, the value of the Wells and/or Well Locations set forth in Schedule 3.8A or Schedule 3.8B, as appropriate ((A) for a Well, limited to any currently producing formations, and (B) for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on Seller’s special warranty of title contained in the Assignment shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to the Defect Claim Date pursuant to Section 11.2, except that the Individual Title Defect Threshold and the Aggregate Deductible shall not apply. Seller shall be entitled to offset any amount owed by Seller for breach of the special warranty of title contained in the Assignment with respect to any Well or Well Location by the amount of any Title Benefits with respect to such Well or Well Location as to which Seller gives Buyer notice after the Defect Claim Date which have not already been used to offset Title Defects claimed by Buyer.

11.2    Notice of Title Defects; Defect Adjustments.

(a)    Title Defect Notices. Buyer must deliver, no later than forty-five (45) days after the Execution Date (the “Defect Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as Title Defects pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title contained in the Assignment and with respect to Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Sections 4.4, 4.7, 4.9, 4.11, 4.15 and 4.16, and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), Buyer shall be deemed to have waived, and Seller shall have no Liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Well (including the legal description of such Well), the Well Location (including the legal description of such Well Location, the affected Lease(s) contributing to such Well Location, and the affected Target Formation(s) with respect to such Well Location), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in the Assignment if asserted after Closing) discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that the failure to give such notice shall not preclude Buyer from asserting a Title Defect on or before the Defect Claim Date or asserting a breach of Seller’s special warranty of title after the Closing Date.

(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Well (including the legal description of such Well), or the Well Location (including the legal description of such Well Location, the affected Lease(s) contributing to such Well Location, and the affected Target Formation(s) with respect to such Well Location), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Except as set forth in Section 11.1(c)(ii), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Claim Date.

(c)    Seller’s Right to Cure.

(i)    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to ninety (90) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer and which it has provided written notice of election to cure at least two (2) Business Days prior to Closing. In the event that Seller elects to cure any such Title Defect during the Cure Period, (A) the Title Defect Property affected by such Title Defect shall be excluded from the transaction and (B) the Purchase Price payable by Buyer to Seller shall be reduced at Closing by the Allocated Value of such Title Defect Property. Within ten (10) days after the end of the Cure Period (or, if applicable, within ten (10) days following the resolution of any dispute related to such Title Defect pursuant to Section 11.2(j)), and subject to Section 11.2(i), (1) if the remedy set forth in Section 11.2(d)(i) is elected, Seller shall assign to Buyer the affected Title Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property minus the Title Defect Amount in respect of any portion of such Title Defect that is not cured as determined pursuant to Section 11.2(g) or Section 11.2(j), as applicable (provided that solely in the case where such Title Defect Amount (x) is determined under Section 11.2(g)(ii) and (y) exceeds the Allocated Value of such Title Defect Property, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such excess over such Allocated Value), (2) if the remedy set forth in Section 11.2(d)(ii) is elected, Seller shall assign to Buyer the affected Title Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property, and (3) if the remedy set forth in Section 11.2(d)(iii) is elected, Seller shall retain the affected Title Defect Property and such Title Defect Property shall be deemed an Excluded Asset for all purposes hereunder. Until such time as such Title Defect Property is assigned to Buyer pursuant to clauses (1) or (2) above or retained by Seller pursuant to clause (3) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Title Defect Property.

(ii)    During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to cure any such Title Defects. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)    Remedies for Title Defects. Subject to Seller’s continuing right to (x) attempt to cure any Title Defect for which it has elected to cure in accordance with Section 11.2(c) and (y) dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(d), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured on or before Closing or the end of the Cure Period (as applicable), then, subject to the Individual Title Defect Threshold and the Aggregate Deductible, upon the election of Seller, at its sole option (subject to Buyer’s consent where applicable below):

(i)    the Purchase Price shall be reduced by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii)    subject to Buyer’s consent (in its sole discretion), Seller shall indemnify Buyer against all Liability resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement in a form and substance mutually agreed upon by the Parties (a “Title Indemnity Agreement”); or

(iii)    in the event the Title Defect Amount of any Title Defect equals or exceeds the Allocated Value of the applicable Title Defect Property, Seller shall retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets.

(e)    Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2, as Seller’s sole remedy, the aggregate Title Defect Amounts of all Title Defects shall be reduced by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 11.2(h) or Section 11.2(j).

(f)    Exclusive Remedy. Except for (i) Buyer’s rights under Seller’s special warranty of title in the Assignment and (ii) Buyer’s rights to terminate this Agreement pursuant to Section 14.1(d), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies against Seller or its Affiliates with respect thereto.

(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)    if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B-1 or Exhibit B-2, as applicable, and there is a proportionate decrease in Seller’s Working Interest for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B-1 or Exhibit B-2, as applicable;

(iv)    if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)    notwithstanding anything to the contrary in this Article XI, except for defects of the type described in Section 11.2(g)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1 or Exhibit B-2, as applicable, and there is a proportionate increase in Seller’s Working Interest for such Title Defect Property, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1 or Exhibit B-2, as applicable; and

(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)    Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect affecting one or more Assets for which the Title Defect Amounts do not exceed $50,000 (the “Individual Title Defect

Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or any Environmental Defect Property pursuant to an Environmental Indemnity Agreement, as applicable, or retains any Title Defect Property pursuant to Section 11.2(d)(iii) or Environmental Defect Property pursuant to Section 12.1(c)(ii), in each case, the Title Defect Amount or Remediation Amount, as applicable, related to such Title Defect Property or Environmental Defect Property will not be counted towards the Aggregate Deductible.

(j)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (x) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (y) the adequacy of any curative efforts or materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to February 20, 2019 (the “Defect Arbitration Date”). If Seller and Buyer are unable to agree by the Defect Arbitration Date (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j).

(i)    If any Disputed Title Matter involving a Title Defect exists as of the Closing and if Seller does not elect to cure any Title Defect that is the subject of such dispute during the Cure Period, then (A) the Title Defect Property affected by such Disputed Title Matter shall be excluded from the transaction and (B) the Purchase Price payable to Seller shall be reduced at Closing by the Allocated Value of such Title Defect Property. If the Parties are unable to agree on any Title Benefits and/or Title Benefit Amounts by the Closing, the affected Title Benefit Property shall be conveyed to Buyer and the Purchase Price payable to Seller at Closing shall not be adjusted by the Title Benefit Amounts in dispute.

(ii)    There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties or the Title Benefit Properties are located, as selected by mutual agreement of Buyer and Seller (x) at least five (5) days before the Defect Arbitration Date or (y) within fifteen (15) days after the end of the Cure Period, as applicable, or, absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the “Title Arbitrator”); provided, however, that such Title Arbitrator must (A) have not been employed by or represented either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Title Arbitrator.

(iii)    Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter on or before the Defect Arbitration Date or promptly after the fifteenth day following the end of the Cure Period, as applicable. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.

(iv)    To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a) (for the avoidance of doubt, regardless of whether or not the Final Settlement Statement has been agreed to or otherwise determined as of such date), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), (A) with respect to a Title Defect, (1) if the remedy set forth in Section 11.2(d)(i) is elected, Seller shall assign to Buyer the affected Title Defect Property excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Title Defect Property minus the Title Defect Amount attributable to any portion of the Title Defect that was not cured or that was determined by the Title Arbitrator pursuant to this Section 11.2(j) to be owed to Buyer (provided that solely in the case where such Title Defect Amount (x) is determined under Section 11.2(g)(ii) and (y) exceeds the Allocated Value of such Title Defect Property, then Seller shall pay to Buyer, by wire transfer of immediately available funds to the account specified in writing by Buyer, an amount equal to such excess over such Allocated Value), (2) if the remedy set forth in Section 11.2(d)(ii) is elected, Seller shall assign to Buyer the affected Title Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Title Defect Property, and (3) if the remedy set forth in Section 11.2(d)(iii) is elected, Seller shall retain the affected Title Defect Property and such Title Defect Property shall be deemed an Excluded Asset for all purposes hereunder, and (B) with respect to a Title Benefit, any amount due to Seller as a result of the operation of such Title Benefit to offset Title Defect Amounts, if any, shall be paid by Buyer to Seller by wire transfer of immediately available funds to the account specified in writing by Seller. Until such time as such Title Defect Property is assigned to Buyer pursuant to clauses (A)(1) or (A)(2) above or retained by Seller pursuant to clause (A)(3) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Title Defect Property.

(v)    Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j). To the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted at Closing pursuant to this Section 11.2(j) and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2(j).

11.3    Casualty and Condemnation Loss.

(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain and the reduction in value attributable to such individual casualty or taking exceeds $100,000 (each, a “Casualty Loss”) (with the risk of casualty or takings below such threshold belonging to Buyer), and the Closing thereafter occurs, Seller shall elect by written notice to Buyer prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable but in no event later than the expiration of the Transition Services Agreement; provided that the provisions of Section 10.1(e) and Section 10.1(f) shall apply to any such post-Closing access by Seller and its respective officers, employees and other authorized representatives as they do to Buyer and the Buyer’s Representatives’ access prior to Closing. or (ii) pay to Buyer all sums actually paid to Seller by Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, (A) Buyer shall purchase the affected Assets at Closing notwithstanding such Casualty Loss and (B) Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties. If Seller elects the option in item (i) above and to the extent such repair and/or restoration is completed by Seller, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

11.4    Preferential Purchase Rights and Consents to Assign.

(a)    With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, prior to Closing, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but not later than one hundred twenty (120) days following the Closing Date, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such

Preferential Purchase Right shall be included in the Assets to be assigned to Buyer at Closing, and Buyer shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.

(ii)    All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b)    With respect to each Consent set forth in Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(i)    If (A) Seller fails to obtain a Consent prior to Closing and the failure to obtain or comply with such Consent would (1) cause the assignment of the Assets affected thereby to Buyer to be void or voidable, (2) cause the termination of a Lease or Contract under the express terms thereof or (3) expressly result in the payment of any liquidated amounts pursuant to the terms of such Lease or Contract (in either case, a “Hard Consent”), or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and as Buyer’s exclusive remedy, the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. Until the first to occur of such time as Seller has assigned any Asset (or portion thereof) excluded pursuant to this Section 11.4(b)(i) or the expiration of such one hundred eighty (180) day period, Seller shall continue to comply with the terms of Section 6.1 with respect to such Asset (or portion thereof).

(ii)    If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and such Consent is not a Hard Consent and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets, without adjustment to the Purchase Price, and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii)    Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent; provided, however, that such restriction shall not be viewed to limit Buyer’s obligation under Section 6.3 to post any credit support required to be posted by the Buyer thereunder or the obligation of Buyer to post any credit support required to be posted under the terms of any Material Contract listed on Schedule 4.8(a) in order for Buyer to meet any applicable creditworthiness test or similar threshold contained therein. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

(iv)    Notwithstanding anything in this Section 11.4(b) to the contrary, the provisions of subparts (i) through (iii) of this Section 11.4(b) shall not apply to the Schedule 6.18 Assets covered by the provisions of Section 6.18, with respect to which the provisions of Section 6.18, the Hydrocarbon Production Assignment, and the Mortgage shall govern and control.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1    Notice of Environmental Defects.

(a)    Environmental Defects Notice. Buyer must deliver no later than the Defect Claim Date claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition (the “Environmental Defect Property”), (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably available to or prepared by Buyer reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer reasonably asserts is necessary to Remediate such alleged Environmental Condition. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Environmental Defect asserted by Buyer pursuant to this Section 12.1(a) shall be limited to the Assets only, and Buyer shall not have the right to assert environmental defects with respect to any other assets, properties or operations. For all purposes of this Agreement (except with respect to Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Section 4.18 and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), Buyer shall be deemed to have waived, and Seller shall have no liability for, (A) any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice delivered to Seller on or before the Defect Claim Date, and/or (B) any environmental defect affecting any assets, properties or operations other than the Assets (other than contribution requirements in accordance with the applicable operating agreements), in each case, with such Liabilities being “Buyer’s Environmental Liabilities.” Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all material assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that the failure to give such notice shall not preclude Buyer from asserting an Environmental Defect on or before the Defect Claim Date.

(b)    Seller’s Right to Cure.

(i)    Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the expiration of the Cure Period, any Environmental Defects of which it has been advised by Buyer and which it has provided written notice of election to cure at least two (2) Business Days prior to Closing. In the event that Seller elects to cure any such Environmental Defect during the Cure Period, (A) the Environmental Defect Property affected by such Environmental Defect shall be excluded from the transaction, and (B) the Purchase Price payable by Buyer to Seller shall be reduced at Closing by the Allocated Value of such Environmental Defect Property. Within ten (10) days after the end of the Cure Period (or, if applicable, within ten (10) days following the resolution of any dispute related to such Environmental Defect pursuant to Section 12.1(f)), and subject to Section 12.1(e), (1) if the remedy set forth in Section 12.1(c)(i) is elected, Seller shall assign to Buyer the affected Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property minus the Remediation Amount in respect of any portion of such Environmental Defect that is not cured, (2) if the remedy set forth in Section 12.1(c)(iii) is elected, Seller shall assign to Buyer the affected Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property, and (3) if the remedy set forth in Section 12.1(c)(ii) is elected, Seller shall retain the affected Environmental Defect Property and such Environmental Defect Property shall be deemed an Excluded Asset for all purposes hereunder. Until such time as such Environmental Defect Property is assigned to Buyer pursuant to clauses (1) or (2) above or retained by Seller pursuant to clause (3) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Environmental Defect Property.

(ii)    During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control in order to facilitate Seller’s attempt to cure any such Environmental Defects. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c)    Remedies for Environmental Defects. Subject to Seller’s continuing right to (x) attempt to cure any Environmental Defect for which it has elected to cure in accordance with Section 12.1(b) and (y) dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(d), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing or the end of the Cure Period (as applicable), then, subject to the Individual Environmental Threshold and the Aggregate Deductible, upon the election of Seller, at its sole option (subject to Buyer’s consent or election where applicable below), elect one of the following:

(i)    the Purchase Price shall be reduced by the Remediation Amount agreed upon by the Parties or determined pursuant to Section 12.1(f);

(ii)    in the event the Remediation Amount of any Environmental Defect equals or exceeds the Allocated Value of the applicable Environmental Defect Property, Seller shall retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii)    subject to Buyer’s consent (in its sole discretion), Seller shall indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form and substance mutually agreeable to the Parties (each, an “Environmental Indemnity Agreement”);

provided, however, that if the Remediation Amount for such Environmental Defect Property equals or exceeds the Allocated Value for such Environmental Defect Property, either Party shall have the right to elect to have the option set forth in Section 12.1(c)(ii) apply with respect to such Environmental Defect Property.

If the option set forth in Section 12.1(c)(ii) applies, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d)    Exclusive Remedy. Except for (i) Seller’s representation contained in Section 4.18 and the certificate delivered at Closing pursuant to Section 9.3(m), (ii) Seller’s indemnity obligations under Section 13.2(a) (but only with respect to the representations and warranties set forth in Section 4.18 and the certificate delivered at Closing pursuant to Section 9.3(m) with respect to such representations and warranties), and Section 13.2(b) through Section 13.2(d), and (iii) Buyer’s rights to terminate this Agreement pursuant to Section 14.1(d), the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or any other environmental matter, and Buyer hereby waives any and all other rights and remedies against Seller with respect thereto.

(e)    Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect affecting one or more Assets for which the Remediation Amounts do not exceed $100,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects cured by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller indemnifies Buyer with respect to any Title Defect Property pursuant to a Title Indemnity Agreement or any Environmental Defect Property pursuant to an Environmental Indemnity Agreement, as applicable, or retains any Title Defect Property pursuant to Section 11.2(d)(iii) or Environmental Defect Property pursuant to

Section 12.1(c)(ii), in each case, the Title Defect Amount or Remediation Amount, as applicable, related to such Title Defect Property or Environmental Defect Property will not be counted towards the Aggregate Deductible.

(f)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (x) all Environmental Defects and Remediation Amounts and (y) the adequacy of any cure by Seller of any asserted Environmental Defect (items (x) and (y), collectively, the “Disputed Environmental Matters”) prior to the Defect Arbitration Date. If Seller and Buyer are unable to agree by the Defect Arbitration Date (or by the end of the Cure Period if Seller elects to attempt to cure an asserted Environmental Defect after Closing), the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f).

(i)    If any Disputed Environmental Matter involving an Environmental Defect exists as of the Closing and if Seller does not elect to cure any Environmental Defect that is the subject of such dispute during the Cure Period, then (A) the Environmental Defect Property affected by such Disputed Environmental Matter shall be excluded from the transaction and (B) the Purchase Price payable to Seller shall be reduced at Closing by the Allocated Value of such Environmental Defect Property.

(ii)    There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller (x) at least five (5) days before the Defect Arbitration Date or (y) within fifteen (15) days after the end of the Cure Period, as applicable, or, absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the “Environmental Arbitrator”); provided, however, that such Environmental Arbitrator must (A) have not been employed by or represented either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Environmental Arbitrator.

(iii)    Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of the Disputed Environmental Matter on or before the Defect Arbitration Date or promptly after the fifteenth day following the end of the Cure Period, as applicable. The proposed resolution of the Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Environmental Matter. The Environmental Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both

Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.

(iv)    To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a) (for the avoidance of doubt, regardless of whether or not the Final Settlement Statement has been agreed to or otherwise determined as of such date), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to any Remediation Amount, and, subject to Section 12.1(e), (A) if the remedy set forth in Section 12.1(c)(i) is elected, Seller shall assign to Buyer the affected Environmental Defect Property excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Environmental Defect Property minus the Remediation Amount attributable to any portion of the Environmental Defect that was not cured or that was determined by the Environmental Arbitrator pursuant to this Section 12.1(f) to be owed to Buyer, (B) if the remedy set forth in Section 12.1(c)(iii) is elected, Seller shall assign to Buyer the affected Environmental Defect Property pursuant to an instrument in substantially the same form as the Assignment, and Buyer shall pay to Seller, by wire transfer of immediately available funds to the account specified in writing by Seller, an amount equal to the Allocated Value of such Environmental Defect Property, and (C) if the remedy set forth in Section 12.1(c)(ii) is elected, Seller shall retain the affected Environmental Defect Property and such Environmental Defect Property shall be deemed an Excluded Asset for all purposes hereunder. Until such time as such Environmental Defect Property is assigned to Buyer pursuant to clauses (A) or (B) above or retained by Seller pursuant to clause (C) above, Seller shall continue to comply with the terms of Section 6.1 with respect to such Environmental Defect Property.

(v)    Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(f). To the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted at Closing pursuant to this Section 12.1(f) and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(f).

12.2    NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1    Assumption by Buyer. Other than the Retained Liabilities (each only for the period of its respective survival pursuant to Section 13.8) and without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations (a) to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including the Suspense Funds for which the Purchase Price was adjusted pursuant to Section 3.3(b)(ix) and the Escrowed Suspense Funds), (c) to Decommission the Assets (the “Decommissioning Obligations”), (d) to clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, (e) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, (f) with respect to the Part 1 Litigation notwithstanding subpart (g) below, and (g) subject to Article XII, relating to Environmental Conditions, Environmental Defects and Buyer’s Environmental Liabilities (all of said obligations and Liabilities described in this Section 13.1, including in clauses (a) through (g), herein being referred to as the “Assumed Obligations”).

13.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise contained in this Agreement, Seller shall be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Buyer, Buyer Parent and their respective Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)    any breach by Seller of any of its representations or warranties contained in Article IV;

(b)    any breach by Seller of any of its covenants or agreements under this Agreement;

(c)    any Retained Liabilities; and

(d)    any and all Seller Taxes.

13.3    Indemnities of Buyer. Effective as of Closing, Buyer and Buyer Parent (on a joint and several basis) and their respective permitted successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)    any breach by Buyer of any of its representations or warranties contained in Article V;

(b)    any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)    the Assumed Obligations.

13.4    Limitation on Liability.

(a)    Seller shall not have any Liability for any indemnification under Section 13.2(a) of this Agreement (other than Liabilities with respect to any breach of the Specified Representations or the representations or warranties in Section 4.14) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “Individual Indemnity Threshold”), and (ii) until and unless the aggregate amount of all such Liabilities (that exceed the Individual Indemnity Threshold and for which Claim Notices are timely delivered pursuant to Section 13.7) exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any Liability for any indemnification under Section 13.2(c) of this Agreement with respect to clause (k) of Retained Liabilities for any individual Liability as to any individual Unscheduled Pre-Closing Litigation unless the amount of such Liability exceeds the Individual Indemnity Threshold.

(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities for any indemnification under (i) Section 13.2(a) of this Agreement (other than Liabilities with respect to any breach of the Specified Representations or the representations or warranties in Section 4.14) in excess of an amount equal to twenty percent (20%) of the Purchase Price, or (ii) Section 13.2(c) with respect to clause (k) of Retained Liabilities in excess of an amount equal to one-half of the Non-MAE Litigation Termination Threshold; provided, however, the limitation set forth in this Section 13.4(b)(ii) shall not apply to Seller’s obligations under Section 13.2(c) with respect to clause (l) of Retained Liabilities. Without limiting the foregoing, Seller shall never be required to indemnify Buyer pursuant to this Agreement for aggregate Liabilities in excess of one hundred percent (100%) of the Purchase Price (inclusive of the aggregate damages for which Buyer is indemnified pursuant to Section 13.2), subject to the other limitations set forth herein.

(c)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer under Section 13.2(a) for any Asset Tax (or portion thereof) allocable to Buyer under Section 15.2 as a result of a breach of any representation or warranty set forth in Section 4.14, except to the extent the amount of such Asset Tax (or portion thereof) exceeds the amount that would have been due absent such breach.

(d)    Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating the amount of any damages caused by, arising out of or resulting from any breach of any representation or warranty in Article IV or Article V, the representations and warranties shall, for purposes of this Article XIII, be read without giving effect to any qualifiers as to materiality contained or incorporated directly or indirectly in such representation or warranty.

13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER, BUYER PARENT AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 11.1(c), Section 13.2, Section 13.3, Section 15.17 and Section 15.19(c), and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 11.1(c), Section 13.2, Section 15.17 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.7    Indemnification Procedures. All claims for indemnification under Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 13.2, Section 13.3, Section 15.17 and Section 15.19(c) shall be asserted and resolved as follows:

(a)    For purposes of Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, this Article XIII, Section 15.17 or Section 15.19(c), the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Liabilities pursuant to Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, this Article XIII, Section 15.17 or Section 15.19(c), and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.3, Section 6.10(d), Section 6.18(b), Section 10.1, this Article XIII, Section 15.17 or Section 15.19(c).

(b)    To make a claim for indemnification under Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 13.2, Section 13.3, Section 15.17 or Section 15.19(c), an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 6.10(d), Section 6.13, Section 6.18(b), Section 10.1, Section 13.2, Section 13.3, Section 15.17 or Section 15.19(c) (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that, from and after the Closing Date, Buyer shall (i) (A) have control of the defense and proceedings, excluding any compromise or settlement of, any Unscheduled Pre-Closing Litigation matters, (B) be required to consult with Seller regarding such matter(s) and consider in good faith any suggestions made by Seller with respect thereto and (C) be required to receive the consent of Seller to any compromise or settlement thereof and (ii) have full control of the defense and proceedings, including any compromise or settlement of, any Part 1 Litigation. Additionally, in respect of any matters described in subpart (i) of this Section 13.7(d), Seller shall have the right to participate in the defense of, and other proceedings with respect to, such matter(s) with counsel of its own choosing at its own cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (x) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (y) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.

13.8    Survival.

(a)    Except for the Specified Representations and the representations and warranties in Section 4.14, the representations and warranties of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Section 6.1 and Section 9.4 shall survive Closing for a period of twelve (12) months. The Specified Representations shall survive Closing without time limit. The representations and warranties in Section 4.14 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Except as otherwise set forth in the preceding sentences of this Section 13.8(a) or in Section 13.8(b), all covenants and agreements to be performed at or prior to Closing shall terminate as of Closing and all other covenants shall survive Closing until fully performed. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration; provided, that the covenants and agreements contained in Section 15.2 shall survive the Closing for the applicable statute of limitations, plus thirty (30) days; provided, further that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)    The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Seller’s indemnities in Section 13.2(c) shall survive Closing for a period of two (2) years (except for Seller’s indemnity with respect to clause (h) of Retained Liabilities which shall survive Closing for a period of eighteen (18) months, Seller’s indemnities with respect to clause (e), clause (g), and clause (j) of Retained Liabilities which shall survive Closing without time limit and Seller’s indemnity with respect to clause (j) of Retained Liabilities, which shall survive Closing in accordance with the terms of the applicable Title Indemnity Agreement or Environmental Indemnity Agreement). Seller’s indemnities in Section 13.2(d) and Section 15.17 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Buyer’s indemnities in Section 15.17 shall survive the Closing for the applicable statute of limitations period plus thirty (30) days. Buyer’s indemnities in Section 6.3, Section 6.10(d), Section 6.18(b), Section 10.1, Section 13.3(c) and Section 15.19(c) shall survive Closing without time limit.

13.9    Waiver of Right to Rescission. Seller, Buyer and Buyer Parent acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer, Buyer Parent and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10    Limitations on Damages.

(a)    The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

(b)    The Indemnified Party shall use commercially reasonable efforts to mitigate or resolve any Liabilities subject to indemnification under this Article XIII.

13.11    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller, Buyer or Buyer Parent, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’

fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover special, indirect, consequential, punitive, exemplary, remote or speculative damages, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIV

TERMINATION, DEFAULT AND REMEDIES

14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)    by Seller, at its option, if any of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.3, Section 8.4 or Section 8.7) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(b)    by Seller, at its option, if the Board of Directors of Buyer Parent has made a Change in Recommendation;

(c)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII (other than the conditions set forth in Section 7.3, Section 7.4, Section 7.6, Section 7.7, Section 7.8 or Section 7.9) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(d)    by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Outside Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Outside Date; or

(e)    by Seller or Buyer if Closing shall not have occurred on or before April 15, 2019; provided, however, if Buyer elects to extend the Scheduled Closing Date pursuant to Section 9.1(b), then the date first set forth in this Section 14.1(e) shall be deemed to be the earlier to occur of (i) the date one day after such Extended Closing Date and (ii) April 15, 2019 (such date, as it may be so extended, the “Outside Date”);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (c) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement. The date of the termination of this Agreement shall be the “Termination Date.”
14.2    Effect of Termination.

(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Section 6.8(e), Sections 6.10(b) through (h), 6.11 (only the last sentence thereof), 6.13 (only with respect to the reimbursement of out-of-pocket costs and expenses), 6.16(c), 10.1(e) through (i), 10.2, 10.3, 12.2, 13.11, this Section 14.2, Section 14.3, Article I and Article XV (other than Sections 15.2(b) through (i), 15.3, 15.7, 15.8, 15.15, 15.17 and 15.19) and such of the defined terms set forth in Appendix I to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder.

(b)    If Seller has the right to terminate this Agreement pursuant to Section 14.1(a):

(i)    in circumstances where (A) Buyer or Buyer Parent is in Willful Breach of this Agreement, and (B) measured at the time of such Willful Breach (as opposed to the Scheduled Closing Date or Outside Date), the conditions to Closing set forth in Section 7.3, Section 7.4, and Section 7.6 would be satisfied, then, in such event, Seller shall have the right to terminate this Agreement pursuant to Section 14.1(a) as, along with Seller’s rights (aa) under Section 6.10 if the Seller Termination Unwinding Scenario occurs, (bb) to reimbursement and indemnity under Section 6.13, (cc) to reimbursement under Section 6.16(c), (dd) to indemnity under Section 10.1, and (ee) to reimbursement under Section 15.19, its sole and exclusive remedy;

(ii)    in circumstances where the following conditions are satisfied: (A) all of the conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer; and (B) Seller is ready, willing and able to perform its obligations under Section 9.3, then, in such event, Seller shall, subject to Section 14.2(b)(iv), have the right to, at its option, terminate this Agreement pursuant to Section 14.1(a) as, along with Seller’s rights (1) under Section 6.10 if the Seller Termination Unwinding Scenario occurs, (2) to reimbursement and indemnity under Section 6.13, (3) to reimbursement under Section 6.16(c), (4) to indemnity under Section 10.1, and (5) to reimbursement under Section 15.19, its sole and exclusive remedy; and/or

(iii)    in circumstances where the following conditions are satisfied: (A) all of the conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 9.1; (B) Seller is ready, willing and able to perform its obligations under Section 9.3; (C) either (1) the Debt Financing has been funded, or (2) the full proceeds of the Debt Financing (with such full proceeds being determined by specifically taking into account the limitations on borrowings discussed in the “Availability” and “Borrowing Base” sections of Exhibit B of the Debt Commitment Letter) would be available to be drawn down by Buyer at the Closing if the Equity Financing were funded at the Closing; and (D) Seller has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then it would use reasonable best efforts to take all actions that are within its control to cause the Closing to occur, then, in such event, Seller shall, subject to Section 14.2(b)(iv), have the right to, at its option, in lieu of terminating this Agreement, seek specific performance by Buyer of this Agreement;

(iv)    For the avoidance of doubt, (A) nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and (B) while Seller may pursue (y) the right to reimbursement and indemnity set forth in subpart (i) or (ii) above or (z) the grant of specific performance as provided in subpart (iii) above, in no event shall Seller be permitted or entitled to receive more than one of the remedies described in the immediately foregoing subparts (i) or (ii), on one hand, or subpart (iii), on the other hand; and

(v)    Notwithstanding anything in this Section 14.2(b) to the contrary, in the event that this Agreement is terminated in a manner that would implicate either Section 14.2(b)(i) or Section 14.2(b)(ii), such termination shall not affect Seller’s rights under any separate guarantee entered into by Seller and a Buyer Non-Recourse Person or Seller’s rights as a third party beneficiary under any Equity Commitment Letter that may be applicable to such termination scenarios.

(c)    If Buyer has the right to terminate this Agreement pursuant to Section 14.1(c), where the following conditions are satisfied (i) all of the conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived by Seller, and (ii) Buyer is ready, willing and able to perform its obligations under Section 9.3, then, in such event, Buyer shall have the right to, at its option, (A) terminate this Agreement pursuant to Section 14.1(c) as its sole and exclusive remedy, or (B) in lieu of terminating this Agreement, seek specific performance by Seller of this Agreement. Nothing herein shall be construed to prohibit Buyer from first seeking specific performance, but thereafter terminating this Agreement.

(d)    Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under, and (iii) to the extent permitted in and subject to the terms and satisfaction of the conditions set forth in Section 14.2(b)(iii) and/or Section 14.2(c), the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights hereunder.

14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer and Buyer Parent shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information (including any confidential information or digital Records) furnished by or on behalf of Seller to Buyer or Buyer Parent or prepared by or on behalf of Buyer or Buyer Parent in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, but if Buyer or Buyer Parent elects to destroy any such information, an officer of Buyer or Buyer Parent, as applicable, shall certify same to Seller in writing.

ARTICLE XV

MISCELLANEOUS

15.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the Execution Date.

15.2    Expenses and Taxes.

(a)    Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer, Buyer Parent or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)    Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(c)    For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(d)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.5 and Section 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2.

(e)    Subject to Buyer’s indemnification rights under Section 13.2, after the Closing Date, Buyer shall (i) prepare and file with the appropriate Taxing Authority any and all Tax Returns required to be filed after the Closing Date with respect to Asset Taxes, (ii) submit each such Tax Return that relates to a Straddle Period or to a Tax period ending prior to the Effective Time to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, incorporating any reasonable comments received from Seller (with respect to Tax Returns relating to a Straddle Period or to a Tax period ending prior to the Effective Time) prior to the due date therefor. Buyer shall pay the Asset Taxes reflected on such Tax Returns and Seller shall promptly reimburse Buyer the amount of any Seller Taxes paid with respect to such Tax Returns. The Parties agree that (x) this Section 15.2(e) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (y) nothing in this Section 15.2(e) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 15.2(e), which shall be borne by Buyer).

(f)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne solely by Buyer. Any sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne one-half by Buyer and one-half by Seller. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(g)    Seller shall be entitled to any and all refunds (which, for purposes of this Section 15.2(g), shall include credits received in lieu of refunds, if any) of Asset Taxes allocated to Seller pursuant to Section 15.2(b) and Section 15.2(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(b) and Section 15.2(c); provided, however, that neither Seller nor Buyer shall be entitled to any refund of Asset Taxes allocated to it pursuant to Section 15.2(b) if Seller or Buyer, as the case may be, did not pay or otherwise economically bear such Asset Taxes. If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.2(g), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable, out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.

(h)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(i)    Notwithstanding anything in this Agreement to the contrary, if Buyer becomes entitled, pursuant to Section 3.6(b), to any amounts earned from the sale of Hydrocarbons, which amounts are received after the eighteen (18) month anniversary of the Closing Date, Buyer shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time.

(j)    To the extent Buyer is required by Law to deduct or withhold any amount for or on account of any Taxes from the payments otherwise due hereunder, Buyer shall make such deductions or withholdings and pay the amount so deducted or withheld to the appropriate Governmental Authority; provided, however, Buyer shall provide at least ten (10) Business Days’ written notice to Seller if Buyer intends to withhold any such amounts and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. Upon making such payments to the appropriate Governmental Authority, Buyer shall be treated as having paid the amounts deducted or withheld as otherwise required hereunder.

15.3    Assignment. Subject to the provisions of Section 15.17, this Agreement may not be assigned by Buyer, Buyer Parent or Seller without the prior written consent of the other Party. Any assignment or delegation made without the consents required hereby shall be void. In the event a Party consents to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer, Buyer Parent or their respective successors and assigns of any of the Assets shall not relieve Buyer, Buyer Parent or their respective successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Notwithstanding the foregoing, but subject to Buyer remaining liable for their respective obligations (including indemnity obligations) hereunder, Buyer may direct that the Assets be assigned to one or more of the other members of the Buyer Group; provided that such applicable members of the Buyer Group expressly agree, pursuant to an instrument in favor of and reasonably acceptable to Seller and without releasing Buyer hereunder, to assume and be directly responsible for all of Buyer’s obligations hereunder as to the Assets so assigned.

15.4    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5    Publicity. Seller, Buyer and Buyer Parent shall promptly consult with one another with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential after the Closing; provided, however, that the foregoing shall not (a) restrict disclosures by Buyer, Buyer Parent or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (b) prevent Buyer or Seller from recording the

Assignment, the Mineral Deed or Surface Deed and any federal, tribal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (c) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5 and (d) prevent Seller from making disclosures in connection with the requirements of Section 11.4, including complying with Preferential Purchase Rights, and other transfer restrictions applicable to the transactions contemplated hereby.

15.6    Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

QEP Energy Company
Independence Plaza
1050 17th Street, Suite 800
Denver, Colorado 80265
Attention: Jeffery Tommerup, Senior Vice President, Eastern Region & HSE
Email: Jeffery.tommerup@qepres.com

With a copy to:

QEP Energy Company
Independence Plaza
1050 17th Street, Suite 800
Denver, Colorado 80265
Attention: Christopher Woosley, Senior Vice President and General Counsel
Email: chris.woosley@qepres.com

If to Buyer or Buyer Parent:

Vantage Energy Acquisition Corp.
116 Inverness Drive East, Suite 220
Englewood, Colorado 80112
Attn:    Roger Biemans
Email:    roger.biemans@vantageep.com

Vantage Energy Acquisition Corp.
116 Inverness Drive East, Suite 220
Englewood, Colorado 80112
Attn:    David Wolf
Email:    david.wolf@vantageep.com

With a copy to:

NGP Vantage Energy LLC
5221 N. O’Connor Blvd., 11th Floor
Irving, Texas 75039
Attn:    Jeff Zlotky
Email:    jzlotky@ngptrs.com

With a copy to:

Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002-6760
Attn:    Bryan Edward Loocke
Email:    bloocke@velaw.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7    Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as the other Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. Without limiting the generality of the foregoing, Seller agrees that, at Buyer’s request, Seller shall use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s cost and expense, any right, claim or cause of action that would otherwise be included in the Assets pursuant to Section 2.1(s) but is not transferable.

15.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) other than with respect to the assignment executed pursuant to Section 9.3(a)(ii), record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer, (d) provide Seller with copies of all recorded or approved instruments, and (e) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bonds.

15.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified

Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources shall be deemed Third Party beneficiaries of the provisions set forth in this Section 15.10, Section 15.11, Section 15.12, Section 15.13 and Section 15.20, each of which shall be enforceable by each Financing Source.

15.11    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification; provided, however, notwithstanding anything to the contrary in this Agreement, (a) the provisions relating to the Financing Sources set forth in Section 15.10, this Section 15.11, Section 15.12, Section 15.13 and Section 15.20 (including defined terms, that would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified or altered in any manner that is material and adverse to the interests of the Financing Sources or their respective Affiliates without the prior written consent of the Financing Sources and (b) no amendment shall be made which by Law would require the further approval by the stockholders of Buyer Parent without first obtaining such further approval.

15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party or its officers, employees, agents, or representatives, and no failure by either Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 15.10, Section 15.11, this Section 15.12, Section 15.13, and Section 15.20 (including defined terms that would modify the substance of such Sections) may not be waived in a manner that is material and adverse to the interests of the Financing Sources or their respective Affiliates without the prior written consent of the Financing Sources.

15.13    Governing Law; Jurisdiction.

(a)    This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Dallas, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)    To the extent that either Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d)    Notwithstanding anything in this Section 15.13 or otherwise in this Agreement to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or Third Party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and any such action, claim, cross-claim or Third Party claim shall be governed by and construed and enforced in accordance with the Laws of the State of New York, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(e)    THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15    Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate, or cause to be eliminated, the names “QEP”, “QEP Energy” and any variations thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17    Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and neither Party makes any representations as to any particular tax treatment that may be afforded to the other Party by reason of such assignment or any other actions taken in connection with the Exchange. The Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all Liabilities arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

15.18    Specific Performance. Subject to Section 14.2, the Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms,

the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

15.19    Post-Closing Financial Cooperation.

(a)    Seller shall use its commercially reasonable efforts to make available to Buyer (i) on or prior to April 15, 2019 or such later date as agreed to by the Parties, the unaudited statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2018; (ii) on or prior to July 15, 2019 or such later date as agreed to by the Parties, the unaudited statements of operations, changes in members’ equity and cash flows for the three months and the six months ended June 30, 2018; and (iii) on or prior to October 15, 2019 or such later date as agreed to by the Parties, the unaudited statements of operations, changes in members’ equity and cash flows for the three months ended September 30, 2018. Buyer shall be responsible for, and obligated to promptly reimburse Seller for, fifty percent (50%) of all reasonable costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the financial statements set forth in this Section 15.19(a) and otherwise complying with this Section 15.19(a).

(b)    Seller acknowledges that Buyer, Buyer Parent and their respective Affiliates may be required to include the unaudited balance sheet of the Assets as of March 31, 2019 and June 30, 2019 and the unaudited statements of operations, changes in members’ equity and cash flows for the three months ended March 31, 2019 and for the six months ended June 30, 2019 (collectively, the “Additional Financial Statements”) in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by Buyer, Buyer Parent or any of their Affiliates pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and that such Additional Financial Statements may be required to comply with the requirements of one or more registration statements, reports or other documents (collectively, the “SEC Documents”) required to be filed by Buyer, Buyer Parent or any of their Affiliates under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules set forth in Regulation S-X, or other rules promulgated thereunder. Commencing on the date hereof and for only up to three (3) years after the Closing Date, Seller shall, and will cause its Affiliates to, use its commercially reasonable efforts to cause its accountants and counsel to assist Buyer, Buyer Parent and their Affiliates in preparing and obtaining the Additional Financial Statements. Buyer shall be responsible for, and obligated to promptly reimburse Seller for, (A) fifty percent (50%) of all reasonable documented costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Additional Financial Statements and otherwise complying with this Section 15.19(b) prior to Closing, and (B) one hundred percent (100%) of all reasonable documented costs and expenses (including third person or internal resources and personnel) incurred by Seller or its Affiliates to the extent associated with preparing and obtaining the Additional Financial Statements and otherwise complying with this Section 15.19(b) from and after Closing. Commencing on the date hereof and for only up to three (3) years after the Closing Date, following reasonable advance notice from Buyer to Seller, Seller shall provide Buyer, Buyer

Parent and its Affiliates and their respective representatives reasonable access during normal business hours to such records (including original source materials underlying such records), to the extent such information is available, and personnel of Seller and its Affiliates and its accounting firms and/or counsel as Buyer or Buyer Parent may reasonably request to enable Buyer or Buyer Parent and their respective representatives to prepare and obtain the Additional Financial Statements. Commencing on the date hereof and for only up to one (1) year after the Closing Date, to the extent requested by Buyer or Buyer Parent, Seller will use its commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Seller and its Affiliates as may be reasonably required in connection with the preparation of the Additional Financial Statements.

(c)    Commencing on the date hereof and for only up to one (1) year after the Closing Date, to the extent requested by Buyer or Buyer Parent, Seller will use its commercially reasonable efforts to provide and request that the independent audit firm that audits the Financial Statements and the audited financial statements of the Assets as of and for the period ended December 31, 2018 provide consents necessary for the inclusion or incorporation by reference of such financial statements in any SEC Document in which they are required to be included or incorporated.

(d)    Except to the extent included in any filings made pursuant to the Securities Act or the Exchange Act, Buyer and Buyer Parent agree to hold all information provided to Buyer and Buyer Parent and their respective Affiliates pursuant to this Section 15.19 confidential and agree not to use any such information other than in connection with the preparation of any such filings, provided, however, that each of Buyer and Buyer Parent may disclose the information (x) to any representative of Buyer or Buyer Parent but only to the extent such representative needs to know such information for Buyer or Buyer Parent’s purpose of preparing the Additional Financial Statement; provided that (1) Buyer or Buyer Parent shall advise each such representative of the confidential nature of the information, (2) Buyer or Buyer Parent shall be responsible for each such respective representative’s compliance with the terms of this Agreement binding on Buyer, and (3) Buyer and Buyer Parent shall take reasonable measures to cause its representatives to comply with the terms of this Agreement binding on Buyer and Buyer Parent; or (y) to the extent that Buyer, Buyer Parent or such respective representative is required to disclose such information in order to avoid committing a violation of any Law, or governmental rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system, provided that Buyer or Buyer Parent provides prompt advance written notice to Seller of the proposed disclosure.

(e)    Except for the information that will be contained in the representation letters referred to above, all of the information to be provided by Seller or its Affiliates pursuant to this Section 15.19 will be given without any representation or warranty, express or implied, and no Seller Indemnified Party shall have any liability or responsibility with respect thereto.

(f)    Buyer and Buyer Parent, for themselves and for each member of the Buyer Indemnified Parties, hereby, on a joint and several basis, releases, defends, indemnifies, remises and forever discharges each member of the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which any member of the Buyer Indemnified Parties might now or subsequently may have, based on or arising out of the information provided by Seller or its Affiliates pursuant to this Section 15.19.

15.20    No Financing Source Liability. Except as expressly set forth in the Equity Commitment Letters and the Forward Purchase Agreement (and any separate agreement or guarantee, by or among Seller, Buyer and/or Buyer Parent related thereto), upon the satisfaction of the conditions and subject to the terms thereof, to which Seller is a third-party beneficiary, none of the Financing Sources will have any liability to any member of the Seller Indemnified Parties relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby or the Financing, whether at law or in equity, in contract, in tort, or otherwise, and none of the Seller Indemnified Parties will have any rights or claims against any of the Financing Sources hereunder, under the Transaction Documents, or otherwise in connection with the Financing or the transactions contemplated hereunder, and Seller hereby waives any rights or claims that it has or may have on its behalf and on behalf of the Seller Indemnified Parties. Except as expressly set forth in the Equity Commitment Letters and the Forward Purchase Agreement (and any separate agreement or guarantee, by or among Seller, Buyer and/or Buyer Parent related thereto), upon the satisfaction of the conditions and subject to the terms thereof, to which Seller is a third-party beneficiary, Seller hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, against the Financing Sources with respect to any dispute arising out of or relating in any way to the Financing contemplated hereby or the performance thereof or the transactions contemplated hereunder. No Financing Source shall be subject to any special, consequential, punitive or indirect damages.

15.21    No Non-Recourse Persons Liability. Other than pursuant to any separate agreement or guarantee, by or among any Buyer Non-Recourse Person(s) and Seller, and then only as to the Buyer Non-Recourse Person(s) party thereto, none of the Buyer Non-Recourse Persons will have any liability to any member of the Seller Indemnified Parties and none of the Seller Non-Recourse Persons will have any liability to any member of the Buyer Indemnified Parties, in each case, relating to or arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, whether at law or in equity, in contract, in tort, or otherwise, and none of the Seller Indemnified Parties will have any rights or claims against any of the Buyer Non-Recourse Persons and none of the Buyer Indemnified Parties will have any rights or claims against any of the Seller Non-Recourse Persons, in each case, hereunder, under the Transaction Documents, or otherwise in connection with the transactions contemplated hereunder, and Seller hereby waives any rights or claims that it has or may have on its behalf and on behalf of the Seller Indemnified Parties and Buyer hereby waives any rights or claims that it has or may have on its behalf and on behalf of the Buyer Indemnified Parties. Other than pursuant to (a) any separate agreement or guarantee, by or among any Buyer Non- Recourse Person(s) and Seller, and then only as to the Buyer Non-Recourse Person(s) party thereto, or (b) as referenced in Section 15.20 above, each Party hereby agrees that it will not bring or support any action, claim, cause of action or similar claims or assertions of any kind or description arising out of or relating to this Agreement, whether at law or in equity, whether in contract or tort or otherwise, with respect to Seller against the Buyer Non-Recourse Persons and with respect to Buyer against the Seller Non-Recourse Persons, in each case, with respect to any dispute arising out of or relating in any way to the transactions contemplated hereunder.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller, Buyer and Buyer Parent have executed this Agreement as of the date first written above.

SELLER:

QEP ENERGY COMPANY

By:	/s/ Michael C. Puchalski
Name:	Michael C. Puchalski
Title:	Vice President of Business Development

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BUYER:

VANTAGE ACQUISITION OPERATING
COMPANY, LLC

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

BUYER PARENT:

VANTAGE ENERGY ACQUISITON CORP.

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

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APPENDIX I

DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.
“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Additional Financial Statements” shall have the meaning set forth in Section 15.19(b).

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“Adverse Deviation” shall have the meaning set forth in Section 6.21(a).

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean an amount equal to three and one-half percent (3.5%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.8(a).

“Allocation” shall have the meaning set forth in Section 3.8(b).

“Applicable Contracts” shall mean all Contracts (a) to which Seller is a party (or is a successor or assign of a party), (b) to the extent such Contracts bind or burden the Assets or Seller with respect to the Assets and (c) that will be binding on Buyer after Closing, including: communitization agreements; unitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; surface use agreements, joint development agreements, joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of Contracts relating to the Excluded Assets to the extent not related to the Assets and all master services agreements or other similar Contracts.

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“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the Fee Minerals, Surface Fee Interests, the SASR Interests and the Assets conveyed to Buyer pursuant to the Hydrocarbon Production Assignment, if any), substantially in the form attached to this Agreement as Exhibit F-1.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Bakken Formation” means the interval shown by the open-hole log in the MHA 2-05-04H-148-91 well (API No. 33025015670000) with the top at 9,909 feet measured depth (equivalent to subsea -7,883 feet, the top of the Upper Bakken Shale) and the bottom at 9,980 feet measured depth (equivalent to a subsea -7,954 feet) or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Leases and Units, which is top of the Pronghorn Formation or base of the Bakken Silt, as applicable.

“BIA” means Bureau of Indian Affairs.

“BLM” means Bureau of Land Management.

“BMO Lease” means any Lease that is both (a) shaded, and (b) located within the bold outline, in each case, on the plat attached to this Agreement as Exhibit L.

“Bonds” shall have the meaning set forth in Section 6.3(a).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” shall have the meaning set forth in Section 6.23.

“Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination (other than the transactions contemplated in this Agreement). For the avoidance of doubt, potential transactions that are expected to occur after the Closing and that are not required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the Exchange Act or for which financial statements shall not be required pursuant to Rule 3-05 or Article XI of Regulation S-X are not Business Combination Proposals.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Denver, Colorado are generally open for business.

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“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Group” shall mean Buyer Parent and its direct and indirect subsidiaries.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Non-Recourse Persons” means any past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of Buyer (including, without limitation, NGP Energy Capital Management, LLC, any investment fund managed by NGP Energy Capital Management, LLC, or its Affiliates), and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, or Affiliates (other than any of the Parties).

“Buyer Parent” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Parent Class A Common Stock” shall mean shares of Class A common stock of Buyer Parent, par value $0.0001 per share.

“Buyer Parent Class B Common Stock” shall mean shares of Class B common stock of Buyer Parent, par value $0.0001 per share.

“Buyer Parent Common Stock” shall mean shares of Buyer Parent Class A Common Stock and shares of Buyer Parent Class B Common Stock.

“Buyer Parent Existing Warrants” shall have the meaning set forth in Section 5.16(a).

“Buyer Parent Governing Documents” shall mean the Amended and Restated Certificate of Incorporation of Buyer Parent dated as of April 10, 2017 and the Bylaws of Buyer Parent.

“Buyer Parent Preferred Stock” shall have the meaning set forth in Section 5.16(a).

“Buyer Parent SEC Reports” shall have the meaning set forth in Article V.

“Buyer Parent Trust” shall mean that certain trust account of Buyer Parent with the Trustee, established under the Buyer Parent Trust Agreement.

“Buyer Parent Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated as of April 10, 2017, by and between Buyer Parent and the Trustee.

“Buyer’s Environmental Liabilities” shall have the meaning set forth in Section 12.1(a).

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

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“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Change in Recommendation” shall have the meaning set forth in Section 6.21(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Claims” shall have the meaning set forth in Section 6.23.

“Closing” shall have the meaning set forth in Section 9.1(a).

“Closing Date” shall have the meaning set forth in Section 9.1(a).

“Closing Extension Payment” shall have the meaning set forth in Section 9.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Communication Equipment” shall have the meaning set forth in Section 2.1(g).

“Compliant” means, with respect to the Required Information, that such Required Information (a) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (b) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality and Nondisclosure Agreement by and between Seller and Vantage Energy Partners, LLC, dated July 30, 2018.

“Consent” shall have the meaning set forth in Section 4.4.

“Consent Agreement” shall have the meaning set forth in Section 6.21(a).

“Continuing Employee” shall have the meaning set forth in Section 6.8(b).

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Credit Agreement Consent” shall have the meaning set forth in Section 6.24.

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“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents, approvals from, any notice to, or filing with, any Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets; provided, however, in no event shall any required consent or approval of the TAT constitute a Customary Post-Closing Consent.

“Cut-Off Date” shall have the meaning set forth in Section 3.6(b).

“Debt Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Decommission” and “Decommissioning” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1(c).

“Defect Claim Date” shall have the meaning set forth in Section 11.2(a).

“Defensible Title” shall mean such title of Seller, with respect to the Wells set forth on Exhibit B-1 and the Well Locations set forth on Exhibit B-2, that, as of the Effective Time and the Closing Date and subject to the Permitted Encumbrances:

(a)with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit B-1 for such Well or set forth on Exhibit B-2 for such Well Location, except for (i) subject to Section 6.1, decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) subject to Section 6.1, decreases resulting from (A) the establishment or amendment from and after the Execution Date of pools or units or (B) changes in tract or production allocations resulting from elections to participate or not participate in operations after the Closing Date, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, (iv) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Execution Date, elects not to consent, or prior to the Execution Date, elected not to consent, and (v) as otherwise expressly set forth on Exhibit A, Exhibit B-1 or Exhibit B-2, as applicable;

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(b)with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), obligates Seller to bear not more than the Working Interest set forth on Exhibit B-1 for such Well or set forth on Exhibit B-2 for such Well Location except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) subject to Section 6.1, increases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest, (iv) increases resulting from the carrying of non-participating interest owners or co-tenants in Leases with respect to the drilling of any Well from and after the Execution Date to the extent such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest and (v) as otherwise expressly set forth on Exhibit A, Exhibit B-1 or Exhibit B-2, as applicable; and

(c)is free and clear of all Encumbrances.

“Determined Value” means, with respect to all Unscheduled Pre-Closing Litigation, the aggregate of (a) all (i) Liabilities related to or arising out of each Unscheduled Pre-Closing Litigation with respect to the ownership, operation or value of the Assets, taken as a whole, plus (ii) all attorneys’ fees, court costs and other costs and expenses, in each case, incurred as a result of such Unscheduled Pre-Closing Litigation, plus (b) all (i) Liabilities that would be reasonably likely to result from or arise out of each Unscheduled Pre-Closing Litigation with respect to the ownership, operation or value of the Assets, taken as a whole, plus (ii) all attorneys’ fees, court costs and other costs and expenses, that would be reasonably likely to result from such Unscheduled Pre-Closing Litigation, in each case of (a) and (b), as determined by mutual written agreement of the Parties, or absent such agreement, pursuant to the Determined Value Mechanics.

“Determined Value Mechanics” means, if the Parties cannot agree as to the Determined Value of the Unscheduled Pre-Closing Litigation as of the Scheduled Closing Date (including whether or not such Determined Value equals or exceeds the Individual Indemnity Threshold), the following procedure shall apply:

(a)Within two Business Days of the Scheduled Closing Date, the general counsels of each of Seller and its Affiliates, on the one hand, and Buyer, Buyer Parent and their Affiliates, on the other hand, shall meet to determine in good faith the applicable Determined Value(s). Each such general counsel shall be empowered by the applicable Party(ies) he or she represents to finally determine such Determined Value(s) on behalf of such Party(ies). Such general counsels shall continue to meet for a period of three (3) Business Days to attempt to reach agreement in good faith on such Determined Value(s). If such general counsels are not able to reach agreement on any such Determined Value in such time period despite their good faith efforts as to the same, the Parties shall proceed to the expedited arbitration process set forth below to determine any applicable Determined Value that remains in dispute.

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(b)In the event that the negotiations described in subpart (a) above fail to produce a mutually acceptable resolution to determine any applicable Determined Value(s), then the Parties will submit the determination of such Determined Value(s) to final and binding arbitration before a single arbitrator (the “JAG Arbitrator”) as described below.

(i)The arbitration will be conducted by the Judicial Arbiter Group, Inc., located at 1601 Blake St, Suite 400, Denver, CO 80202 (“JAG”).  The JAG Arbitrator shall have (A) at least fifteen (15) years’ professional legal experience in the oil and gas industry and be a former judge, (B) not been employed by or represented either Party (or its Affiliate) in the past five (5) years, and (C) have no ethical conflict in serving as the arbitrator between the Parties.  If the Parties cannot reach agreement on the choice of JAG arbitrator within two (2) days of the end of the time period set forth in subpart (a) above, they agree to abide by the assignment of the JAG Arbitrator by JAG.

(ii)Prior to the commencement of any such arbitration, Seller shall provide Buyer with expedited discovery of documentation relating to any disputed Determined Value(s) of the Unscheduled Pre-Closing Litigation that is subject to the arbitration, including without limitation, all pleadings, all settlement communications exchanged, all demands made, and any other documentation reflecting the value of the claim made in the applicable Unscheduled Pre-Closing Litigation.

(iii)Within one (1) day of the selection of the JAG Arbitrator, each Party shall submit to the JAG Arbitrator a copy of its proposed Determined Value(s), together with any supporting material (collectively, the “Submitted Materials”). The Parties and the JAG Arbitrator shall endeavor to hold the arbitration hearing within two (2) Business Days after submission of the Submitted Materials.

(iv)The JAG Arbitrator shall render its decision in writing within two (2) Business Days following the hearing.  In rendering its decision with respect to any such Determined Value, the JAG Arbitrator shall (A) only consider the Submitted Materials applicable thereto and the arguments of the Parties with respect thereto that are presented during the hearing, (B) render a decision with respect to such Determined Value that is no (1) higher than the highest amount submitted by a Party with respect to such Determined Value, and (2) lower than the lowest amount submitted by a Party with respect to such Determined Value, (C) act as an expert for the limited purpose of determining the applicable Determined Value, and (D) not award damages, interest or penalties to either Party with respect to any matter.

(v)Each Party shall bear (A) its own costs of preparing for and pursuing any such arbitration and (B) 50% of the costs of retaining the services of JAG and the JAG Arbitrator.

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(vi)The arbitration so conducted and the determination of any such Determined Value(s) shall be final and binding on the Parties and shall be held confidential by the Parties.

“Dispute Notice” shall have the meaning set forth in Section 3.6(a).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“DOJ” shall have the meaning set forth in Section 6.6(a).

“Draft Agreement” shall mean that certain draft Consent Agreement, by and between Seller and the U.S. Environmental Protection Agency, Region 8 (the “EPA”), in the form attached hereto as Schedule 6.23.

“Earnout Payments” shall have the meaning set forth in Section 3.1.

“Easements” means all permits, licenses, servitudes, easements, surface use agreements, surface leases and rights-of-way primarily used or held for use in connection with the ownership or operation of the other Assets, other than Permits and the FCC Licenses.

“Effective Time” shall mean 7:00 a.m. (Mountain Time) on July 1, 2018.

“Elected Retained Hedge” shall have the meaning set forth in Section 6.10(f).

“Elected Unwind Hedge” shall have the meaning set forth in Section 6.10(f).

“email” shall have the meaning set forth in Section 15.6.

“Employee Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or other encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f)(ii).

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“Environmental Condition” shall mean (a) a condition existing on the Execution Date or the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments or the operation of the Assets that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Execution Date or the Defect Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws, in each case, other than any Liability arising from or in connection with the matters disclosed on Schedule 4.18 as of the Execution Date. For the avoidance of doubt, (i) Decommissioning obligations, (ii) the flaring of natural gas or other gaseous Hydrocarbons, (iii) the presence or absence of NORM, (iv) the fact that a Well or any Personal Property is temporarily not in use, and (v) the physical condition of any surface or subsurface production equipment or Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not, in any of the foregoing cases, form the basis of an Environmental Condition, except, in each case of subparts (i)-(v) above, where such conditions represent a violation of or noncompliance with Environmental Law.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).

“Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(c)(iii).

“Environmental Laws” shall mean all applicable Laws in effect as of the Execution Date relating to the prevention of pollution or the protection of the environment, natural resources or threatened, endangered or otherwise protected species, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, handling, use, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, but that do not constitute a Law or are not required by a Governmental Authority or any Law.

“EPA” shall have the meaning set forth in Section 6.21(a).

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“Equity Investor” shall mean the Investor (as such term is defined in the Equity Commitment Letters).

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Persons would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.

“Escrowed Suspense Accounts” shall have the meaning set forth in Section 2.1(n).

“Escrowed Suspense Assignment” means the Assignment and Assumption Agreement from Seller to Buyer pertaining to the Escrowed Suspense Accounts and Escrowed Suspense Funds and substantially in the form of Exhibit H-2.

“Escrowed Suspense Funds” shall have the meaning set forth in Section 2.1(n).

“Exchange” shall have the meaning set forth in Section 15.17.

“Exchange Act” shall have the meaning set forth in Section 15.19(a).

“Excluded Assets” shall mean:

(a)all of Seller’s corporate minute books, financial records, Income Tax records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b)to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all (i) trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the accounts receivable described in subpart (s)(ii) of the definition of “Assets”) that are received prior to the Cut-Off Date and (ii) all Excluded Receivables;

(c)to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, Seller’s right with respect to all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d)subject to Section 11.3 and to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or other credit support or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e)Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

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(f)any and all claims of Seller or its Affiliates for refunds of, credits attributable to, loss carryforwards with respect to or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time that are or were paid or otherwise economically borne by Seller, (ii) Income Taxes of or paid by Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time and that are or were paid or otherwise economically borne by Seller;

(g)all personal computers, software licenses, servers and the contents thereof, SCADA equipment, network equipment and associated peripherals and telephone equipment, and all associated data, in each case, other than the Communication Equipment;

(h)all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i)all data of Seller that cannot be disclosed to Buyer as a result of any confidentiality arrangements under agreements with Third Parties;

(j)all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer and any amounts not received prior to the Cut-Off Date (other than Excluded Receivables);

(k)all geophysical and other seismic and related technical data and information relating to the Assets which Seller may not disclose, assign or transfer under its existing agreements and licenses without making any additional payments or incurring any liabilities or obligations, except to the extent such payments, liabilities and obligations are assumed by Buyer;

(l)except for the Surface Fee Interests and Surface Leases, any offices, office leases, warehouses and similar assets and any personal property located in or on such offices or office leases;

(m)any assets that are excluded pursuant to the provisions of this Agreement;

(n)any master service agreements or other similar Contracts;

(o)any Hedge Contracts (excluding all Specified Hedging Agreements);

(p)Seller’s debt instruments;

(q)all drilling rigs, and all trucks, cars, vehicles and other rolling stock other than the Vehicles;

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(r)the Excluded Records;

(s)any assets described in Section 2.1(e) or Section 2.1(g) that are not assignable in accordance with the terms hereof;

(t)any recoupment of federal royalties paid by Seller and attributable to (i) the Assets, (ii) valuation under 30 C.F.R. Pt. 1206 Subpt. D, and (iii) any period of time prior to the Effective Time; and

(u)any assets described on Exhibit E.

“Excluded Receivables” means that portion of the Escrowed Suspense Funds that (a) relate to the period of time prior to the Effective Time, (b) relate to Seller’s applicable Net Revenue Interest share in the applicable Assets from which the applicable portion of the Escrowed Suspense Funds arise, and (c) are to be released from the Escrowed Suspense Accounts upon resolution of the disputes giving rise to the escrowing of such Suspense Funds.

“Excluded Records” means any items referenced in the definition of “Records” that are (a) not transferable without payment of additional consideration (unless Buyer has agreed in writing to pay such additional consideration) or that Seller and its Affiliates would not be able to otherwise compile and prepare for transfer using commercially reasonable efforts, (b) emails on Seller’s or its Affiliates’ servers or networks, other than email and related files related to the Assets that are of any Continuing Employee, (c) employee files and personnel records, (d) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (but excluding any title opinions and environmental reports and records and filed to the extent related to the Assumed Obligations), (e) valuations of any quantities of Hydrocarbons with respect to the Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon price decks, or Hydrocarbon pricing studies related thereto, (f) data, correspondence, materials, documents, descriptions, or records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person, (g) Tax Records that relate to the business of Seller generally, or (h) the right to copy Records that relate to both the Assets and any Excluded Assets and copies of all other Records.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Extended Closing Date” shall have the meaning set forth in Section 9.1(a).

“FCC Licenses” shall have the meaning set forth in Section 2.1(k).

“Fee Letter” shall have the meaning set forth in Section 5.7(a).

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“Fee Minerals” shall have the meaning set forth in Section 2.1(a).

“Final Price” shall have the meaning set forth in Section 3.6(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).

“Financial Statements” shall have the meaning set forth in Section 6.16(a).

“Financing Sources” shall mean, individually or collectively as context may require, the Persons (including the Lenders and the Equity Investor) that have committed to provide the Financing or have otherwise entered into agreements documenting the Financing, including any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing (provided that, for the avoidance of doubt, other than Equity Investor, none of the Buyer, Buyer Parent, Sponsor nor their respective Affiliate(s) party to any of the foregoing shall be a “Financing Source”).

“Forward Purchase Agreement” means that certain Forward Purchase Agreement by and between Buyer and Sponsor, dated April 10, 2017, as amended.

“FS Delivery Date” shall have the meaning set forth in Section 6.16(a).

“FTC” shall have the meaning set forth in Section 6.6(a).

“GAAP” shall mean generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.4(b)(i).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous, radioactive or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic,

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financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedging Indemnities” shall have the meaning set forth in Section 6.10(d).

“HSR Act” shall have the meaning set forth in Section 6.6(a).

“Hydrocarbon Production Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the assets described therein, substantially in the form attached to this Agreement as Exhibit F-4.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer, stamp, documentary or registration or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean an amount equal to two percent (2%) of the Purchase Price.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Indemnity Threshold” shall have the meaning set forth in Section 13.4(a).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Interim Financial Statements” shall have the meaning set forth in Section 6.16(a).

“Interim Period” shall mean that period of time commencing at the Effective Time and ending at 7:00 a.m. (Mountain Time) on the Closing Date.

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“Interim Period Hedge Gains” means the sum of (a) all net cash proceeds (including cash gains) attributable to any Specified Hedging Agreement actually received by Seller and its Affiliates during the period between the Execution Date (but excluding any netting or offsets a counterparty is entitled to under such Specified Hedging Agreement from the exercise of any rights to any letters of credit, guaranties or other credit support) and the Closing Date and (b) all net cash proceeds (including cash gains) attributable to any Specified Hedging Agreement actually received by Seller and its Affiliates that arise out of or attributable to any unwind or liquidation of any such Specified Hedging Agreement pursuant to a Novation Failure Unwinding Scenario in accordance with Section 6.10(e).

“Interim Period Hedge Losses” means the sum of (a) all Liabilities, including premiums, settlement payments and losses, attributable to any Specified Hedging Agreement that are paid or payable by Seller and its Affiliates during the period between the Execution Date and the Closing Date and (b) all Liabilities, including premiums, settlement payments and losses, attributable to any Specified Hedging Agreement arising out of or attributable to any unwind or liquidation of any such Specified Hedging Agreement pursuant to a Novation Failure Unwinding Scenario in accordance with Section 6.10(e).

“Interests” shall mean, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue, and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Invasive Activities” shall have the meaning set forth in Section 10.1(c).

“Inventory” shall have the meaning set forth in Section 2.1(f).

“IPO” shall have the meaning set forth in Section 6.23.

“JAG” shall have the meaning set forth in the definition of Determined Value Mechanics.

“JAG Arbitrator” shall have the meaning set forth in the definition of Determined Value Mechanics.

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons: (i) Art Benjamin, GM Ops Eastern Region; (ii) Chris Longwell, GM Eastern Region; (iii) Alice Ley, VP, Controller, and CAO; (iv) Aaron Bloedow, Division Manager Land; and/or (v) Gabe Holt, District Manager; and (b) with respect to Buyer Parent or Buyer, the actual knowledge (without investigation) of the following Persons: (i) Roger Biemans, Chief Executive Officer; and/or (ii) David Wolf, Chief Financial Officer.

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

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“Leases” shall have the meaning set forth in Section 2.1(a).

“Lenders” shall have the meaning set forth in Section 5.7(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage or Remediation.

“Marketing Contracts” shall mean Hydrocarbon purchase and sale, marketing, transportation, gathering, processing or similar Applicable Contract.

“Marketing Period” shall mean a period of eighteen (18) consecutive Business Days (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the date the later of (a) the date that the Required Information has been received; and (b) the date that is fifteen (15) Business Days prior to the scheduled date of the stockholder vote specified in the Proxy Statement, which Proxy Statement shall have been mailed; provided that (i) November 21, 2018 and November 23, 2018 shall not constitute Business Days for the purposes of the Marketing Period, (ii) if the Marketing Period has not ended on or prior to December 19, 2018 then the Marketing Period shall not commence prior to January 2, 2019 and (iii) notwithstanding anything to the contrary in this definition of "Marketing Period," if the Marketing Period has not ended on or prior to February 11, 2019, then the Marketing Period shall not commence until audited balance sheets as of December 31, 2018 and the related audited statements of operations and cash flows of the Assets have been delivered (any such date during such period, a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such period of eighteen (18) consecutive Business Days, notwithstanding anything in this definition to the contrary:

(a)Seller has publicly announced their intention to, or determines that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Buyer (including a new unqualified audit opinion with respect to any restated financial statements);

(b)the independent accountants of Seller shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Buyer and such audit opinion has been delivered to Buyer and such accounting firm has consented to or otherwise authorized the use in the Debt Financing

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of their audit opinions related to the audited financial statements included in the Required Information;

(c)the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such period of fifteen (15) consecutive Business Days (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Buyer of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new period of fifteen (15) consecutive Business Days to the extent such financial statements were included in a filing on such day;

(d)Seller’s independent registered accounting firm that has reviewed or audited the financial statements and other financial information included in the Required Information has not confirmed they are prepared to issue customary comfort letters (including “negative assurance” comfort) upon any pricing date and the closing relating to the Debt Financing which shall occur during the Marketing Period; or

(e)any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the dollar amount of the Non-MAE Litigation Termination Threshold shall not be used as the basis or comparison for setting the value of a Material Adverse Effect hereunder and a Material Adverse Effect shall not include any material adverse effect resulting from: (a) the announcement of the transactions contemplated by this Agreement, (b) (i) Seller’s conduct of business as directed, or consented to, by Buyer under this Agreement, including any conduct of business in furtherance of Section 6.1(f), or (ii) omissions or failures to act of Seller where such omissions or failures to act (A) are required under this Agreement, (B) occurred at the direction of Buyer, or (C) occurred due to Buyer’s failure to consent to any activity, (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) orders or acts of Governmental Authorities that are not specific to Seller or the Assets; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured (at no expense or Liability to Buyer or Buyer Parent) or no longer exist by the earlier of Closing

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and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; (l) changes in service costs generally applicable to the oil and gas industry in the United States or in the area where the Assets are located; (m) strikes and labor disturbances; (n) natural declines in well performance; (o) any failure to meet internal or Third Party projections or forecasts or revenue, earnings or reserve forecasts; (p) matters for which a Purchase Price adjustment is provided for pursuant to Section 3.3; or (q) any effect resulting from any action taken by Buyer, Buyer Parent or any Buyer’s Representatives (other than entering into this Agreement).

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Membership Interest Assignment” shall mean the Membership Interest Assignment from Seller to Buyer, pertaining to the SASR Interests, substantially in the form attached to this Agreement as Exhibit F-3.

“Mineral Deed” shall mean the Deed from Seller to Buyer, pertaining to the applicable Fee Minerals substantially in the form attached to this Agreement as Exhibit G-2.

“Mortgage” shall have the meaning set forth in Section 6.18(b).

“NASDAQ” means the NASDAQ Capital Market.

“Net Mark-To-Market Value” means, with respect to each Elected Retained Hedge, an amount equal to the mark-to-market value of such Elected Retained Hedge as of the date of termination of this Agreement.
“Net Revenue Interest” shall mean, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), after giving effect to all Burdens.

“Non-MAE Litigation Termination Threshold” means Fifty Million Dollars ($50,000,000.00).

“NORM” shall mean naturally occurring radioactive material.

“Novation Failure Unwinding Scenario” shall have the meaning set forth in Section 6.10(e).

“Novation Instruments” shall have the meaning set forth in Section 6.11.

“Offer” shall have the meaning set forth in the recitals.

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“Offer Documents” shall have the meaning set forth in Section 6.20(a).

“ONRR” means the Office of Natural Resources Revenue, or any applicable successor agency.

“Operating Expenses” shall have the meaning set forth in Section 2.3(b).

“Other Wells” shall have the meaning set forth in Section 2.1(d).

“Outside Date” shall have the meaning set forth in Section 14.1(e).

“Part 1 Litigation” means (a) any claims and disputes described in Items 1 through 4 on Part 1 of Schedule 4.7 (as such descriptions exist as of the Execution Date), (b) any lawsuits, actions, litigations, arbitrations or other proceedings by any Person or before any Governmental Authority against Seller prior to Closing that are (i) related to the ownership, operation or value of the Assets to the extent arising out of or related to the Leases described on Exhibit B of the Subject IMDA Lease, (ii) arising out of the claims or disputes described in subpart (a) of this definition or (iii) constitute causes of actions or claims that arise out of the same or substantially similar facts or circumstances described in Items 1 through 3 on Part 1 of Schedule 4.7 (as such descriptions exist as of the Execution Date) (c) constitute causes of actions or claims that arise out of the same or substantially similar facts or circumstances described in Item 4 on Part 1 of Schedule 4.7, with respect to the same properties as described therein, and brought by the same adverse party or successor in interest thereto, or (d) Item 5 on Part 1 of Schedule 4.7 (as such description exists as of the Execution Date).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permits” shall mean any permits, licenses, authorizations, registrations, certificates, orders, franchises, consents or approvals granted or issued by any Governmental Authority, but specifically excluding the FCC Licenses.

“Permitted Employees” shall have the meaning set forth in Section 6.8(a).

“Permitted Encumbrances” shall mean:

(a)the terms and conditions of all Leases, and all Burdens if the net cumulative effect of such Leases, and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest

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set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest);

(b)Preferential Purchase Rights and Consents;

(c)liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business as set forth in Schedule 1.1;

(d)Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(e)to the extent not yet triggered, conventional rights of reassignment;

(f)all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(g)rights of a common owner of any interest in Easements or Permits held by Seller and such common owner as tenants in common or through common ownership if the net cumulative effect thereof (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest);

(h)easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, if the net cumulative effect thereof (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or

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Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest), and (iii) does not materially impair ownership, operation or use of the Assets as currently operated and used;

(i)vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, employee’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller as set forth on Schedule 1.1;

(j)liens created under Leases, and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller as set forth on Schedule 1.1;

(k)failure of the records of any Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) to reflect Seller as the owner of any Asset; provided that (i) the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, (ii) such applicable Governmental Authority has not issued or delivered any written notice of denial, rejection, dispute, deficiency or objection as to Seller’s right to take and receive an assignment of such Asset, and (iii) no Third Party is asserting any actual and superior claim of title to the relevant Asset;

(l)failure to record Leases or Easements issued by any Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) in the real property, conveyance, or other records of the county in which such Leases or Easements are located; provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with and approved by the Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) that issued any such Lease or Easement;

(m)delay or failure of any Governmental Authority (including the State of North Dakota, BLM, BIA or TAT) to approve the assignment of any Asset to Seller or any predecessor in title to Seller unless such approval is expressly identified on Exhibit A-1 or has been expressly denied, rejected, disputed, or objected to in writing by such Governmental Authority;

(n)any defects arising from the failure to file an affidavit relating to the occurrence of a required contingency pursuant to N.D. Cent. Code § 47-16-40 so long as

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such contingency has not occurred prior to the applicable expiration deadline for such Lease absent such contingency;

(o)any defects arising out of (i) any lawsuit or other action asserting that the BIA improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise, to the extent described on Schedule PE, or (ii) the failure of the TAT, BIA or BLM to have approved any assignments in Seller’s chain of title to a Lease covering allotted lands, in each case, to the extent described on Schedule PE, unless the TAT, BIA or BLM, as applicable, have affirmatively denied, rejected, disputed, or objected in writing such approval;

(p)failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to the Asset to the extent no joint Working Interest owner or other Third Party has delivered to Seller any written notice of denial, rejection, dispute or objection as to the failure to comply with such provisions;

(q)failure of any communitization agreement, unit agreement, or similar type of agreement to have been finally approved by any Governmental Authority;

(r)where overlapping Units exist, inconsistencies in the methodology of allocating acreage and interests in one such overlapping Unit as compared to the methodology used to allocate acreage and interests in the other such overlapping Unit;

(s)any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(t)any matters referenced and set forth on Exhibit A, Exhibit B-1, or Exhibit B-2 and all litigation set forth in Schedule 1.1;

(u)mortgage liens burdening a lessor’s interest in the Assets unless such lien is unsubordinated and foreclosure proceedings with respect to such lien are pending;

(v)the terms and conditions of this Agreement or any other Transaction Document;

(w)with respect to any Well Location on Exhibit B-2, any variations in wellbore path in the applicable Subject Formation, lack of any permits, licenses, servitudes, easements, surface use agreements, surface leases, rights-of-way, unit designations, or production or drilling units not yet obtained, formed, or created;

(x)the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect thereof (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or

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Exhibit B-2, as applicable, for such Well or Well Location, and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest);

(y)any calls on production under Applicable Contracts on Schedule 4.8(a); and

(z)all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, (i) would be accepted by a reasonable and prudent owner and operator of oil and gas assets located within the geographical area in which the Assets are located, (ii) are not such as to materially interfere with the ownership, operation or use of any of the Assets (as currently operated and used), (iii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, and (iv) do not obligate Seller to bear a Working Interest with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth on Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(f).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

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“Preliminary Proxy Statement” shall mean the preliminary proxy statement of Buyer initially filed with the SEC in connection with the Transactions.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Prospectus” shall mean that certain final prospectus of Buyer Parent, filed with the SEC and dated April 10, 2017.

“Proxy Statement” shall have the meaning set forth in Section 6.20(a).

“Public Stockholders” shall have the meaning set forth in Section 6.23.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(k).

“Registration Rights Agreement” shall have the meaning set forth in Section 6.24.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required or allowed under Environmental Laws to address such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the cost (net to the interests of Seller in the affected Assets prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition allowed under Environmental Laws.

“Representative” shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Information” shall mean (a) the audited, and, if applicable, consolidated balance sheets of the Assets as of the end of the fiscal years ended December 31, 2016 and December 31, 2017 and each subsequent fiscal year ended at least 45 days before the Closing Date and related audited and, if applicable, consolidated statements of operations, changes in stockholders’ equity and cash flows of the Assets for the fiscal years ended December 31, 2016 and December 31, 2017 and each subsequent fiscal year ended at least 45 days before the Closing Date; (b) the unaudited and, if applicable, consolidated balance sheet of the Assets as of September 30, 2018 and the unaudited and, if applicable, consolidated statement of operations, changes in stockholders’ equity and cash flows of the Assets for the nine months ended September 30, 2017 and September 30, 2018 (provided that the financial statements specified in this sub-clause (b) shall be subject to normal year-end adjustments), all of which financial statements described in clauses (a) and (b) above shall be prepared in accordance with generally accepted accounting principles in the United States; (c) such information reasonably requested by the Buyer for the periods covered by the financial

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statements specified in clauses (a) and (b) above as may be required to prepare pro forma financial statements that satisfy the condition set forth in paragraph 5]of Exhibit D to the Debt Commitment Letter and customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure related to the financial statements specified in clauses (a) and (b); (d) such other financial and production data and other information reasonably requested by the Buyer regarding the Seller and the Assets of the form and type required or customary to be included in a preliminary offering memorandum or preliminary private placement memorandum suitable for use in a Rule 144A offering by an upstream oil and gas company involving high yield debt securities contemplated by the Debt Commitment Letter; and (e) a reserve report prepared by Ryder Scott Company, L.P. as of June 30, 2018 and as of December 31, 2018 (which reserve report as of December 31, 2018 shall not be required until the financial statements as of and for the year ended December 31, 2018 described in clause (a) above are required to be delivered).

“Retained Liabilities” shall mean, subject to the proviso at the end of this definition, the following obligations and Liabilities, known or unknown, relating to the Assets:

(a)any Liabilities to Third Parties for personal injury or death attributable to Seller’s or its Affiliates’ operation of the Assets prior to the Closing Date;

(b)any Liabilities attributable to Third Party Claims against, or fines or penalties imposed by any Governmental Authority on, Seller relating to Seller’s payment of or accounting for Burdens on production attributable to Hydrocarbons produced from the Assets or payments due to other Working Interest owners, in each case, during the period of time prior to the Effective Time (i) directly associated with item (s) of the Excluded Assets or (ii) otherwise;

(c)any Liabilities arising from disposal of Hazardous Substances off-site of the Assets by Seller or its Affiliates prior to the Closing Date;

(d)any Liabilities attributable to Third Party Claims against Seller arising from the gross negligence or willful misconduct of Seller or any of its Affiliates with respect to the operation of the Assets during Seller’s ownership thereof;

(e)any Liabilities arising from (i) items (k), (o), (r) and (t) of the Excluded Assets and (ii) any assets permanently retained by Seller or permanently excluded in each case from the Assets pursuant to the terms hereof;

(f)any Liabilities consisting of any civil or administrative fines or penalties or criminal sanctions imposed under applicable Law as interpreted as of the Execution Date on Seller or its Affiliates and resulting from or relating to the ownership, use or operation of the Assets by Seller or its Affiliates prior to Closing, but excluding any Remediation related obligations, costs or expenses;

(g)any Liabilities arising from the actions, suits or proceedings, if any, set forth on Part 2 of Schedule 4.7;

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(h)any Liabilities attributable to Third Party Claims consisting of unpaid Operating Expenses attributable to periods prior to the Effective Time that are not taken into account on the Preliminary Settlement Statement or the Final Settlement Statement;

(i)Liabilities with respect to the employees of Seller or its Affiliates, excluding Liabilities with respect to Continuing Employees to the extent such Liabilities arise on or after the time that such individuals are hired by Buyer or its Affiliate but including in all cases Liabilities related to Employee Benefit Plans and programs maintained by Seller or ERISA Affiliates of Seller; and/or

(j)Liabilities under any Title Indemnity Agreement or Environmental Indemnity Agreement;

(k)fifty percent (50%) of any Liabilities arising out of any Unscheduled Pre-Closing Litigation; and/or

(l)in the event that Seller exercises the Unscheduled Pre-Closing Litigation Indemnity Option prior to Closing, one hundred percent (100%) of any Liabilities arising out of all Unscheduled Pre-Closing Litigation to the extent such Liabilities exceed, individually or in the aggregate, the Non-MAE Litigation Termination Threshold;

provided, however, that any such Liability the extent (A) related to the operations described on Schedule 6.1(f) that are conducted after the Effective Time, and (B) not caused by or arising out of the gross negligence or willful misconduct of any Seller Indemnified Party, shall expressly not be considered a “Retained Liability” for purposes of subparts (a), (b), (c), or (h) of this definition.
“Sale Area” means all lands located within the boundaries of the State of Montana and all lands located within the boundaries of the State of North Dakota.

“SASR” shall have the meaning set forth in Section 2.1(o).

“SASR Governing Documents” means (a) the Certificate of Formation of SASR, filed with the Delaware Secretary of State on September 19, 2011, and (b) the Limited Liability Company Agreement of SASR entered into as of September 19, 2011.

“SASR Interests” shall have the meaning set forth in Section 2.1(o).

“Schedule 6.1(f) Insured Liabilities” shall mean any Liability to the extent incurred by Seller or its Affiliates in relation to or arising out of the operations described on Schedule 6.1(f) and with respect to which Seller or its Affiliates (a) actually realize insurance proceeds under any insurance policies carred by Seller or its Affiliates, or (b) could reasonably be expected to realize insurance proceeds by such Persons if a claim were properly pursued under the relevant insurance arrangements.

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1(a).

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“SEC” shall have the meaning set forth in Section 15.19(a).

“SEC Documents” shall have the meaning set forth in Section 15.19(a).

“Second Amended and Restated Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of Buyer Parent, in the form attached as an exhibit to the Proxy Statement, as the same may be modified with the prior written consent of Seller and in accordance with the further terms hereof.

“Securities Act” shall have the meaning set forth in Section 15.19(a).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Parent Credit Agreement” means that certain Credit Agreement dated as of August 25, 2011 among QEP Resources, Inc., each Lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, as such agreement may be amended from time to time.

“Seller Non-Recourse Persons” means any past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of Seller, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives or Affiliates (other than any of the Parties).

“Seller Taxes” shall mean (a) Income Taxes imposed by applicable Law on Seller or any of its Affiliates, (b) Asset Taxes allocable to Seller pursuant to Section 15.2 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Purchase Price made pursuant to Section 3.3, Section 3.5 or Section 3.6, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d) or Section 15.2(e)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets, (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (e) any and all liabilities of Seller in respect of any Taxes (other than Asset Taxes or the Taxes described in clauses (a), (b), (c) or (d) of this definition).

“Seller Termination Unwinding Scenario” shall have the meaning set forth in Section 6.10(f).

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“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, $2.85/MMBtu, and (b) in the case of crude oil, $60.00/Barrel, and (c) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $26.00/Barrel, as applicable.

“Special Meeting” shall have the meaning set forth in Section 6.21(a).

“Specified Hedging Agreement” shall have the meaning set forth in Section 6.10(a).

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.22, 5.1, 5.2, 5.5, 5.10 and 5.11.

“Sponsor” shall mean NGP Vantage Energy LLC, a Delaware limited liability company.

“Stockholder Proposals” shall have the meaning set forth in Section 6.21(a).

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Subject IMDA Lease” shall mean that certain Oil and Gas Lease (IMDA Contract No. 7420A48596) between the TAT and JT Energy, LLC dated September 18, 2007.

“Submitted Materials” shall have the meaning set forth in the definition of Determined Value Mechanics.

“Surface Deed” shall mean the Deed from Seller to Buyer, pertaining to the applicable Surface Fee Interests substantially in the form attached to this Agreement as Exhibit G-1.

“Surface Fee Interests” shall have the meaning set forth in Section 2.1(h).

“Surface Leases” shall have the meaning set forth in Section 2.1(m).

“Survival Period” shall have the meaning set forth in Section 11.1(c)(i).

“Suspense Funds” means all proceeds of production and associated interest that are payable to Third Parties and are being held by Seller or its Affiliates in suspense that are attributable to the Assets.

“Target Formations” shall mean with respect to each Well Location, the Bakken Formation and/or the Three Forks Formation, in each case, as set forth on Exhibit B-2 for such Well Location, and each may be referred to as a “Target Formation.”

“TAT” shall mean the Three Affiliated Tribes of the Fort Berthold Reservation.

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“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” shall mean any taxes, assessments, levies, imposts and other governmental charges in the nature of a tax (including escheatment and any other levies, charges and fees imposed under unclaimed property Laws) imposed by or payable to any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, license, services, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), employment, unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Termination Date” shall have the meaning set forth in Section 14.1.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Three Forks Formation” shall mean the interval shown by the open-hole log in the MHA 2-05-04H-148-91 well (API No. 33025015670000) with the top at 9,980 feet measured depth (equivalent to subsea -7,954 feet, the top of the Pronghorn Formation) and the bottom at 10,093 feet measured depth (equivalent to a subsea -8,067 feet) or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Leases and Units, which is top of the Third Bench of the Three Forks Formation, as applicable.

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j)(ii).

“Title Benefit” shall mean, as of the Effective Time, with respect to each Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, any right, circumstance or condition that operates to (a) increase the Net Revenue Interest of Seller above that shown on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit B-1 or Exhibit B-2, as applicable, or (b) to decrease the Working Interest of Seller in such Well or Well Location below that shown on Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit B-1 or Exhibit B-2, as applicable.

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“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells set forth on Exhibit B-1 or the Well Locations set forth on Exhibit B-2, as of the Effective Time and the Closing Date, without duplication; provided that the following shall not be considered Title Defects:

(a)defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Asset;

(b)defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice to the extent (i) the Governmental Authority issuing such Lease has not exercised any right to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, and (ii) no Person other than Seller is asserting any actual and superior claim of title to the relevant Asset;

(c)defects based solely upon the failure to record any federal, state or Indian Leases or any assignments of interests in such Leases in any applicable county records;

(d)defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(e)any Encumbrance of loss of title resulting from, (i) Seller’s conduct of business as required by the terms of this Agreement (other than, and specifically excluding, Section 6.1(a)), (ii) Seller’s conduct of business as directed, or consented to, by Buyer under this Agreement, or (iii) omissions or failures to act of Seller where such omissions or failures to act (A) are required under this Agreement, (B) occurred at the direction of Buyer, or (C) occurred due to Buyer’s failure to consent to any activity;

(f)defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents, in each case, with respect to the transactions contemplated by this Agreement;

(g)defects arising from any prior oil and gas lease relating to the lands covered by a Lease or Unit not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

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(h)all Encumbrances, defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms unless the same results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(i)the absence of any lease amendment or consent by any Burden or mineral interest holder authorizing the pooling of any leasehold interest, Burden or mineral interest if any such leasehold interest owner, Burden owner or mineral interest owner is not required to ratify such Unit (because such interest can be pooled or unitized without such owner’s consent);

(j)defects arising from any Lease having a provision that restricts or prohibits pooling; provided that such prohibition or restriction is not enforceable under applicable Laws or such Lease is nonetheless pooled in accordance with applicable Law;

(k)defects solely based on the assertion that non consent, carried non participating, or before and after payout interests do not transfer leasehold title or have not been recorded in the county records;

(l)defects that affect only which Person has the right to receive Burden payments (rather than the amount or the proper payment of such Burden payment);

(m)defects based solely on: (i) lack of information in Seller’s files; or (ii) references to an unrecorded document(s) to which neither Seller, any Affiliate or Buyer have copies thereof or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(n)defects arising out of lack of survey or lack of metes and bounds descriptions, unless expressly required by applicable Laws;

(o)defects that have been cured by applicable Laws of limitations or presumptions;

(p)defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty

(q)defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten (10) years or more and no Third Party has asserted in writing actual and superior claim of title to the relevant Asset;

(r)defects to the extent affecting (i) any depth other than any currently producing formations with respect to a Well or (ii) any depth other than the applicable Target Formation(s) set forth on Exhibit B-2 with respect to a Well Location;

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(s)defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; and

(t)defects arising from Buyer’s intentional prohibition of Seller’s fulfillment of its obligations in Section 6.1(c)(ii).

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(f).

“Transition Services Agreement” shall have the meaning set forth in Section 6.9.

“Treasury Regulations” shall mean the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trustee” shall mean Continental Stock Transfer & Trust Company, acting as trustee under the Buyer Parent Trust.

“TSA Employee” shall have the meaning set forth in Section 6.8(b).

“TSA Service Termination Date” shall have the meaning set forth in Section 6.8(b).

“Units” shall have the meaning set forth in Section 2.1(b).

“Unscheduled Pre-Closing Litigation” shall mean any and all lawsuits, actions, litigations, arbitrations or other proceedings by any Person or before any Governmental Authority against Seller prior to Closing that are related to the ownership, operation or value of the Assets, except for (a) the matters disclosed on Part 2 of Schedule 4.7 as of the Execution Date (without giving effect to any modifications, supplements, additions or other changes thereto under Section 6.4), and (b) Part 1 Litigation).

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“Unscheduled Pre-Closing Litigation Indemnity Option” shall mean the right and option, but not obligation, of Seller to elect in writing prior to Closing to provide the indemnity obligations and rights set forth in Section 13.2(c) with respect to the Liabilities set forth in subclause (l) of the definition of “Retained Liabilities”.

“Vehicles” shall have the meaning set forth in Section 2.1(l).
“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Well Location” shall mean each potential well location shown in Exhibit B-2, limited to the Target Formations shown in Exhibit B-2 for such well locations.

“Wells” shall have the meaning set forth in Section 2.1(c).

“Willful Breach” shall mean that Buyer or Buyer Parent knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant under this Agreement applicable to Buyer or Buyer Parent.

“Working Interest” shall mean, with respect to any Well or Well Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations, and, for a Well Location, limited to the applicable Target Formation(s) set forth on Exhibit B-2 for such Well Location), the interest in and to such currently producing formations (for such Well) or such applicable Target Formation(s) (for such Well Location) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations (for such Well) or such applicable Target Formation(s) (for such Well Location), but without regard to the effect of any Burdens.

“Year End Financial Statements” shall have the meaning set forth in Section 6.16(a).

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SCHEDULE 6.18
SCHEDULE 6.18 ASSETS

If Seller fails to obtain the applicable Subject Consent with respect to any of the Schedule 6.18 Assets prior to the Closing, then the following provisions shall apply with respect thereto:

(a)(i) record title (including all operating rights and any other interest) to such Schedule 6.18 Assets shall not be conveyed at the Closing (but such Schedule 6.18 Assets shall expressly not be captured by subpart (e) of the definition of “Retained Liabilities”), (ii) Seller shall hold such record title to such Schedule 6.18 Assets as nominee for Buyer, effective as of the Effective Time, (iii) at Closing Seller and Buyer shall execute and deliver the Hydrocarbon Production Assignment in sufficient counterparts to facilitate recording in the applicable counties where the lands burdened by such Schedule 6.18 Assets are located, (iv) subject to clauses (v) and (vii) below, Seller shall own and operate such Schedule 6.18 Assets in substantially the same manner that Seller owned and operated such Schedule 6.18 Assets immediately prior to the Effective Time, (v) Seller shall provide Buyer the benefits of being a Lessee or Grantee (each as defined in the applicable Schedule 6.18 Assets) under such Schedule 6.18 Assets, including by holding all proceeds, benefits and advantages accruing thereunder until the applicable Subject Assignment Date fully for the benefit of Buyer, it being understood and agreed that (A) during the term of the Transition Services Agreement, proceeds with respect to such Schedule 6.18 Assets shall be handled by Seller in a manner consistent with the Transition Services Agreement (including netting of applicable costs and expenses), and (B) from and after the expiration of the Transition Services Agreement, Seller shall promptly turn over any such proceeds received by Seller to Buyer on a periodic basis in the ordinary course but in no event later than sixty (60) days after receipt by Seller or its Affiliates, with such delivered proceeds specifically being net of any costs, expenses or liabilities for which Buyer is responsible pursuant to the terms of this Schedule 6.18 or the Hydrocarbon Production Assignment but that are (or will be) paid or payable by Seller, (vi) Seller and Buyer shall use their commercially reasonable efforts to obtain such Subject Consents as promptly as possible following Closing, and Buyer shall provide all cooperation and assistance in such efforts as are requested by Seller, and (vii) until the applicable Subject Assignment Date:

(A)    Buyer and Buyer Parent shall be responsible for performing, and Buyer (or Seller, at Buyer’s direction and cost) shall, perform all obligations of the Lessee or Grantee (each as defined in the applicable Schedule 6.18 Asset) under the applicable Schedule 6.18 Assets as Seller’s designated operator, including all obligations under such Schedule 6.18 Assets that would have been applicable to Buyer had such Schedule 6.18 Assets been conveyed to Buyer at Closing;

(B)    to the extent requested by Buyer, Seller shall initiate and pursue, at the sole cost and expense of Buyer, an arbitration action under Section 18.1 of the Subject IMDA Lease seeking to require Lessor (as defined in the Subject IMDA

Lease) to grant its consent for the applicable Subject Consent and Buyer, with counsel of Buyer’s choosing that is approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed), shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that (1) Buyer shall coordinate with, and consider in good faith any suggestions made by, Seller in connection therewith, and (2) in no event shall any compromise or settlement require the payment of any amounts by Seller (other than amounts that Buyer agrees to reimburse) or any material assumption of Liabilities by, or restrictions on actions or activities of, Seller or its Affiliates; and provided, further, however, that to the extent the Subject Consent with respect to the Subject IMDA Lease is rejected in writing by the TAT and Seller has the ability to do so pursuant to the terms of the Subject IMDA Lease, Seller shall permit Buyer to initiate and pursue the arbitration action described in this subpart (B);

(C)    to the extent the Subject Consent with respect to the Subject IMDA Lease is rejected in writing by the TAT, then Seller shall have the right to initiate and pursue, at its sole cost and expense, an arbitration action under Section 18.1 of the Subject IMDA Lease seeking to require to require Lessor (as defined in the Subject IMDA Lease) to grant its consent for the applicable Subject Consent and Buyer, with counsel of Seller’s choosing that is approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed), and Seller shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that (1) Seller shall coordinate with, and consider in good faith any suggestions made by, Buyer in connection therewith, and (2) in no event shall any compromise or settlement require the payment of any amounts by Buyer or any material assumption of Liabilities by, or restrictions on actions or activities of, Buyer or its Affiliates (other than the receipt of the assignment of the applicable TAT Assets and the Liabilities commensurate with such assignment); and

(D)    notwithstanding anything to the contrary in subparts (B) and (C) above, to the extent the Subject Consent with respect to the Subject IMDA Lease is rejected in writing by the TAT, prior to either Party initiating an arbitration action under Section 18.1 of the Subject IMDA Lease as described in subparts (B) and (C) above, the general counsels of each of Seller and its Affiliates, on the one hand, and Buyer, Buyer Parent and their Affiliates, on the other hand, shall meet to determine in good faith how (and/or whether) to proceed with initiating an arbitration action under Section 18.1 of the Subject IMDA Lease. Such general counsels shall continue to meet for a period of two (2) weeks to attempt to reach agreement in good faith on to so proceed; provided, however, if such general counsels are not able to reach agreement in such time period despite their good faith efforts as to the same, then either Party may proceed with its rights as set forth in subparts (B) or (C) above to initiate an arbitration action under Section 18.1 of the Subject IMDA Lease seeking to require to require Lessor (as defined in the Subject IMDA Lease) to grant its consent for the applicable Subject Consent; and

(E)    Seller, at Buyer’s reasonable direction and sole cost, shall perform any such obligations as are necessary on behalf of Buyer under and with respect to such Schedule 6.18 Assets;

provided, however, that nothing in this Schedule 6.18 shall require Seller to undertake any action with respect to such Schedule 6.18 Assets that would, in its good faith and sole discretion require Seller to violate the terms of any of the instruments creating such Schedule 6.18 Assets or any applicable Law or Permit.

(b)    Notwithstanding anything in this Agreement to the contrary, Buyer and Buyer Parent shall, on a joint and several basis, hereby defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Liabilities to the extent arising out of or resulting from the actions and agreements described in subpart (a) above, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES TO THE EXTENT (I) ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY AND/OR (II) SELLER IS OBLIGATED TO INDEMNIFY BUYER FOR SUCH LIABILITIES PURSUANT TO SECTION 13.2.

(c)    The “Subject Assignment Date” with respect to any Schedule 6.18 Asset shall be the date that is five (5) Business Days following the date on which the Subject Consent applicable to such Schedule 6.18 Asset that was not obtained prior to the Closing is obtained, upon which Seller shall assign to Buyer the applicable Schedule 6.18 Assets pursuant to an instrument in substantially the same form as the Assignment, together with any other instruments, documents or agreements described in, required or contemplated under Section 9.3 with respect to the transfer or record title of such Assets, mutatis mutandis.

(d)    At Closing the Parties shall execute and record one or more Deeds(s) of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement from Seller as Mortgagor to Buyer as Mortgagee, in the form attached hereto as Exhibit M (the “Mortgage”), for precautionary purposes to grant Buyer a perfected security interest in the Schedule 6.18 Assets, Hydrocarbon production from or attributable to the Schedule 6.18 Assets and certain other Assets (including Wells) located on, or related to, the Schedule 6.18 Assets or any Unit that covers all or a portion of the Schedule 6.18 Assets; provided, however, the Mortgage shall not burden, encumber or cover any interest in the Section 28 Lease.

(e)    As used in this Agreement, the following terms are given the meanings set forth below:

(i)“Schedule 6.18 Assets” shall mean (a) the Subject IMDA Lease, (b) that certain Oil and Gas Lease (QEP Lease No. ND10998000), between the TAT and Seller, effective as of December 16, 2009, (c) the Section 28 Lease, and (d) that certain Right of Way (QEP ROW No. FBOG101065), between the TAT and Seller, dated as of November 18, 2016.

(ii)“Section 28 Lease” shall mean that certain Oil and Gas Lease (IMDA Contract No. 3017420A42725), between the TAT and Seller, effective as of August 29, 2017, covering Township 150 North, Range 92 West, 5th P.M., Section 28, E2NE, SWNE, N2SE.

(iii)“Subject Consent” shall mean, with respect to any Schedule 6.18 Asset, the consent of the TAT to the assignment of such Schedule 6.18 Asset from Seller to Buyer.